Exhibit 10.3

$105,000,000.00

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

CV PROPCO, LLC,

as the Borrower

NP TROPICANA LLC,
as the Leasehold Holder,

NP LANDCO HOLDCO LLC,

as Holdco,

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

JPMORGAN CHASE BANK, N.A.,

and

THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,
as the Administrative Agent for the Secured Parties

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

DEUTSCHE BANK SECURITIES INC.

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Book Running Manager

Dated as of June 16, 2011

i

	Consents, Etc	63
	Hazardous Materials	64
	Intellectual Property	65
	Insurance	65
	Full Disclosure	65
	Brokers	65
	No Default	65
	Contractual Obligations	65
4.22	Representations Regarding the Mortgaged Property	65
	Single Purpose Entity	67
	Labor	67
	Taxpayer Identification Number	68
4.26	Anti-Terrorism Laws	68
	Accounts	68
	Intentionally Omitted	69
	Ground Leases	69
4.30	Management Agreements	70
	Option Parcels	70
	Restructuring	71

ARTICLE V Affirmative Covenants		71

5.1	Reporting Requirements	71
	Maintenance of Existence and Rights	75
	Compliance with Laws; Forfeiture	76
	Access	76
5.5	Insurance; Casualty; Condemnation; Restoration	76
5.6	Books and Records	79
	Maintenance of Mortgaged Property/Business Operations	79
	Approved Leases	81
	Taxes	81
5.10	Environmental	81
	Title to the Mortgaged Property	83
	Interest Rate Contracts	83
	Single Purpose Entities	84
5.14	Franchise Agreement	84
	Entitlements	85
5.16	Further Assurances	85
	Intentionally Omitted	86
	Ground Lease Covenants	86
	Management Agreement	94
5.20	Option Parcel Covenants	98
	Accounts	103
	Gaming Matters/Licenses/Approvals/Permits	103

	Liens	103
	Indebtedness	103
	Fundamental Change	103
	Disposition	103
	Investments	106
	Transactions with Affiliates	106
	Modifications to Organizational Documents and Other Material Agreements	107
	Restricted Payments	107
	Zoning Changes	107
	Sale Leaseback	107
	Negative Pledges	107
	Modifications	107
	Interest Rate Contracts	108
	Limitation on Cage Cash	108
	Subdivision	108
	Prohibition on Borrower Gaming Activity	108

	Event of Default	108
7.2	Remedies	112
	Ground Lease Parcel Purchase Option and Option Agreement	113

ARTICLE VIII The Administrative Agent		114

	Appointment	114
	Delegation of Duties	114
	Exculpatory Provisions	115
	Reliance by the Agents	115
	Notice of Default	115
	Non-Reliance on Agents and Other Lenders	116
	Indemnification	116
	Agents in Their Individual Capacity	117
	Successor Administrative Agent	117
	Limitations on Agents Liability	117
	Collateral	117

ARTICLE IX Exculpation		118

	Exculpated Parties	118
	Carveouts From Non-Recourse Limitations	118

ARTICLE X Miscellaneous Provisions		120

	No Assignment by Borrower	120
10.2	Modification	120
	Cumulative Rights; No Waiver	121

	Entire Agreement	121
	Survival	121
	Notices	121
	Governing Law	122
10.8	Assignments, Participations, Syndication, Etc.	122
	Counterparts	124
	Sharing of Payments	124
	Confidentiality	124
	Consent to Jurisdiction	125
	Waiver of Jury Trial	125
	Indemnity	126
	Telephonic Instruction	126
	Marshalling; Payments Set Aside	127
	Set-off	127
	Severability	127
	No Third Parties Benefited	127
	Time	127
	Reinstatement	128
	Rights Under Specified Interest Rate Contracts	128
	Reaffirmation, Waiver of Offsets, Counterclaims and Defenses	128

ARTICLE XI PAYMENT GUARANTY		129

	Payment Guaranty	129
	Bankruptcy	129
	Nature of Liability	129
	Independent Obligation	130
	Authorization	130
	Reliance	131
	Subordination	131
	Waiver	131
	Payments	133
	Joint and Several Obligations	133
	Maximum Liability	133

SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1.1A	Legal Description of Cactus Assemblage
Schedule 1.1B	Legal Description of Option Parcels
Schedule 1.1C	Material Agreements
Schedule 1.1D	Legal Description of Wild Wild West Fee Assemblage
Schedule 1.1E	Legal Description of Wild Wild West Leasehold Assemblage
Schedule 1.1F	Existing Leases
Schedule 1.1G	Tenant Improvement, Leasing Commission and Rent Concession Budget
Schedule 2.1	Loan Amounts
Schedule 4	Exceptions to Representations and Warranties
Schedule 4.1	Material Obligations and Liabilities
Schedule 4.6	Material Litigation
Schedule 4.7	Taxes
Schedule 4.9	Capital Stock of Borrower
Schedule 4.11	ERISA Compliance
Schedule 4.14	Required Consents
Schedule 4.15	Hazardous Materials
Schedule 4.17	Existing Insurance
Schedule 4.24A	Strikes, Work Stoppages, Slowdowns or Lockouts Pending or Threatened
Schedule 4.24B	Unfair Labor Practices, Grievances or Complaints Pending or Threatened
Schedule 4.25	Taxpayer ID Numbers
Schedule 4.27	Accounts
Schedule 4.31	Option Defaults
Schedule 5.5	Insurance Requirements
Schedule 6.6	Affiliate Transactions
Schedule 10.6	Notices

v

EXHIBITS

Exhibit A	Form of Assignment and Acceptance Agreement
Exhibit B	Form of Surveyor Certification
Exhibit C	Organizational Chart

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and dated as of the 16th day of June, 2011 (“Effective Date”), by and between CV PROPCO, LLC, a limited liability company organized under the laws of the state of Nevada (“Borrower”); NP TROPICANA LLC, a limited liability company organized under the laws of the state of Nevada (“Leasehold Holder”);  NP LANDCO HOLDCO LLC, a Nevada limited liability company (“Holdco”), THE LENDERS FROM TIME TO TIME PARTY HERETO (collectively and severally, the “Lenders”); DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH (“Deutsche Bank”), as administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”); and JPMORGAN CHASE BANK, N.A. (“JPMorgan”) as syndication agent (in such capacity, the “Syndication Agent”).

RECITALS

A.            Deutsche Bank Trust Company Americas (“DBTCA”) and JPMorgan (the “Original Lenders”) extended the Existing Loans to Borrower in the aggregate principal amount of $250,000,000 (as amended, restated and modified prior to the Effective Date, the “Original Facility”) pursuant to the terms of that certain Credit Agreement, dated as of the Closing Date, as amended by that certain First Amendment to Credit Agreement dated as of June 30, 2008 (collectively, the “Original Credit Agreement”).

B.            On July 28, 2009, (i) Station Casinos, Inc. (“SCINC”), the previous indirect beneficial owner of Borrower, (ii) FCP Holding, Inc., FCP VoteCo, LLC and Fertitta Partners LLC (collectively, the “Original Guarantor”), and (iii) certain other Affiliates of SCINC (collectively, the “Debtor Affiliates”) filed a voluntary bankruptcy petition under the Bankruptcy Code with the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) and in connection therewith, filed a Plan of Reorganization (as amended, supplemented or otherwise modified, the “Restructuring Plan”).

C.            On August 27, 2010, the Bankruptcy Court confirmed the Restructuring Plan pursuant to an order (the “Confirmation Order”) which, among other things, approved the restructuring of certain indebtedness of SCINC and certain of its subsidiaries, and certain transactions affecting SCINC, Borrower, PropCo and Lenders (together with various other agreements which are prerequisites to obtaining agreement or otherwise implementing the transactions approved in the Confirmation Order, the “Restructuring”).

D.            In connection with the Restructuring, in exchange for the Warrants and pursuant to the terms of that certain Loan Modification Agreement (the “Modification Agreement”) dated the date hereof  by and among Borrower, the Original Lenders and Deutsche Bank AG, London Branch (“Original Swap Counterparty), among other things, (i) the outstanding principal balance of the Loan (as defined in the Original Credit Agreement) made by DBTCA to Borrower was reduced to $62,047,650.00 (the “Reduced DBTCA Loan”), (ii) the outstanding principal balance of the Loan (as defined in the Original Credit Agreement) made by JP Morgan to Borrower was reduced to $39,213,300.00 (the “Reduced JP Morgan Loan”), and (iii) the net termination payments payable to Original Swap Counterparty under the Terminated

Swap Agreements were reduced to $3,739,050.00 (collectively, the “Reduced Hedge Termination Payment”) ((i), (ii) and (iii) are collectively, the “Reduction Transactions”).

E.             Immediately following the Reduction Transactions (i) DBTCA assigned, and Deutsche Bank assumed, all of DBTCA’s rights and obligations under the Note (as defined in the Original Credit Agreement) issued by Borrower in favor of DBTCA (the “Original DBTCA Note”) and the Original Credit Agreement and (ii) Swap Counterparty assigned, and Deutsche Bank assumed, all of DBTCA’s right, title and interest in the Reduced Hedge Termination Payment.

F.             Contemporaneously with the assignment of DBTCA’s rights and obligations under the Original DBTCA Note and the Original Credit Agreement to Deutsche Bank, DBTCA resigned as administrative agent under the Original Credit Agreement, and the Lenders have appointed Deutsche Bank, and Deutsche Bank has agreed, to act as administrative agent on behalf of the Lenders on the terms and subject to the conditions set forth herein and in the other Loan Documents (as that term and other capitalized terms used herein are defined in, or the location of the definitions thereof referenced in, Article I).

G.            The Loan Parties and Lenders party hereto are, among other things, amending and restating the Original Credit Agreement in order to memorialize the Restructuring and otherwise reflect the addition of certain additional Mortgaged Property as security for the Loans.

NOW, THEREFORE, in consideration of the Restructuring and the other matters described in the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

ARTICLE I
DEFINED TERMS

1.1           Defined terms.  As used in this Agreement, the following terms have the following meanings:

“Acceptable Counterparty” shall mean a bank or other financial institution which has (a) either (i) a long-term unsecured debt rating of “A+” or higher by S&P or (ii) if the long-term unsecured debt rating is “A” or lower by S&P, a short-term rating of not less than “A-1” from S&P; (b) a long-term unsecured debt rating of not less than “Aa3” by Moody’s; and (c) if the counterparty is rated by Fitch, either a long-term unsecured debt rating of not less than “A” from Fitch or a short-term unsecured debt rating of not less than “F-1” from Fitch.

“Account Bank” shall mean any bank or financial institution with which has been established any Accounts, provided that at all times each Account Bank shall be an Approved Bank that is acceptable to Administrative Agent in its reasonable discretion.

“Account” shall mean each deposit account or securities account of Borrower and/or Leasehold Holder and/or Holdco, which shall be an Eligible Account.

“Acknowledgment” shall mean the Acknowledgment made by the Acceptable Counterparty to the Required Interest Rate Contracts in form and substance as is acceptable to Administrative Agent.

“Act” shall have the meaning given such term in Section 4.13 of this Agreement.

“Administrative Agent” shall have the meaning given such term in the preamble to this Agreement and shall include any successor to Deutsche Bank as the initial “Administrative Agent” hereunder.

“Advance” shall mean each disbursement of any portion of a Loan by Lenders to Borrower pursuant to the terms of this Agreement and the other Loan Documents.

“Affiliate” shall mean (a) with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that as to any Borrower Party or any Subsidiary thereof, the term “Affiliate” shall expressly exclude the Persons constituting Lenders as of the Effective Date and their respective Affiliates and (b) with respect to any Borrower Party or any Subsidiary thereof, (i) Frank J. Fertitta III and his spouse, their respective parents and grandparents and any lineal descendants (including adopted children and their lineal descendants) of any of the foregoing, (ii) Lorenzo J. Fertitta and his spouse, their respective parents and grandparents and any lineal descendants (including adopted children and their lineal descendants) of any of the foregoing, (iii) any Affiliate of any Person described in the foregoing clauses (i) and (ii), or (iv) any personal investment vehicle, trust or entity owned by, or established for the benefit of, or the estate of, any Person described in the foregoing clauses (i) and (ii).  “Control” means the possession, directly or indirectly, of the power to (x) vote more than fifty percent (50%) of the outstanding voting interests of a Person or (y) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agents” shall mean the Administrative Agent and the Syndication Agent, together with their permitted successors and assigns.

“Agreement” shall mean this Amended and Restated Credit Agreement, as the same may be Modified.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Anti-Terrorism Laws” shall have the meaning given such term in Section 4.26(1) of this Agreement.

“Applicable Base Rate” shall mean the floating rate per annum equal to the daily average Base Rate in effect during the applicable calculation period plus the Base Rate Spread.

“Applicable LIBO Rate” shall mean, with respect to the applicable Interest

Period, the floating rate per annum equal to the Reserve Adjusted LIBO Rate plus the LIBO Rate Spread.

“Appraisal” shall mean a real estate appraisal conducted in accordance with the Uniform Standards of Professional Appraisal Practice (as promulgated by the Appraisal Standards Board of the Appraisal Foundation) and all Requirements of Law applicable to Lenders, including in conformity with the Financial Institutions Reform Recovery and Enforcement Act (FIRREA), undertaken by an independent appraisal firm satisfactory to Agents in their sole discretion, and providing an assessment of fair market value of the subject Real Property.

“Approved Bank” shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “A” and a minimum short-term unsecured debt rating of at least “A-1” by each of the Rating Agencies, it being understood that the A and A-1 benchmark ratings and other benchmark ratings in this Agreement are intended to be the ratings, or the equivalent of ratings, issued by S&P; provided that, notwithstanding the foregoing, the parties agree that each of Bank of America, National Association and Wells Fargo Bank, National Association shall be an Approved Bank.

“Approved Budget” shall have the meaning given such term in Section 5.1 of this Agreement.

“Approved Leases” shall mean (a) all existing Leases, including, without limitation, the leases set forth on Schedule 1.1F attached hereto (collectively, the “Existing Leases”), (b) with respect to the Wild Wild West Fee Assemblage, any Leases entered into by Borrower as landlord after the Effective Date which: (i) will expire on or prior to the date that is five (5) years from the Effective Date or which are terminable without cost to Borrower or Leasehold Holder, as landlord, upon not more than sixty (60) days notice to the tenant thereunder, and (ii) are otherwise for market Rents and are otherwise on market terms and conditions; provided that any Lease of any portion of the Wild Wild West Fee Assemblage shall not, notwithstanding compliance with clauses (i) and (ii) above, constitute  an Approved Lease under this clause (b) (and thus shall require the Administrative Agent’s approval under clause (c) below in order to constitute an Approved Lease) if the total costs required to be incurred by the landlord in connection with such Lease, including, without limitation, tenant improvement allowances and/or cost of performing tenant improvements, leasing commissions and financial concessions, exceeds 110% of the budgeted amount of such costs for such portion of the Wild Wild West Fee Assemblage leased under such Lease set forth on Schedule 1.1G (or if less than the entire premises indentified on Schedule 1.1G is leased pursuant to such Lease, 110% of the pro rata portion budgeted for such costs in relation to the portion of the premises leased under such Lease), or (c) any other Leases entered into by Borrower or Leasehold Holder, as landlord, after the Effective Date that are on terms, and in form and substance, acceptable to the Administrative Agent, in its reasonable discretion (provided that any Lease of all or any material portion of the Hotel/Casino Facility shall require the Administrative Agent’s consent in its sole and absolute discretion).

“Assignee” shall have the meaning given such term in Section 10.8(1) of this Agreement.

“Assignment and Acceptance Agreement” shall mean an agreement substantially in the form of Exhibit A.

“Assignment of Contracts” shall collectively mean the (i) Amended and Restated Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals dated as of the Effective Date, between Borrower and Administrative Agent, as the same may be Modified, and (ii) Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals dated as of the Effective Date, between Leasehold Holder and Administrative Agent, as the same may be Modified.

“Assignment of Interest Rate Contract” shall mean each Assignment of Interest Rate Contract and Security Agreement in substantially the form delivered to Administrative Agent as a condition to the Original Credit Agreement (or in such other form as is approved by Administrative Agent) to be delivered by the Borrower, as assignor, to the Administrative Agent, as assignee, assigning to the Administrative Agent all of the Borrower’s interest in the applicable Required Interest Rate Contract, as the same may be Modified.

“Assignment of Leases and Rents” shall collectively mean (i) the Assignments of Leases and Rents entered into by Borrower in favor of Administrative Agent with respect to the Mortgaged Property (excluding the Ground Lease Parcel), as the same may be hereafter Modified from time to time and (ii) the Leasehold Assignment of Leases and Rents entered into by the Leasehold Holder in favor of Administrative Agent with respect to the Ground Lease Parcel, as the same may be hereafter Modified from time to time.

“Bankruptcy Code” shall mean Title 11, U.S.C.A., as amended from time to time and any successor thereto.

“Base Rate” shall mean on any day the higher of:  (a) the Prime Rate in effect on such day, and (b) the sum of the Federal Funds Rate in effect on such day plus one half of one percent (0.50%).

“Base Rate Loans” shall mean any Loans bearing interest at a rate determined by reference to the Base Rate.

“Base Rate Spread” shall mean: (a) during the Original Term, two and one half percent (2.5%); (b) during the First Extension Term (provided Borrower exercises its first Option to Extend in accordance with the terms of Section 2.3 hereof), three and one half percent (3.5%); and (c) during the Second Extension Term (provided Borrower exercises its second Option to Extend in accordance with the terms of Section 2.3 hereof), four and one half percent (4.5%). In the event the Obligations are not repaid in full on the Maturity Date, the Base Rate Spread for all periods after the Maturity Date until all Obligations are repaid and performed in full shall be the Base Rate Spread in effect on the day prior to the Maturity Date.

“Beneficial” shall mean, when used in the context of beneficial ownership, the analogous meaning to that specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Borrower” shall have the meaning given to such term in the preamble to this

Agreement.

“Borrower Mortgaged Property” shall mean, collectively, all the “Mortgaged Property” as such term is defined and set forth in each of the Security Instruments executed by Borrower on or about the date hereof, and shall include all the “Mortgaged Property” as defined in any of such Security Instruments.

“Borrower Parties” shall mean, jointly and severally, each of the Borrower, the Leasehold Holder, Recourse Guarantor, Pledgor and any Affiliate of the foregoing executing any Loan Document.

“Borrower Warrant Agreement” means that certain Warrant Purchase and Securityholder Agreement, dated as of June 17, 2011, between Borrower, Holdco, German American Capital Corporation, a Maryland corporation and JPMorgan.

“Borrower Warrants” means the “Warrants” as defined in the Borrower Warrant Agreement.

“Budget” shall have the meaning given such term in Section 5.1(4) of this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York are authorized or obligated to close their regular banking business.

“Cactus Assemblage” shall mean that certain land assemblage located in the Las Vegas, Nevada metropolitan area consisting of approximately 60.72 acres of land located on the northeast corner of Interstate 15 and Cactus Avenue, as more particularly described on Schedule 1.1A.

“Cage Cash” shall mean all so-called “cage cash” maintained within the Hotel/Casino Facility.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Borrower and the Leasehold Holder during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Borrower and the Leasehold Holder, including, without limitation, expenditures for software and other intangible personal property that are accounted for as capital expenditures by Borrower or Leasehold Holder, provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that are accounted for as capital expenditures by the Borrower or Leasehold Holder and that actually are paid for by a Person other than the Borrower or Leasehold Holder and for which neither the Borrower nor Leasehold Holder has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), or (iv) the book value of any asset owned by the Borrower or Leasehold Holder prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired.

“Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including, without limitation, each class or series of common stock and preferred stock of such Person and (b) with respect to any Person that is not a corporation, any and all investment units, partnership, membership or other equity interests of such Person.

“Capitalized Lease Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Capitalized Leases” shall mean all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Equivalents” shall mean, with respect to any Person, any direct obligations of, or obligations guaranteed as to principal and interest by, the United States of America or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States.  Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change.  If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating.  Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. In no event shall any such obligation have a maturity in excess of 365 days

“Casualty” shall mean a fire, explosion, flood, collapse, hurricane, or other casualty affecting the Mortgaged Property.

“CERCLIS” shall have the meaning given such term in Section 4.15 of this Agreement.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or by any lending office of such Lender or by such Lender’s holding company, if any) with any guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” shall mean: (a) at any time, that PropCo shall cease to own and control, directly, one hundred percent (100%) of the Capital Stock of Holdco, or Holdco shall cease to own and control, directly, one hundred percent (100%) of the Capital Stock of each of Borrower and Leasehold Holder; or (b) a “Change of Control” as such term is defined in the PropCo Credit Agreement as in effect as of the Effective Date.  Notwithstanding the foregoing, neither the issuance, nor the exercise of the Warrants nor any subsequent transfer of equity issued pursuant to a Warrant shall constitute a Change of Control.

“Closing Date” shall mean February 7, 2008.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, as from time to time in effect.

“Collateral” shall mean rights, interests, and property of every kind, real and personal, tangible and intangible upon which a Lien is granted as security for the Loans or any of the other Obligations pursuant to the Collateral Documents and shall include the “Collateral” as defined in the Security Agreement, the “Pledged Collateral” as defined in each Pledge Agreement, and the Mortgaged Property.

“Collateral Documents” shall mean, collectively, the Security Instruments, the Security Agreement, the Pledge Agreement, the Control Agreements, and all other security agreements, pledge agreements, or other similar agreements delivered to the Administrative Agent and the Lenders from time to time that create or purport to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, as the same may hereafter be Modified from time to time.

“Compliance Certificate” shall have the meaning given such term in Section 5.1(4) of this Agreement.

“Condemnation” shall mean a taking or voluntary conveyance during the term hereof of all or any part of the Mortgaged Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority, whether or not the same shall have actually been commenced.

“Consolidated” shall mean with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries, in conformity with GAAP.  “Consolidation” shall have a meaning correlative thereto.

“Consolidated Hotel/Casino Facility EBITDA” shall mean, for any period, the Consolidated Net Income for such period to the extent attributable to the Hotel/Casino Facility (“Consolidated Hotel/Casino Facility Net Income”):

(a)           plus, without duplication and solely to the extent already deducted (and not added back) in arriving at such Consolidated Hotel/Casino Facility Net Income, the sum of the following amounts for such period to the extent attributable to the Hotel/Casino Facility:

(i)            Consolidated Hotel/Casino Facility Interest Expense,

(ii)           income tax expense;

(iii)          depreciation and amortization,

(iv)          non-cash impairment losses,

(v)           non-operating, non-recurring losses on the sale of assets for such period,

(vi)          losses attributable to the early extinguishment of Indebtedness, and

(vii)         losses attributable to hedging obligations or other derivative instruments,

(viii)        expenses actually reimbursed in cash by an Affiliate pursuant to an expense sharing agreement;

(b)           minus, without duplication and solely to the extent included in arriving at such Consolidated Hotel/Casino Facility Net Income, the sum of the following amounts for such period to the extent attributable to the Hotel/Casino Facility:

(i)            non-operating, non-recurring gains on the sale of assets for such period,

(ii)           gains attributable to the early extinguishment of indebtedness,

(iii)          gains attributable to hedging obligations or other derivative instruments, and

(iv)          payments made by the Borrower and the Leasehold Holder (without duplication) to PropCo during such period pursuant to the Expense Sharing Agreement.

(iv)          distributions made by the Borrower during such period to PropCo for Borrower’s proportionate share of the amounts distributed by PropCo to the Holding Companies (as defined in the PropCo Credit Agreement) pursuant to Sections 7.06(e)(i) and (ii) and 7.06(f) of the PropCo Credit Agreement,

in each case, as determined on a consolidated basis for the Loan Parties in accordance with GAAP; provided that, without duplication:

(A)          the following additional items shall be added to Consolidated Hotel/Casino Facility EBITDA such period to the extent attributable to the Hotel/Casino Facility (solely to the extent already deducted (and not added back)

in arriving at such Consolidated Net Income): (1) cash restructuring charges or reserves (including restructuring costs related to acquisitions and to closure/consolidation of facilities) incurred after the Effective Date and unusual or non-recurring charges, including severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans; provided, that the aggregate amount under this clause (1) with respect to any period shall not exceed 2.5% of Consolidated Hotel/Casino Facility EBITDA for such period, (2) non-cash charges in respect of equity compensation, (3) other extraordinary Non-Cash Charges (provided, however, that any cash payment or expenditure made with respect to any such Non-Cash Charge shall be subtracted in computing Consolidated Hotel/Casino Facility EBITDA during the period in which such cash payment or expenditure is made) and (4) expenses incurred by the Borrower and the Leasehold Holder after the Effective Date and during such period in respect of the Restructuring through December 31, 2011, so long as the aggregate amount of all such expenses added back pursuant to this clause (4) for all periods does not exceed $100,000.00;

(B)         the following additional item shall be deducted from Consolidated Hotel/Casino Facility EBITDA for such period to the extent attributable to the Hotel/Casino Facility (solely to the extent included in arriving at such Consolidated Net Income): other extraordinary non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Hotel/Casino Facility EBITDA in any prior period); and

(C)           the following additional item shall be deducted from Consolidated Hotel/Casino Facility EBITDA for such period to the extent attributable to the Hotel/Casino Facility: the Incentive Management Fee (as defined in the Management Agreement) for such period.

“Consolidated Hotel/Casino Facility Interest Expense” means, for any period, the interest expense, net of interest income, of the Borrower and the Leasehold Holder attributable to the Hotel/Casino Facility for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of Borrower and the Leasehold Holder for such period determined on a consolidated basis in accordance with GAAP (after deduction of the Base Management Fee (as defined in the Management Agreement) for such period but prior to any deduction of the Incentive Management Fee (as defined in the Management Agreement) for such period), excluding, without duplication, the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income.  For the avoidance of doubt, the calculation of Consolidated Net Income for the purposes hereunder shall include deductions (without duplication) for any and all costs and expenses of IP Holdco to the extent actually allocated to and paid by any Loan Party pursuant to the Expense Sharing Agreement or the HCF Management Agreement, as applicable.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Loan Parties at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Loan Parties on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) the Loans, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Contact Office” shall mean the office of Deutsche Bank located at Deutsche Bank AG Cayman Islands Branch, 60 Wall Street, MS NYC60-1110, New York, NY 10005-2858, Attention:  Loan Administration, or such other offices in New York, New York as the Administrative Agent may notify the Borrower and the Lenders from time to time in writing.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall have the meaning provided in the definition of “Affiliate”.

“Control Agreements” shall mean, collectively, each tri-party deposit account or securities account control agreement by and among the applicable Loan Party, the Administrative Agent and the applicable Account Bank, and each in form and substance satisfactory to the Administrative Agent and in any event providing to the Administrative Agent “control” of such deposit account or securities account within the meaning of Articles 8 and 9 of the UCC, as such deposit account or securities account control agreements may be Modified.

“Counterparty” shall mean the counterparty to a Required Interest Rate Contract, which shall be an Acceptable Counterparty.

“Days Inn Franchise Agreement” shall mean that certain Franchise Agreement dated as of December 2, 2009, by and between Franchisor and Tropicana Station Inc., as predecessor in interest to Leasehold Holder.

“DBTCA” shall have the meaning given to such term in the recitals to this Agreement.

“Debtor Affiliates” shall have the meaning given to such term in the recitals to this Agreement.

“Default Rate” shall mean a per annum rate equal to two percent (2%) above the Applicable Base Rate in effect during the applicable calculation period (whether or not such Applicable Base Rate shall otherwise have been elected by Borrower in accordance with this Agreement).

“Deferred Management Fees” shall have the meaning given to such term in Section 5.19(15) of this Agreement.

“Deutsche Bank” shall have the meaning given to such term in the preamble to this Agreement.

“Deutsche Bank Note” shall mean that certain Amended and Restated Note in the aggregate principal amount of $65,786,700 evidencing Loans dated as of the Effective Date, made by Borrower in favor of Deutsche Bank, as the same may be Modified.

“Disposition” shall mean the sale, conveyance, pledge, hypothecation, ground lease, encumbrance, creation of a security interest with respect to, or other Transfer, whether voluntary or involuntary, direct or indirect, of any legal or beneficial interest in any Mortgaged Property, or other Property of the Borrower or Leasehold Holder; provided, however, that Disposition shall not include any Permitted Encumbrances.

“Distribution” shall mean, with respect to any Person, (a) any distribution of cash or Cash Equivalents, directly or indirectly, to the partners or holders of Capital Stock of such Person, or any other distribution on or in respect of any partnership, company or equity interests of such Person; (b) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of such Person; or (c) the purchase, redemption, or other retirement of any shares of any class of Capital Stock of such Person, directly or indirectly.

“Dollars” and the sign “$” shall mean the lawful money of the United States of America.

“Downgrade” shall have the meaning given such term in Section 5.12(3)(ii) of this Agreement.

“Effective Date” shall mean the date first written in the introductory paragraph of this Agreement.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution, which account is an account maintained with an Approved Bank that is subject to supervision or examination by federal and state authority.  An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Assignee” shall mean any Person, provided, however, that no Person shall be an “Eligible Assignee” unless at the time of the proposed assignment to such Person:  (i) such Person is able to maintain its portion of the Loans in Dollars, (ii) such Person, if a Foreign Lender, is exempt from withholding of tax on interest and is able to deliver the documents related thereto pursuant to Section 2.14(5) of this Agreement, and (iii) such Person is not a Borrower Party, or an Affiliate thereof.

“Environmental Certificate” shall have the meaning given such term in Section 5.10(2) of this Agreement.

“Environmental Event” shall have the meaning given such term in Section 5.10(2) of this Agreement.

“Environmental Indemnity” shall mean the Amended and Restated Environmental

Indemnity Agreement dated as of the Effective Date, made by Borrower, the Leasehold Holder and Holdco, jointly and severally in favor of Administrative Agent, as the same may be Modified.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as Modified, and the rules and regulations promulgated thereunder as from time to time in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with any Borrower Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by any Borrower Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower Party or any ERISA Affiliate from a Multiemployer Plan or notification that a multiemployer is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) a failure by any Borrower Party  or any ERISA Affiliate to satisfy the minimum funding standard (as defined in Section 412 of the Code) with respect to a Pension Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower Party or any ERISA Affiliate; (h) a determination that any Pension Plan or Multiemployer Plan is, or is expected to be, considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (i) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan.

“Eurodollar Business Day” shall mean a Business Day on which commercial banks in London, England are open for domestic and international business.

“Event of Default” shall have the meaning given such term in Section 7.1 of this Agreement.

“Evidence of No Withholding” shall have the meaning given such term in Section 2.14(5) of this Agreement.

“Excess Cash Flow” means, for any period, an amount held by any Loan Party, equal to the excess of:

(a)         the sum, without duplication, of:

(i)            Consolidated Net Income for such period,

(ii)           an amount equal to the amount of all Non-Cash Charges (including depreciation and amortization) incurred during such period to the extent deducted in arriving at such Consolidated Net Income,

(iii)          decreases in Consolidated Working Capital, base stock and long-term account receivables for such period (other than any such decreases arising from acquisitions by Borrower and the Leasehold Holder during such period),

(iv)          the amount of income tax expense deducted in determining Consolidated Net Income for such period,

(v)           all amounts paid by the counterparty under the Required Interest Rate Contracts to the Borrower or the Leasehold Holder solely to the extent not already included in determining Consolidated Net Income for such period, and

(vi)          the amount of any payment or compensation received by Borrower or Leasehold Holder with respect to any Disposition not required to be remitted to Administrative Agent pursuant to Section 6.4(3)(ii) solely to the extent not already included in arriving at Consolidated Net Income for such period.

less

(b)           the sum, without duplication and solely to the extent included in arriving at such Consolidated Net Income, of:

(i)            an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income,

(ii)           the amount of Capital Expenditures made in cash during such period pursuant to the Approved Budget,

(iii)          the aggregate amount of voluntary prepayments of the principal amounts outstanding under the Loans made pursuant to Section 2.5(2) and mandatory prepayments of principal amounts outstanding under the Loans made pursuant to Section 2.5(1)(i), each as made during such period,

(iv)          the aggregate amount of all principal payments of Permitted Debt of Borrower and the Leasehold Holder made during such period (other than trade accounts payable in the Ordinary Course of Business) except to the extent financed with the proceeds of other Indebtedness of Borrower or the Leasehold Holder, other than to the extent such proceeds were included in arriving at such Consolidated Net Income,

(v)           an amount equal to the payments made by Borrower during such period pursuant to the Tax Sharing Agreement solely to the extent not already deducted in arriving at Consolidated Net Income,

(vi)          an amount equal to the payments made by Borrower during such period for Incentive Management Fees (as defined in the applicable Management

Agreement) pursuant to the Management Agreements,

(vii)         an amount equal to the payments made by Borrower during such period for its share of expenses pursuant to the Expense Sharing Agreement solely to the extent not already deducted in arriving at Consolidated Net Income, and

(viii)        increases in Consolidated Working Capital, base stock and long-term account receivables for such period (other than any such increases arising from acquisitions by Borrower and the Leasehold Holder during such period).

“Excluded Accounts” shall mean those accounts of Borrower or Leasehold Holder which are (a) payroll accounts so long as such payroll accounts are zero balance deposit accounts, (b) withholding tax and fiduciary accounts, (c) deposit accounts that are not permitted to be subject to a lien pursuant to Gaming Law, and (d) those accounts identified on Schedule 4.27 identified as “Excluded Accounts”.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by any state, locality or foreign jurisdiction under the laws of which such recipient is organized, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any taxes that are imposed by reason of FATCA,  and (d) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure to comply with Section 2.14(5) of this Agreement except to the extent that such Foreign Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment or participation), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.14(1) and ; provided, however, Excluded Taxes shall not include any withholding tax resulting from any inability to comply with Section 2.14(5) of this Agreement solely by reason of there having occurred a Change in Law.

“Executive Order” shall have the meaning given such term in Section 4.26(1) of this Agreement.

“Existing Leases” shall have the meaning given to such term in the definition of “Approved Leases”.

“Existing Loans” shall mean all Loans (as such term is defined in the Original Credit Agreement) made by the Lenders pursuant to the Original Credit Agreement, each being, individually, an “Existing Loan”.

“Expense Sharing Agreement” shall mean that certain Cost Sharing Agreement, dated June 16, 2011 by and among Propco, Borrower and Leasehold Holder.

“Extension Fee” shall mean a fee equal to one percent (1.0%) of the then-outstanding aggregate principal balance of the Loans, which shall be payable to the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them.

“Extension Request” shall have the meaning given such term in Section 2.3(b)(1) of this Agreement.

“Facility” shall have the meaning given such term in Section 2.1 of this Agreement.

“FATCA” shall mean Sections 1471, 1472, 1473 or 1474 of the Code as in effect on the Effective Date and the regulations or guidance promulgated thereunder.

“Federal Funds Rate” shall mean for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 1:00 p.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fertitta Entertainment” shall mean Fertitta Entertainment LLC, a Delaware limited liability company.

“FF&E” shall mean all furniture, furnishings, fixtures, equipment and all other items of personal property customarily used in connection with the operation of the Mortgaged Property.

“First Extended Maturity Date” means June 17, 2017.

“First Extension Term” means the time period commencing on the day after the Original Maturity Date and ending on the First Extended Maturity Date.

“Fiscal Quarter” or “fiscal quarter” shall mean any 3-month period ending on March 31, June 30, September 30 or December 31 of any Fiscal Year.

“Fiscal Year” or “fiscal year” shall mean the 12-month period ending on December 31 in each year or such other period as any Borrower may designate and the Administrative Agent may approve in writing.

“Foreign Lender” shall mean any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Franchise Agreement” shall mean the Days Inn Franchise Agreement and any other franchise agreement, license agreement or other agreement providing for a franchise or permitting the use of a trade name or a brand in connection with the operation of the hotel at the Hotel/Casino Facility entered into by Borrower or Leasehold Holder with respect to the Mortgaged Property pursuant to the terms of this Agreement.

“Franchisor” shall mean Days Inns Worldwide, Inc. or any other franchisor, licensor or other entity providing or permitting a franchise, trade name or other use of a brand at the Hotel/Casino Facility pursuant to a Franchise Agreement.

“Funded Debt” means all Permitted Debt of Borrower and the Leasehold Holder consisting of borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Gaming” shall have the meaning ascribed to such term in Nevada Revised Statutes Section 463.0153.

“Gaming Authority” shall mean any applicable governmental or administrative state or local agency, authority, board, bureau, commission, department or instrumentality of any nature whatsoever involved in the supervision or regulation of casinos, gaming and/or gaming activities, including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and any of their respective successors or replacements.

“Gaming Law” shall mean all Requirements of Law pursuant to which a Gaming Authority possesses licensing, permit or regulatory authority over casinos, gaming and/or gaming activities conducted within its jurisdiction.

“Gaming Permits” shall mean, collectively, every license, permit, approval, registration, finding of suitability, waiver, exemption or other authorization required to own, operate and otherwise conduct non-restricted gaming operations granted or issued by the Nevada Gaming Authorities.

“Good Faith Contest” shall mean the contest of an item if (a) no Event of Default shall exist and be continuing; (b) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted, (c) the Borrower shall keep the Administrative Agent informed of the status of such contest at reasonable intervals; (d) in the event the Borrower is not providing security as provided in clause (e) below, adequate reserves are established in accordance with GAAP with respect to the contested item; (e) either such contest operates to suspend collection or enforcement (as the case may be) of the contested item or the

Borrower has deposited with Administrative Agent a bond in the amount of the contested item; (f) in the case of any contested items which are not bonded in excess of $2,000,000 or $10,000,000 in the aggregate, during such contest, Borrower, shall deposit with or deliver to the Agent either cash and Cash Equivalents or a letter of credit in an amount equal to 110% of (i) the amount of Borrower’s obligations being contested plus (ii) any additional interest, charge, or penalty arising from such contest; (g) the failure to pay or comply with the contested item during the period of the contest is not reasonably likely to result in a Material Adverse Effect, and (h) in the case of the Ground Lease Parcel, such action is permitted under the Ground Lease and no default under Ground Lease may, or is reasonably likely to occur, as a result of the contest of such item.

“Governmental Approvals” means all permits, licenses, consents, approvals, declarations, concessions, orders, filings, notices, findings of suitability, entitlements, waivers, variances, certificates and other authorizations granted or issued by any agency(ies) of the City of Las Vegas, Nevada, Clark County, Nevada, the State of Nevada and the United States necessary for the operation of the Hotel/Casino Facility (including, without limitation, as required under any Gaming Laws).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any court or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, all Gaming Authorities.

“Ground Lease” “ shall mean that certain Lease dated May 7, 1998, by and between Ground Lease Fee Owner, as landlord, and Leasehold Holder, as tenant, as amended by that certain First Amendment to Lease effective as of December 31, 2008, and as further amended by that certain Second Amendment of Lease, dated as of May, 16, 2011, affecting the Ground Lease Parcel, as the same may be Modified.

“Ground Lease Fee Owner” shall mean J. A. Tiberti Construction Company, Inc., a Nevada corporation, the owner of the fee simple estate in the Ground Lease Parcel, and any successor or assignee thereof.

“Ground Lease Parcel” shall mean certain land assemblage located in the Las Vegas, Nevada metropolitan area located near Tropicana Avenue adjacent to Interstate 15, as more particularly described on Schedule 1.1E.

“Ground Lease Parcel Acquisition Closing Date” means the scheduled closing date, if any, of the Leasehold Holder’s acquisition of the Ground Lease Parcel, which closing date may be modified from time to time in accordance with the terms of the Ground Lease.

“Ground Lease Parcel Purchase Option”  shall mean the option of the Leasehold Holder and/or Borrower to purchase the Ground Lease Fee Owner’s interest in the Ground Lease Parcel pursuant to sections 12.01 through 12.20 of the Ground Lease.

“Ground Rent” shall mean the aggregate amount of all rent and other amounts payable by the Leasehold Holder pursuant to the Ground Lease.

“Guaranteed Obligations” shall mean the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans to Borrower under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any proceeding with respect to any Loan Party under the Bankruptcy Code or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of Borrower to the Lenders and the Administrative Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Loan Document to which Borrower is a party and the due performance and compliance by Borrower with all the terms, conditions and agreements contained in this Agreement and in each such other Loan Document.

“GVG Parcel” shall have the meaning given such term in Section 5.10(4) of this Agreement.

“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, including, without limitation, any substances defined as or included in the definitions of “contaminants,” “pollutants,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any applicable federal, state, or local laws or regulations, taking into account applicable concentration levels.

“Hazardous Materials Laws” shall mean any federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to the protection of human health from any environmental hazards (as relating to exposure to such environmental hazards), or the environment, or any Hazardous Materials, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells.  Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time:  (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. §9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2061 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349; 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. §4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. §1101 et seq.).

“HCF Management Agreement” shall mean that certain Management Agreement for Wild Wild West Gambling Hall & Hotel, dated as of the Effective Date, by and between

Leasehold Holder and HCF Manager, together with all amendments and other Modifications thereto and replacements thereof approved in writing by Administrative Agent.

“HCF Manager” shall mean FE Landco Management LLC, a Delaware limited liability company.

“Hedging Contracts” shall mean all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the rights of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holdco” shall mean NP Landco Holdco LLC, a Nevada limited liability company.

“Holdco Pledge Agreement” shall mean that certain Pledge Agreement dated as of the Effective Date, executed by Holdco, pursuant to which Holdco pledged to Administrative Agent, for the benefit of the Secured Parties, all of Holdco’s ownership interests in Borrower and Leasehold Holder, as Modified.

“Hotel/Casino Facility” shall mean, collectively, the Wild Wild West Gambling Hall and Days Inn Hotel located on the Ground Lease Parcel as of the Effective Date, together with all additional and successor hotel and gaming or casino facilities located on the Mortgaged Property from time to time thereafter, together with all pools, parking lots and other facilities and amenities related to any of the foregoing.

“Impositions” shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date of this Agreement and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Mortgaged Property and/or any Rents and Ground Rent (including all interest and penalties thereon), which at any time prior to, during or in respect of the term of the Loans may be assessed or imposed on or be a Lien upon (a) Borrower (including all income, franchise, single business or other taxes), (b) the Mortgaged Property or any other Collateral, or any Rents therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales of or from, or activity conducted on, or in connection with the Mortgaged Property.  Nothing contained in this Agreement shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on any (i) Tenant, (ii) Agent or (iii) Lender in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.

“Improvements” shall mean, collectively, all the “Improvements” as such term is defined and set forth in each of the Security Instruments, and shall include all the “Improvements” as defined in any of such Security Instruments.

“Indebtedness” of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments that bear interest, (c) all reimbursement and other obligations with respect to letters of credit and bankers’ acceptances, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the Ordinary Course of Business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (f) all capital lease obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all guaranty obligations of such Person with respect to obligations of another Person that would otherwise constitute Indebtedness hereunder, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any stock or stock equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person, (j) for the purposes of Section 7.1(5) only, all obligations of such Person in respect of Interest Rate Contracts, and (k) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in Property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of the Property securing such Indebtedness.

“Indemnified Liabilities” shall have the meaning given such term in Section 10.14 of this Agreement.

“Indemnified Person” shall have the meaning given such term in Section 10.14 of this Agreement.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed in connection with or with respect to (i) the Facility; (ii) any Mortgaged Property or other Collateral for the Facility, or any Property of a Borrower Party with respect to the Facility or the Loan Documents; (iii) in respect of any transactions contemplated under the Loan Documents; or (iv) any revenue or income derived from clauses (i) through (iii) above.

“Insurance Premiums” shall have the meaning given such term in Section 6(c) of Schedule 5.5 of this Agreement.

“Interest Period” shall mean the period commencing on the Effective Date of this Agreement and ending on (but excluding) the first Payment Date after the Effective Date, and each succeeding one month period thereafter; each Interest Period commencing on (and including) the Payment Date upon which the immediately preceding Interest Period ends and ending on (but excluding) the next following Payment Date.

“Interest Rate Contracts” shall mean all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance (in each case together with the confirmation and schedules relating thereto), together with any Modifications thereto.

“Interest Rate Determination Date” shall mean, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” shall mean, with respect to any Person, (a) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (b) any purchase by that Person of a Property or assets (Real Property or Personal Property) from a Person, and (c) any loan (other than loans to employees), advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the Ordinary Course of Business) or capital contribution by that Person to any other Person, including, without limitation, all Indebtedness to such Person arising from a sale of property by such Person other than in its Ordinary Course of Business.  The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

“IP Holdco” shall mean NP IP Holdings, LLC, a Nevada limited liability company.

“IRS” shall mean the Internal Revenue Service or any entity succeeding to any of its principal functions under the Code.

“Joint Lead Arrangers” shall mean Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., in their respective capacity as joint lead arranger for the Facility, together with their respective permitted successors and assigns.

“Joint Venture” shall mean, as to any Person:  (a) any corporation fifty percent (50%) or less of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization fifty percent (50%) or less of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“JPMorgan” shall have the meaning given to such term in the preamble of this Agreement.

“JPMorgan Note” shall mean that certain Amended and Restated Note in the aggregate principal amount of $39,213,300 evidencing Loans dated as of the Effective Date, made by Borrower in favor of JPMorgan, as the same may be Modified.

“Knowledge” shall mean the current actual knowledge of any Responsible Officer of Borrower, the Leasehold Holder or any other Borrower Party who have actual knowledge of the relevant subject matter.

“Land Management Agreement” shall mean that certain Property Management and Leasing Agreement, dated February 7, 2008, between Borrower, as successor-in-interest to Tropicana Acquisitions, LLC, and Land Manager, as amended by that certain First Amendment to Management Agreement dated April 23, 2008, as further amended by that certain Second Amendment to Management Agreement dated May 15, 2008, as further amended by that certain Third Amendment to Management Agreement dated June 30, 2008, and as further amended by that certain Fourth Amendment dated December 17, 2008, together with all amendments and other Modifications thereto and replacements thereof approved in writing by Administrative Agent, relating to the management of the Mortgaged Property other than the Hotel/Casino Facility.

“Land Manager” shall mean Gatski Commercial Real Estate Services, a Nevada corporation, or such other entity as shall be expressly approved in writing by the Administrative Agent.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession, or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted or permitted to have by Borrower or the Leasehold Holder a possessory interest in, or right to use or occupy all or any portion of any space in the Mortgaged Property or any facilities at the Mortgaged Property, and every Modification thereto and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, provided, that the term “Lease” shall not include the Ground Lease (but shall include any subleases and sub-subleases thereunder).

“Leasehold Estate” means the estate in the Ground Lease Parcel created by the Ground Lease.

“Leasehold Holder” shall have the meaning given to such term in the preamble to this Agreement.

“Leasehold Holder Mortgaged Property” shall mean, collectively, all the “Mortgaged Property” as such term is defined and set forth in the Security Instrument executed by Leasehold Holder on or about the date hereof, and shall include all the “Mortgaged Property” as defined in any of such Security Instrument.

“Leasehold Holder Warrant Agreement” means that certain Warrant Purchase and Securityholder Agreement, dated as of June 17, 2011, between Leasehold Holder, Holdco, German American Capital Corporation, a Maryland corporation and JPMorgan.

“Leasehold Holder Warrants” means the “Warrants” as defined in the Leasehold Holder Warrant Agreement.

“Lender Parties” shall have the meaning given such term in Section 10.23 of this Agreement.

“Lenders” shall mean each of the lenders from time to time party to this Agreement, including any Assignee permitted pursuant to Section 10.8 of this Agreement.

“LIBO Rate” shall mean, with respect to any Interest Period, the per annum rate for such Interest Period and for an amount equal to the amount of the applicable Loan shown on Reuters Screen LIBOR01 (or any equivalent successor page) at approximately 11:00 (London time) two Eurodollar Business Days prior to the first day of such Interest Period or if such rate is not quoted, the arithmetic average as reasonably determined by the Administrative Agent of the rates at which deposits in immediately available Dollars in an amount equal to the amount of the applicable Loan having a maturity approximately equal to such Interest Period are offered to four (4) reference banks to be selected by the Administrative Agent in the London interbank market, at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period.

“LIBO Rate Loan” shall mean a Loan bearing interest at a rate determined by reference to the LIBO Rate.

“LIBO Rate Spread” shall mean: (a) during the Original Term, three and one half percent (3.5%); (b) during the First Extension Term (provided Borrower exercises its first Option to Extend in accordance with the terms of Section 2.3 hereof), four and one half percent (4.5%); and (c) during the Second Extension Term (provided Borrower exercises its second Option to Extend in accordance with the terms of Section 2.3 hereof), five and one half percent (5.5%). In the event the Obligations are not repaid in full on the Maturity Date, the LIBO Rate Spread for all periods after the Maturity Date until all Obligations are repaid in full shall be the LIBO Rate Spread in effect on the day prior to the Maturity Date.

“LIBO Reserve Percentage” shall mean with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments) which is imposed under Regulation D on eurocurrency liabilities.  As of the Effective Date, the LIBO Reserve Percentage is zero, provided, however, there can be no assurance as to what such amount may be in the future.

“Licenses” shall have the meaning given such term in Section 4.22(7) of this Agreement.

“License Revocation” means (i) the denial, revocation or suspension of any Material Nevada Governmental Approval of the HCF Manager, Fertitta Entertainment or any Loan Party by any Governmental Authority; or (ii) the filing of a disciplinary complaint by a Governmental Authority seeking the denial, revocation or suspension of any Material Nevada Governmental Approval of the HCF Manager, Fertitta Entertainment or any Loan Party; provided, that each of the HCF Manager, Fertitta Entertainment and the applicable Loan Parties shall have the greater of (a) ninety (90) days from the date of filing of such disciplinary complaint or (b) such time period as may be granted by the applicable Governmental Authority to cure any event or deficiency giving rise to the filing of such disciplinary complaint such that the complaint is dismissed or settled without a denial, revocation or suspension of such Material Nevada Governmental Approval.  Notwithstanding any applicable cure period set forth in clause

(ii) above, if a Material Nevada Governmental Approval of the HCF Manager, Fertitta Entertainment or any Loan Party is denied, revoked or suspended by any Governmental Authority, a “License Revocation” shall be deemed to have occurred on the effective date of such denial, revocation or suspension.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, Leasehold Holder, the Collateral, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean any loan made by any Lender pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Recourse Guaranty, the Security Instruments, the Pledge Agreement, the Assignment of Interest Rate Contracts (if any), the Acknowledgments (if any), the Environmental Indemnity, the Assignment of Contracts, the Assignment of Leases and Rents, the Security Agreement, the Control Agreements, and all other documents executed and/or delivered by Borrower Parties in connection with the Loans including any certifications or representations delivered by or on behalf of Borrower Parties.

“Loan Parties” shall mean, collectively, Borrower and Leasehold Holder and Holdco, each being, individually, a “Loan Party”.

“Management Agreements” shall mean, collectively, the HCF Management Agreement and the Land Management Agreement, each being, individually, a “Management Agreement”.

“Managers” shall mean, collectively, the HCF Manager and the Land Manager, each being, individually, a “Manager”.

“Margin Stock” shall mean “margin stock” as defined in Regulation U.

“Material Adverse Effect” shall mean any change, occurrence, event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on (a) the business, property, condition (financial or otherwise), operation or performance of the (i) Recourse Guarantor, (ii) Borrower or Leasehold Holder or (iii) Holdco, taken as a whole, (b) the ability of the Borrower and the other Borrower Parties (taken as a whole), to perform their payment obligations under the Loan Documents as and when such obligations are required to be performed thereunder, (c) the validity or enforceability of any of the Loan Documents or Specified Interest Rate Contract or the rights and remedies of the Administrative Agent and other Secured Parties under any Loan Document or Specified Interest Rate Contract or (d) the Liens in favor of the Administrative Agent on the Collateral or the priority of such Liens.

“Material Agreements” shall mean the agreements set forth on Schedule 1.1C.

“Material Casualty” shall have the meaning given such term in Section 5.5(2)(iii).

“Material Condemnation” shall have the meaning given such term in Section 5.5(6).

“Material Nevada Governmental Approval” means any material Governmental Approval (including any Gaming Permit) issued by any Governmental Authority including any agency(ies) of the City of Las Vegas, Nevada, Clark County, Nevada or the State of Nevada, the denial, revocation or suspension of which would have a Material Adverse Effect.

“Maturity Date” shall mean either: (a) the Original Maturity Date; (b) the First Extended Maturity Date, if the term of the Loans is so is extended pursuant to and in accordance with Section 2.3 hereof; (c) the Second Extended Maturity Date, if the term of the Loans is so extended pursuant to and in accordance with Section 2.3 hereof; or (d) such earlier date that the Loans become due as a result of acceleration.

“Modifications” shall mean any amendments, supplements, modifications, renewals, replacements, restatements, reaffirmations, consolidations, severances, substitutions and extensions of any document or instrument from time to time; “Modify,” “Modified” or related words shall have meanings correlative thereto.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Property” shall mean, collectively, all the Borrower Mortgaged Property and Leasehold Holder Mortgaged Property.

“Multiemployer Plan” any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Cash Charges” means (a) non-cash losses on asset sales, disposals or abandonments, (b) any non-cash impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all non-cash losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Hotel/Casino Facility EBITDA or Excess Cash Flow to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Note” shall collectively mean the Deutsche Bank Note, the JPMorgan Note and each promissory note evidencing Loans hereafter issued by the Borrower at the request of a Lender or Administrative Agent from time to time as the same may be Modified.

“NPL” shall have the meaning given such term in Section 4.15 of this Agreement.

“NRS” means the Nevada Revised Statutes as in effect from time to time.

“Obligations” shall mean any and all debts, obligations and liabilities of the Borrower, Leasehold Holder, Holdco or the other Borrower Parties to the Administrative Agent, the other Agents and the Lenders (or, in the case of any Specified Interest Rate Contract, any affiliate of any Lender), whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred (but without duplication), arising out of or related to the Loan Documents or any Specified Interest Rate Contract.

“Officer’s Certificate” shall mean as to any entity, a certificate executed on behalf of such entity by a Responsible Officer.

“Option Agreement” shall mean that certain Option to Acquire Property and Escrow Instructions between the Option Parcels Fee Owner, as seller, and Borrower, as buyer, dated May 16, 2011, together with any Modifications thereto.

“Option Parcels” shall mean those certain real property parcels located on the western border of and contiguous to the Wild Wild West Assemblage in which Leasehold Holder has an option to purchase said properties under the Option Agreement, as such parcels are legally described on Schedule 1.1B.

“Option Parcel(s) Acquisition Closing Date” means the scheduled closing date of Borrower’s acquisition of any Option Parcels, which closing date may be modified from time to time in accordance with the terms of the Option Agreement.

“Option Parcels Fee Owner” shall mean The Tiberti Company, a Nevada general partnership and any successor fee owner of the Option Parcels.

“Option Parcels Purchase Option” shall mean the option to purchase one or more of the Options Parcels pursuant to the terms and conditions set forth in the Option Agreement.

“Option to Extend” shall have the meaning ascribed to such term in Section 2.3(b) hereof.

“Ordinary Course of Business” shall mean, with respect to a specific Person, the ordinary course of such Person’s business, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organizational Documents” shall mean:  (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation, and any stockholders agreement, (b) for any partnership, the partnership agreement, any certificate of limited partnership or formation, and any other instrument or agreement relating to the rights between or among the partners or pursuant to which such partnership is formed, (c) for any limited liability company, the operating agreement, any articles of organization or formation, and any other instrument or agreement relating to the rights between the members, pertaining to the manager, or pursuant to which such limited liability company is formed, and (d) for any trust, the trust agreement and any other instrument or agreement relating to the rights between the trustors, trustees and beneficiaries, or pursuant to which such trust is formed.

“Original Credit Agreement” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Original Maturity Date” shall mean June 17, 2016.

“Original Term” shall mean the period of time commencing on the Closing Date and ending on the Original Maturity Date.

“Originating Lender” shall have the meaning given such term in Section 10.8(4) of this Agreement.

“Other Charges” shall mean maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Mortgaged Property, now or hereafter levied or assessed or imposed against the Mortgaged Property or any part thereof by any Governmental Authority, other than those required to be paid by a Tenant pursuant to its respective Lease.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of a Governmental Authority with respect to any payment made under any Loan Document or from the execution, delivery or enforcement of any Loan Document.

“Participant” shall have the meaning given such term in Section 10.8(4) of this Agreement.

“Payment Date” shall mean the last Business Day of each calendar month.

“Payment Guarantor” shall mean collectively or individually, as the context requires, Leasehold Holder and Holdco, each being individually, a “Payment Guarantor”.

“Payment Guaranty” shall mean the guaranty of the Payment Guarantor pursuant to Article XI of this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Borrower Party or any ERISA Affiliate contributes or has an obligation to contribute.

“Permitted Debt” shall mean, collectively,

(a)           the Obligations; and

(b)           trade payables and other similar liabilities incurred in the Ordinary Course of Business of a Loan Party in connection with the Approved Leases, the operation of the Hotel/Casino Facility, the performance of Capital Expenditures included in the Approved Budget or as otherwise approved by Administrative Agent in its reasonable discretion, which liabilities shall not be secured by Liens on the Collateral, and provided that each such amount shall be paid within sixty (60) days following the date on which each such amount is due.

(c)           so long as immediately after giving effect to the incurrence of any such Indebtedness, no Event of Default has occurred and is continuing, Capitalized Lease Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition or replacement of equipment used at the Hotel/Casino Facility; provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition or replacement; provided further that the aggregate principal amount of all Indebtedness permitted under this clause (c) shall not exceed $2,500,000 at any time outstanding;

(d)           Indebtedness representing deferred compensation to employees of the Borrower and the Leasehold Holder incurred in the Ordinary Course of Business of operating the Hotel/Casino Facility;

(e)           Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, in connection with deposit accounts;

(f)            Indebtedness consisting of (i) the financing of insurance premiums incurred in the Ordinary Course of Business, or (ii) take-or-pay obligations contained in supply arrangements incurred in the Ordinary Course of Business of operating the Hotel/Casino Facility;

(g)           Indebtedness incurred by the Borrower or the Leasehold Holder in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the Ordinary Course of Business of operating the Hotel/Casino Facility in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) days following the incurrence thereof; and

(h)           obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or Leasehold Holder or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case incurred in the Ordinary Course of Business of operating the

Hotel/Casino Facility.

“Permitted Encumbrances” shall mean collectively, (a) Liens pursuant to any Loan Document (including, without limitation, Liens created thereunder securing the Specified Interest Rate Contracts); (b) all Liens, encumbrances and other matters disclosed in the Title Policies; (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent; (d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the Ordinary Course of Business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are the subject of a Good Faith Contest; (e) easements, rights-of-way, restrictions and other similar charges or non-monetary encumbrances against real property which would not individually or in the aggregate be reasonably likely to have a Property Material Adverse Effect; (f) any judgment Lien provided that the judgment it secures shall have been discharged of record or the execution thereof stayed pending appeal within 30 days after the entry thereof or within 30 days after the expiration of any stay, as applicable; (g) any Approved Lease; (h) the Ground Lease; (i) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation; (j) pledges and deposits in the Ordinary Course of Business of operating the Hotel/Casino Facility securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or Leasehold Holder; (k) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the Ordinary Course of Business of operating the Hotel/Casino Facility; (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business of operating the Hotel/Casino Facility; (m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by, or by HCF Manager in behalf of, the Borrower or the Leasehold Holder in the Ordinary Course of Business of operating the Hotel/Casino Facility; (n) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business of operating the Hotel/Casino Facility and not for speculative purposes; (o) Liens that are contractual rights of set-off: (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or Leasehold Holder to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Borrower and Leasehold Holder or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or Leasehold Holder in the Ordinary Course of Business of operating the Hotel/Casino Facility; (p) Liens securing Indebtedness permitted under clause (c) of the definition of “Permitted Debt” contained herein; provided that (i) such Liens attach concurrently with or within two hundred seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for the property financed by such Indebtedness and accessions thereto, (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (iv) the amount of Indebtedness secured thereby does not exceed the cost of the acquisition, repair, replacement, construction or improvement (as applicable) of such property; and (q) such other Liens as Administrative Agent may approve in writing in its sole discretion.

“Permitted Distributions” shall mean (i) all payments required to be made by any Loan Party  or its Subsidiaries, if any, to Holdco (either for itself or for further distribution to Propco) pursuant to and in accordance with the terms of the Tax Sharing Agreement and/or the Expense Sharing Agreement, (ii) payments to Holdco to pay franchise taxes, taxes and expenses required to maintain Holdco’s limited liability company existence, (iii) distributions of cash made by either Borrower or Leasehold Holder to Holdco provided that the funds of such distribution are applied to make capital contributions by Holdco to either Borrower or Leasehold Holder and (iv) distributions of cash made by either Borrower or Leasehold Holder permitted pursuant to Section 5.2 of their respective Operating Agreements.

“Person” shall mean an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, Joint Venture or other entity, or a Governmental Authority.

“Personal Property” shall mean, collectively, all the “Personal Property” as such term is defined and set forth in each of the Security Instruments and in any of the other Collateral Documents, and shall include all the “Personal Property” as defined in any of such Security Instruments, and shall also include all personal property described in any of the other Collateral Documents under which a Lien is granted or purported to be granted to the Administrative Agent or any Lender.

“PIK Amounts” shall have the meaning ascribed to such term in Section 2.6(3)(a) hereof.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower Party sponsors or maintains or to which any Borrower Party makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Multiemployer Plan.

“Pledge Agreement” shall mean the Holdco Pledge Agreement.

“Pledgor” shall mean Holdco.

“PML” shall mean probable maximum loss.

“Potential Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Preferential Payment” shall have the meaning given such term in Section 2.16(4) of this Agreement.

“Prime Rate” shall mean the fluctuating per annum rate announced from time to time by Deutsche Bank or any successor Administrative Agent at its principal office in New York, New York as its “prime rate.”  The Prime Rate is a rate set by Deutsche Bank as one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Deutsche Bank may designate.  The Prime Rate is not tied to any external index and does not necessarily represent the lowest or best rate of interest actually charged to any class or category of customers.  Each change in the Prime Rate will be effective on the day the change is announced within Deutsche Bank.

“Principal Office” shall mean, for Administrative Agent, the Contact Office, or such other office as Administrative Agent may from time to time designate in writing to Borrower and each  Lender.

“Pro Rata Share” shall mean for all purposes with respect to all payments, computations and other matters relating to the Loans of any Lender, the percentage obtained by dividing (a) the Loans of that Lender by (b) the aggregate Loans of all Lenders.

“Proceeds” shall mean amounts, awards or payments payable to or for the benefit of any Loan Party (including, without limitation, amounts payable under any title insurance policies covering the ownership interest in the Mortgaged Property) or the Administrative Agent in respect of all or any part of the Mortgaged Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to the applicable Loan Party and the Administrative Agent, respectively, of any and all reasonable expenses incurred by such Loan Party and the Administrative Agent in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“PropCo” shall mean Station Casinos, LLC, a Nevada limited liability company.

“PropCo Administrative Agent” shall mean the “Administrative Agent” (as defined in the PropCo Credit Agreement).

“PropCo Credit Agreement” shall mean that certain Credit Agreement dated as of June 16, 2011 among Propco as borrower, Deutsche Bank AG Cayman Islands Branch, as Administrative Agent (as defined therein) and each lender from time to time party thereto, as the same may be Modified.

“PropCo Credit Facility” shall mean the credit facility evidenced by the PropCo Loan Documents.

“Propco Default” shall have the meaning given such term in Section 2.3(b)(3) of this Agreement.

“Propco Event of Default” shall have the meaning given such term in Section 2.3(b)(3) of this Agreement.

“Propco Forbearance Agreement” shall have the meaning given such term in

Section 2.3(b)(3) of this Agreement.

“Propco Forbearance Period” shall have the meaning given such term in Section 2.3(b)(3) of this Agreement.

“PropCo Loan Documents” shall mean, collectively, the PropCo Credit Agreement, the “Loan Documents” (as defined in the PropCo Credit Agreement) and all other documents executed by PropCo or its Affiliates in connection with the PropCo Credit Agreement.

“Property” shall mean, for any Person, collectively and severally, any and all real property and all personal property, equipment and fixtures owned or occupied by the subject Person.  “Property” shall include all Capital Stock owned by the subject Person in a Subsidiary Entity.

“Property Material Adverse Effect” shall mean any event or condition, individually or in the aggregate, that has a material adverse effect on the use, operation, or value of a Real Property or the ability to operate the Ground Lease Parcel as a hotel and casino as currently operated on the Effective Date.

“Provisional Extension Termination Date” shall have the meaning given such term in Section 2.3(b)(3) of this Agreement.

“Purpose” shall have the meaning given such term in the definition of “Single Purpose Entity” in this Agreement.

“Rate Contract Collateral” shall have the meaning given such term in Section 5.13(2) of this Agreement.

“Rating Agencies” shall mean each of S&P and Moody’s and any other nationally-recognized statistical rating agency which has been approved by Administrative Agent.

“RDC Parcel” shall have the meaning given such term in Section 5.10(5) of this Agreement.

“Real Property” shall mean each of the Wild Wild West Assemblage and the Cactus Assemblage, together with the improvements and fixtures thereon and appurtenances thereto.

“Recourse Guarantor” shall mean PropCo.

“Recourse Guaranty” shall mean that certain Limited Support Agreement and Recourse Guaranty executed by Recourse Guarantor as of the Effective Date, as Modified from time to time.

“Reduced DBTCA Loan” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Reduced Hedge Termination Payment” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Reduced JP Morgan Loan” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Register” shall have the meaning given such term in Section 10.8(2) of this Agreement.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be Modified.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be Modified.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be Modified.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, termination or surrender fees, penalties and other consideration of whatever form or nature arising from the use or enjoyment of all or any portion of the Mortgaged Property, or received by or paid to or for the account of or benefit of any Loan Party from any and all sources arising from or attributable to the Mortgaged Property, and including the rental or surrender of any office space, retail space, parking space, halls, stores, and offices of every kind, the rental or licensing of signs, sign space or advertising space and all membership fees and dues, receipts, accounts receivable, cancellation fees, credit card receipts and other receivables relating to or arising from rentals, rent equivalent income, vending machines, parking facilities, telecommunication and television systems, the provision or sale of other goods and services, and Proceeds, if any, from business interruption or other loss of income insurance.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30)-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Interest Rate Contracts” shall mean, collectively, those Interest Rate Contracts required during the First Extension Term and the Second Extension Term pursuant to Section 2.3(b).

“Required Lenders” shall mean at any date, (a) Lenders holding more than 50% of the Loans, and (b) in the event that Deutsche Bank and its Affiliates hold, in the aggregate, more than 50% of the Loans, Required Lenders must include at least one Lender other than Deutsche Bank and its Affiliates.

“Requirements of Law” shall mean, as to any Person, the Organizational Documents of such Person, and any law (including, without limitation, any Gaming Law), treaty, order, directive, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, Hazardous Materials Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to any Loan Party or to the Mortgaged Property and the Improvements thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Mortgaged Property and the Improvements thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicap accessibility.

“Reserve Adjusted LIBO Rate” shall mean the rate per annum (rounded upward, if necessary, to the next higher 1/100 of one percent) calculated as of the first day of such Interest Period in accordance with the following formula:

Reserve Adjusted LIBO Rate =	LR
1-LRP

where

LR   =  LIBO Rate

LRP =  LIBO Reserve Percentage

“Responsible Officer” means the chief executive officer, president, vice president, principal accounting officer, treasurer or assistant treasurer or other similar officer of a Borrower Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Borrower Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Borrower Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Borrower Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower Party.

“Restoration” shall have the meaning given such term in Section 5.5(3) of this Agreement.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Loan Parties, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of Leasehold Holder (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Administrative Agent for the benefit of the Secured Parties or (iii) constitute Cage Cash.

“SCINC” shall have the meaning given to such term in the Recitals.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor thereto.

“Second Extended Maturity Date” means June 17, 2018.

“Second Extension Term” means the time period commencing on the day after the First Extended Maturity Date and ending on the Second Extended Maturity Date.

“Secured Parties” shall mean, collectively, the Agents, and the Lenders, or, in the case of any Specified Interest Rate Contract, any Counterparty thereto.

“Securities” shall mean any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement” means that certain Security Agreement dated as of the date hereof executed by Borrower and Leasehold Holder.

“Security Instruments” shall collectively mean the deeds of trust entered into by Borrower and the Leasehold Holder in favor of Administrative Agent with respect to the Mortgaged Property, as the same may be hereafter Modified from time to time.

“Single Purpose Entity” shall mean a Person, other than an individual, which (a) does not own and shall not own any assets other than its respective ownership and/or leasehold interest in the Mortgaged Property in accordance with the terms of this Agreement and personal property and other Collateral, rights and interests incidental to the ownership and operation of its respective ownership and/or leasehold interest in the Mortgaged Property and, with respect to Holdco, holding an ownership interest in the Capital Stock of Borrower and Leasehold Holder, (b) does not and shall not engage in any business unrelated to the ownership, operation, financing, selling and leasing of its respective assets described in clause (a) above (in respect of such Person, its “Purpose”), (c) has not and will not have any assets other than those related to its Purpose, and has not or will not have any Indebtedness, other than as expressly permitted by the Loan Documents, (d) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, (e) holds itself out as being a Person, separate and apart from any other Person, (f) does not and will not commingle its funds or assets with those of any other Person other than another Loan Party except in connection with the Tax Sharing Agreement and Expense Sharing Agreement as permitted by this Agreement, (g) conducts its own business in its own name, (h) maintains separate financial statements (except where consolidated financial statements are permitted or required by applicable law or GAAP, provided that such consolidated statements shall reflect that such Person and any other Person covered by such financial statements are separate legal entities) and files its own tax returns (except as otherwise required or permitted by applicable law), (i) other than as provided in the Management Agreements, Recourse Guaranty, the Tax Sharing Agreement and the Expense Sharing Agreement, pays its own debts and liabilities when they become due out of its own funds, (j) observes all partnership, corporate, limited liability company formalities and does all things necessary to preserve its existence as an entity,

(k) except for the Management Agreements, Recourse Guaranty, the Tax Sharing Agreement and the Expense Sharing Agreement and except as otherwise expressly permitted by the Loan Documents (or the respective Operating Agreements of the Loan Parties), maintains an arm’s-length relationship with its Affiliates and does not enter into any Contractual Obligations with any Affiliates except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis (taking into account the relative standards of quality and reputation of the party rendering the service) with third parties other than an Affiliate, (l) except as provided in the Recourse Guaranty and the Expense Sharing Agreement, pays the salaries of its own employees, if any, and maintains a sufficient number of employees in light of its contemplated business operations, (m) except for the guaranty and indemnification obligations set forth in the Loan Documents and the Permitted Encumbrances, does not guarantee or otherwise obligate itself with respect to the debts of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person, except as expressly contemplated by the Loan Documents, (n) does not acquire obligations or securities of its partners, members or shareholders, (o) except as provided in the Expense Sharing Agreement, allocates fairly and reasonably with applicable Affiliates shared expenses, including any overhead for shared office space, (p) except for the Pledge Agreement and except for in connection with Permitted Encumbrances, does not and will not pledge its assets for the benefit of any other Person or make any loans or advances to any other Person, (q) intends to maintain adequate capital in light of its contemplated business operations, and (r) has and will have Organizational Documents which comply with the requirements set forth in this definition.

“Specified Interest Rate Contract” shall mean any Required Interest Rate Contract entered into by (a) Borrower and (b) (i) , DBTCA, Deutsche Bank, Deutsche Bank Securities Inc. or an affiliate of DBTCA, Deutsche Bank or Deutsche Bank Securities Inc., (ii) JPMorgan, J. P. Morgan Securities Inc. or an affiliate of JPMorgan or J. P. Morgan Securities Inc., (iii) any Lender or an affiliate of a Lender, or (iv) any Person that was a Lender or an affiliate thereof when such Required Interest Rate Contract was entered into, as Counterparty.

“Subsidiary” shall mean, with respect to any Person:  (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or Controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled.

“Subsidiary Entities” shall mean, with respect to any Person, a Subsidiary or Joint Venture of such Person.

“Survey” shall mean an ALTA survey of the Mortgaged Property prepared by a surveyor licensed in the state the Mortgaged Property is located and reasonably acceptable to the Administrative Agent and the company or companies issuing the Title Policies, and containing a certification of such surveyor reasonably acceptable to the Administrative Agent.

“Syndication Agent” shall have the meaning given such term in the preamble to this Agreement and shall include any successor to JPMorgan as the initial “Syndication Agent”

hereunder.

“Tax Affiliate” shall mean, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file Consolidated, combined or unitary tax returns.

“Tax Returns” shall have the meaning given such term in Section 4.7(1) of this Agreement.

“Tax Sharing Agreement” shall mean that certain Tax Sharing Agreement, dated as of the date hereof made by and among Pledgor, Borrower and Leasehold Holder.

“Taxes” shall mean any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, business license fees, profits, withholding, social security, unemployment, disability, Real Property, Personal Property, sales, use, transfer, registration, room or transient occupancy, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Mortgaged Property or contractually permitted to use any portion of the facilities at the Mortgaged Property, provided, that the term “Tenant” shall not include the Leasehold Holder as tenant under the Ground Lease (but shall include any Tenant under a sublease or sub-sublease thereunder).

“Terminated Swap Agreement” shall mean, collectively, (a) that certain ISDA Master Agreement/Confirmation in the notional amount of Two Hundred Million Dollars ($200,000,000.00) dated February 12, 2008, between Deutsche Bank AG and Borrower, and (b) that certain ISDA Master Agreement/Confirmation in the notional amount of Fifty Million Dollars ($50,000,000.00) dated June 30, 2008, between Deutsche Bank AG and Borrower, each as Modified from time to time.

“Title Company” shall mean Commonwealth Land Title Insurance Company and its affiliates.

“Title Policies” shall mean the ALTA mortgagee title insurance policies, each in a form reasonably acceptable to the Administrative Agent issued by the Title Company with respect to the Mortgaged Property and insuring the lien of the Security Instruments.

“Total DB Loan Amount” shall have the meaning given such term in Section 2.1(a)(i) of this Agreement.

“Transactional Affiliate” shall have the meaning given such term in Section 6.6 of this Agreement.

“Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York.

“Unfunded Pension Liability” shall mean the amount, if any, by which the value of the accumulated plan benefits under a Pension Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unpaid Disposition Amounts” shall have the meaning given such term in Section 6.4(3)(ii) of this Agreement.

“Unrestricted Cash” shall mean, when referring to cash or Cash Equivalents of the Loan Parties, that such cash or Cash Equivalents are not Restricted.  For the avoidance of doubt, Cage Cash shall not be included in any calculation of “Unrestricted Cash”.

“USA Patriot Act” shall have the meaning given such term in Section 4.26(1) of this Agreement.

“Warrant Agreements” shall mean, collectively, the Borrower Warrant Agreement and the Leasehold Holder Warrant Agreement.

“Warrants” shall mean, collectively, the Borrower Warrants and the Leasehold Holder Warrants.

“Wild Wild West Assemblage” shall collectively mean the Wild Wild West Fee Assemblage, the Ground Lease Parcel, and all Option Parcels acquired by Borrower or any Affiliate of Borrower in accordance with this Agreement.

“Wild Wild West Fee Assemblage” shall mean that certain land assemblage located in the Las Vegas, Nevada metropolitan area located near Tropicana Avenue adjacent to Interstate 15, as more particularly described on Schedule 1.1D.

1.2           Other Interpretive Provisions.

In this Agreement and in the other Loan Documents, except as otherwise expressly provided:

(i)            words expressing the singular include the plural and vice versa;

(ii)           words denoting gender include all genders;

(iii)          words denoting the whole of a matter or thing include a part of the matter or thing;

(iv)          the term “Mortgaged Property” shall be construed to be followed by the phrase “or any part or portion thereof or interest therein”;

(v)           words and expressions importing natural Persons include Persons that are not natural Persons and vice versa;

(vi)          the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement or the applicable Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such Loan Document;

(vii)         the words “include,” “includes,” “including” and similar terms shall be construed as if followed by the words “without being limited to” or “without limitation”;

(viii)        the words “shall” and “will” shall be construed as obligatory terms;

(ix)           the word “may” shall be construed as a discretionary term (and as if followed by “but shall not be obligated to”);

(x)            all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement or the applicable Loan Document, as the case may be;

(xi)           article, section, subsection and paragraph headings and captions and any tables of contents are included solely for convenience of reference only and shall not constitute a part of this Agreement or the applicable Loan Document, as the case may be, for any other purpose;

(xii)          exhibits and schedules annexed to this Agreement or the applicable Loan Document, as the case may be, are hereby incorporated into this Agreement or such Loan Document, as the case may be, as a part of this Agreement or such Loan Document, as the case may be, with the same effect as if set forth in the body of this Agreement or such Loan Document, as the case may be;

(xiii)         the recitals to this Agreement are incorporated into this Agreement and form a part of this Agreement and the Borrower represents and warrants that, as of the Effective Date, the Recitals are true and correct;

(xiv)        a reference to a document or agreement, including this Agreement or any Loan Document, includes a reference to such document or agreement as novated, amended, modified, supplemented or replaced from time to time;

(xv)         derivatives of a word defined herein or therein, as the case may be, have a corresponding meaning;

(xvi)        a reference to writing includes printing, engraving, typewriting,

lithography, photography and any other mode of reproducing or representing words, figures or symbols in a permanent and visible form;

(xvii)       a reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification, replacement or re-enactment thereof, any legislative provision substituted therefor, and all regulations, rules, rulings and statutory instruments issued thereunder or pursuant thereto;

(xviii)      a reference to a party to this Agreement, any Loan Document or another agreement or document includes such party’s executors, administrators, successors and permitted assigns (provided that the foregoing shall not be deemed to permit any Transfer of any ownership interest that is otherwise prohibited hereunder);

(xix)         if a provision binds two or more parties that provision binds those parties jointly and severally;

(xx)          if a party comprises two or more Persons, the provisions of this Agreement or the applicable Loan Document, as the case may be, binding that party bind those Persons jointly and severally;

(xxi)         if a payment obligation comes due on a day which is not a Business Day, payment shall be due on the immediately following Business Day;

(xxii)        attorneys,’ consultants’ and experts’ fees shall include customary disbursements and related charges of the professional involved;

(xxiii)       “Approval,” “Approved,” “approval” or “approved” or words of similar import such as “consent” shall mean, as the context so determines, an approval or consent (as the case may be) in writing given to the party seeking approval or consent (as the case may be) after full disclosure to the party giving approval or consent (as the case may be) of all material facts necessary in order to determine whether the approval or consent (as the case may be) should be granted.  Approvals or consents by the Administrative Agent or any Lender may be granted or withheld in the absolute and sole discretion of the Administrative Agent or such Lender unless this Agreement or any Loan Document expressly provides otherwise.  Similarly, where a matter is stated to be in the Administrative Agent’s or any Lender’s opinion, in the Administrative Agent’s or any Lender’s judgment, acceptable to the Administrative Agent or any Lender, satisfactory to the Administrative Agent or any Lender, required by the Administrative Agent or any Lender, determined by the Administrative Agent or any Lender or subject to the Administrative Agent’s or any Lender’s consent or like phrases, unless this Agreement or any Loan Document expressly provides otherwise, such terms shall be construed to mean in the Administrative Agent’s or such Lender’s sole opinion, in the Administrative Agent’s or such Lender’s sole judgment, acceptable to the Administrative Agent or such Lender in its sole discretion, satisfactory to the Administrative Agent or such Lender in its sole discretion, required by the Administrative Agent or such Lender in its sole discretion, determined by the Administrative Agent or such Lender in its sole discretion, and subject to the Administrative Agent’s or such Lender’s consent in its sole discretion;

(xxiv)       whenever a consent, approval, request or like act may not be unreasonably withheld, it shall also not be unreasonably delayed or conditioned; and

(xxv)                       the principle of construing this Agreement or any other Loan Document against the party that drafted the same is expressly excluded.

1.3                                 Accounting Terms; Calculations.

(a)                                  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing audited financial statements, except as otherwise specifically prescribed herein.

(b)                                 The Administrative Agent shall have the right to request, review and audit all such information it determines necessary to confirm the financial, tax and other business assumptions or determinations made in the calculation of any financial calculation or financial covenant provided for in this Agreement; provided, that in the event of any dispute between the Borrower and the Administrative Agent regarding such calculations or determinations, such calculations or determinations shall be made by the Borrower’s independent registered public accounting firm or, if such accounting firm does not or cannot make such determination, another independent registered public accounting firm that as of the date of this Agreement is one of the “big four” accounting firms.

(c)                                  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or Leasehold Holder at “fair value”, as defined therein.

ARTICLE II
CREDIT FACILITY

2.1                                 Loans; Advances to Borrower; Amendment and Restatement.

(a)                                              Subject to the terms and conditions set forth herein and in exchange for the Warrants, each Lender agrees that, on the Effective Date, (i) the Reduced Hedge Termination Payment is combined with and added to the outstanding principal balance of the Reduced DBTCA Loan (such aggregate sum, the “Total DB Loan Amount”) and the Total DB Loan Amount is  restructured and converted to, and shall constitute, a Loan hereunder, evidenced by the Deutsche Bank Note, and (ii) the outstanding principal balance of the Reduced JPM Loan Amount is converted to, and shall constitute, a Loan hereunder, evidenced by the JPMorgan Note.  Each Loan shall be subject to a new Interest Period beginning on the Effective Date. The amount of each Lender’s Loans as of the Effective Date is set forth on Schedule 2.1 attached hereto.  The credit facility evidenced by this Agreement is referred to herein as the “Facility”.

(b)                                             Borrower acknowledges and agrees that the full proceeds of the Loans have been disbursed by Lenders to Borrower and that the Lenders have no further obligation to make

Advances.  Any amount of the Loans repaid in accordance with the terms of this Agreement may not be re-borrowed, and all other amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.

(c)                                              As of the Effective Date, the Loans are LIBO Rate Loans covering the Interest Period that begins on the Effective Date and shall, with respect to subsequent Interest Periods, continue as LIBO Rate Loans without conversion. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing on the day occurring three (3) Eurodollar Business Days prior to the end of an Interest Period, then, so long as an Event of Default is continuing, unless repaid, the Administrative Agent may, in its sole discretion, elect to convert the Loans to Base Rate Loans at the end of the Interest Period applicable thereto.

2.2                                 Amendment and Restatement.  This Agreement supersedes, amends and restates the Original Credit Agreement in its entirety and is not intended to constitute (i) a novation, refinancing, discharge, extinguishment or refunding of any of the Obligations, or (ii) a release, waiver, or discharge of any of the rights or remedies set forth in the Loan Documents or, prior to the Effective Date, the Original Credit Agreement.  Borrower’s obligation to pay the principal of and interest on the Loans (including late charges, Default Rate interest and any other amounts or payments due hereunder or under any of the other Loan Documents) shall be evidenced by this Agreement and by the Note.  The Note shall be payable as to principal, interest, late charges, Default Rate interest and as to any other amounts or payments due hereunder or under any of the other Loan Documents, as specified in this Agreement, with a final maturity on the Maturity Date.

2.3                                 Maturity

(a)                                  Unless previously accelerated, all Obligations with respect to the Loans shall be paid in full no later than 1:00 p.m., New York time on the Maturity Date.

(b)                                 Borrower shall have two (2) options to extend the term of the Loans (each, an “Option to Extend”), from the Original Maturity Date to the First Extended Maturity Date, and from the First Extended Maturity Date to the Second Extended Maturity Date, in each case upon satisfaction of all of the following conditions precedent:

(1)                                  Borrower shall provide Administrative Agent with written notice of Borrower’s request to exercise the applicable Option to Extend, at least thirty (30), but not more than ninety (90), days prior to the Original Maturity Date or First Extended Maturity Date, as applicable (the “Extension Request”);

(2)                                  As of the date of Borrower’s delivery of the Extension Request, and as of the Original Maturity Date or First Extended Maturity Date, as applicable, no Event of Default or Potential Default shall have occurred and be continuing, and Borrower shall so certify in writing;

(3)                                  As of the date of Borrower’s delivery of the Extension Request, and as of the Original Maturity Date or First Extended Maturity Date, as applicable, no Default (as defined in the PropCo Credit Agreement (a “Propco Default”)) or Event of Default(as defined in the PropCo Credit Agreement (a “Propco Event of Default”)) shall have occurred and be continuing under the PropCo Loan Documents, and PropCo shall so certify in writing; provided that if as of the date Borrower delivers the Extension Request or as of the Original Maturity Date or First Maturity Date, as applicable, (x) a PropCo Default exists, but such PropCo Default has not become or been declared to be a PropCo Event of Default, or (y) a PropCo Event of Default exists, but the PropCo Administrative Agent has entered into a forbearance agreement or similar agreement (a “PropCo Forbearance Agreement”) agreeing to forbear from the exercise of its rights and remedies with respect thereto for a certain period of time (the “PropCo Forbearance Period”), and provided that (in the case of (x) or (y)) Borrower has satisfied each of the other conditions precedent contained in this Section 2.3(b), then the term of the Loans shall be extended on a provisional basis only until the earlier to occur of (i) the date such PropCo Default or PropCo Event of Default is cured or waived in writing by the PropCo Administrative Agent and no other PropCo Default or PropCo Event of Default exists under the PropCo Credit Agreement, in which case the term of the Loans shall be extended as provided in this Section 2.3(b) (provided the other conditions precedent listed in this Section 2.3(b) have been satisfied) to the First Extended Maturity Date or Second Extended Maturity Date, as applicable, or (ii) the date (the “Provisional Extension Termination Date”) upon which either (A) the PropCo Default becomes or is declared by the PropCo Administrative Agent to be a PropCo Event of Default (unless a PropCo Forbearance Agreement was entered into prior to the date such PropCo Default became or was declared to be a PropCo Event of Default and the PropCo Forbearance Period remains in full force and effect notwithstanding such PropCo Event of Default), or (B) the PropCo Forbearance Agreement or the PropCo Forbearance Period terminates or expires and a PropCo Event of Default continues to exist following the termination or expiration of the PropCo Forbearance Agreement or PropCo Forbearance Period, or (C) a subsequent PropCo Event of Default occurs after the Original Maturity Date or First Extended Maturity Date, as applicable, then in the case of (A), (B) or (C), Borrower shall be deemed to have failed to satisfy Section 2.3(b)(3) of the conditions precedent to extend the term of the Loans and all Obligations with respect to the Loans shall be due and payable as of the Provisional Extension Termination Date (and the Provisional Extension Termination Date shall be deemed to be the “Maturity Date” for purposes of this Agreement and the other Loan Documents), and Administrative Agent shall be entitled to exercise all of its rights and remedies under the Loan Documents and applicable law in the event all Obligations with respect to the Loans are not repaid in full on such Provisional Extension Termination Date, and no payments received or accepted by Administrative Agent or the Lenders prior to the Provisional Termination Date shall constitute or be deemed to extend the term of the Loans or waive or modify any of the provisions of this Section 2.3(b).

(4)                                  With respect to the first Option to Extend, on a date no later than the first day of the First Extension Term (or, if the first day of the First Extension Term is a weekend or federal holiday, on the first business day of the First Extension Term), Borrower shall have entered into Interest Rate Contracts with an Acceptable Counterparty which: (a) are in an aggregate notional amount equal to not less than the then-outstanding aggregate principal amount of all the Loans; (b) fixes or caps LIBOR at no more than five percent (5.00%); (c) covers the period from the first day of the First Extension Term through the First Extended Maturity Date, (d) otherwise comply with the requirements set forth in Section 5.12; and (e) are collaterally assigned to the Administrative Agent pursuant to the Assignment(s) of Interest Rate Contract.

(5)                                  With respect to the second Option to Extend, on a date no later than the first day of the Second Extension Term, Borrower shall have entered into Interest Rate Contracts with an Acceptable Counterparty which: (a) are in an aggregate notional amount equal to not less than the then-outstanding aggregate principal amount of all the Loans; (b) fixes or caps LIBOR at no more than five percent (5.00%); (c) covers the period from the first day of the Second Extension Term through the Second Extended Maturity Date, (d) otherwise comply with the requirements set forth in Section 5.12; and (e) are collaterally assigned to the Administrative Agent pursuant to the Assignment(s) of Interest Rate Contract.

(6)                                  With respect to the first Option to Extend, prior to or concurrently with the delivery of Borrower’s Extension Request (and Borrower’s satisfaction of all conditions precedent to Borrower’s extension of the term of the Loans to the First Extended Maturity Date set forth in this Section 2.3(b)), PropCo shall have properly exercised its first option to extend the Maturity Date (as defined in the PropCo Credit Agreement) for an additional twelve (12) months in accordance with the terms of the PropCo Credit Agreement or the PropCo Credit Facility shall have been fully refinanced for a term (excluding any extension options) which does not mature prior to the First Extended Maturity Date;

(7)                                  With respect to the second Option to Extend, prior to or concurrently with the delivery of Borrower’s Extension Request (and Borrower’s satisfaction of all conditions precedent to Borrower’s extension of the term of the Loans to the Second Extended Maturity Date set forth in this Section 2.3(b)), PropCo shall have properly exercised its second option to extend the Maturity Date (as defined in the PropCo Credit Agreement) for an additional twelve (12) months in accordance with the terms of the PropCo Credit Agreement or the PropCo Credit Facility shall have been fully refinanced for a term (excluding any extension options) which does not mature prior to the Second Extended Maturity Date;

(8)                                  With respect to the second Option to Extend, Borrower has previously properly exercised its first Option to Extend the term of the Loans to the First Extended Maturity Date;

(9)                                  Borrower shall execute or cause the execution of all documents reasonably required by Administrative Agent to evidence the Option to Extend;

(10)                            Borrower shall pay the Extension Fee to Administrative Agent, on or before 1:00 PM (New York time) on the first day of the applicable extension term (or, if the first day of the First Extension Term is a weekend or federal holiday, on the first business day of the First Extension Term); and

(11)                            All costs and expenses incurred by Administrative Agent (including, without limitation, reasonable attorneys’ fees and expenses incurred by Administrative Agent in connection with the exercise of such Option to Extend) shall be payable by Borrower on demand therefor.

2.4                                 Manner of Payment of Loans; Evidence of Debt.

(1)                                  Repayment.  Subject to any earlier acceleration of the Loans following an Event of Default, the Borrower hereby unconditionally promises to pay to the

Administrative Agent for the account of the Lenders the outstanding principal amount of the Loans on the Maturity Date.

(2)                                  Manner of Payment.

(i)                         The Borrower shall notify the Administrative Agent in writing (which notice may be by facsimile or electronic mail) of any repayment or prepayment hereunder not later than 1:00 p.m. (New York time) three  (3) Business Days before the date of repayment or prepayment.  Each such notice shall be irrevocable and shall specify the repayment or prepayment date and the principal amount of the Loans or portion thereof to be repaid or prepaid.  Promptly following receipt of any such notice relating to the Loans, the Administrative Agent shall advise the Lenders of the contents thereof.  Each repayment or prepayment of the Loans shall be applied ratably to the Loans.  Repayments and prepayments shall be accompanied by (y) accrued interest to the extent required by Section 2.6 and (z) any payments due pursuant to Section 2.5.

(ii)                      The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m. (New York time) (unless otherwise specified in this Agreement), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be wired to the Administrative Agent at the Contact Office, ABA 021-001-033 for the Administrative Agent’s Account No. 99401268, Ref: CV PropCo, LLC, except as otherwise expressly provided in the relevant Loan Document.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

(3)                                  Maintenance of Loan Accounts by Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(4)                                  Maintenance of Loan Accounts by the Administrative Agent.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(5)                                  Effect of Entries.  The entries made in the accounts maintained pursuant to Sections 2.4(3) and (4) above shall be prima facie evidence of the existence and amounts of the obligations recorded therein.  Any failure to record the amount of a Loan, the Interest Period applicable thereto, the interest rate applicable thereto or any other information regarding the Obligations, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrower with respect to any of the Obligations.

(6)                                  Promissory Notes.  Upon the request of a Lender, the Borrower shall promptly execute and deliver to such Lender a Note (or replacement thereof) evidencing such Lender’s Loan.

2.5                                 Repayment and Prepayment of Loans; Mandatory Prepayments.

(1)                Mandatory Prepayments.

(i)                                          If at any time the aggregate Unrestricted Cash of the Loan Parties exceeds $1,000,000.00 for any period of five consecutive Business Days, the Borrower shall immediately remit to the Administrative Agent on the last Business Day of such period an amount equal to such excess to be applied to the prepayment of the Loans under this Agreement.

(ii)                                       Subject to the payment of any Deferred Management Fees permitted pursuant to the terms of Section 5.19(15) of this Agreement, no later than the earlier of (x) forty-five (45) days after the end of each fiscal quarter of the Borrower commencing with the fiscal quarter ending September 30, 2011 and (y) the date on which the financial statements with respect to such fiscal quarter have been delivered pursuant to Section 5.1(1) and the related Compliance Certificate has been delivered pursuant to Section 5.1(4), the Borrower shall remit to the Administrative Agent an amount equal to the Excess Cash Flow (if positive) for such fiscal quarter to be applied to the prepayment of the Loans under this Agreement; provided that the amount of such prepayment with respect to any fiscal quarter shall be reduced to the extent necessary such that, after giving effect thereto, the aggregate amount of Unrestricted Cash maintained by the Loan Parties as of the date of such prepayment shall not be less than $1,000,000.00.

(iii)                                    No later than five (5) Business Days after payment of Proceeds of a Casualty or Condemnation of a Mortgaged Property to Borrower or Leasehold Holder (or any Affiliate or agent of Borrower or Leasehold Holder), the Borrower shall remit such Proceeds to the Administrative Agent for application against the outstanding principal balance of the Loans the Proceeds of a Casualty or Condemnation of a Mortgaged Property to the extent required to be applied to the prepayment of the Loans under this Agreement.

(2)                                  Optional Prepayments.  Upon not less than three (3) Business Days’ prior written notice to the Administrative Agent (which shall promptly provide telephonic notice of the receipt thereof to each of the Lenders), the Borrower may voluntarily prepay principal amounts outstanding under the Loans in whole or in part (without any release of Collateral); provided, however, that voluntary prepayments shall be in the minimum amount of $250,000 and integral multiples of $50,000 in excess thereof.

(3)                                  Accrued Interest.  The Borrower shall pay in connection with any prepayment hereunder, whether voluntary or mandatory, concurrently with payment of any principal amounts, all interest accrued but unpaid on that portion of the Loans to which such prepayment is applied through the end of the Interest Period during which such prepayment occurs.

(4)                                  Priority of Payments.

(i)                                     Prior to the occurrence of an Event of Default, any voluntary or mandatory prepayment of any Loan pursuant to this Section 2.5 shall, except as otherwise specified in this Section 2.5 and Section 2.6 below, be applied to prepay the Loans on a pro rata basis (in accordance with each Lender’s respective Pro Rata Share of the Loans) to the full extent thereof;

(ii)                                  Following the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent on account of the Obligations, shall be promptly disbursed by the Administrative Agent as follows:

(A)                              First, to the payment of expenses incurred by the Administrative Agent in the performance of its duties and the enforcement of the rights of the Secured Parties under the Loan Documents, including, without limitation, all costs and expenses of collection, reasonable attorneys’ fees (including all allocated costs of internal counsel), court costs and other amounts payable to Administrative Agent as provided in Section 10.14 below;

(B)                                Then, to the Lenders, pro rata in accordance with their respective Pro Rata Shares, until interest accrued on the Loans has been paid in full;

(C)                                Then, ratably (in proportion to the respective amounts described in this clause held by them)  to the Lenders, pro rata in accordance with their respective Pro Rata Shares, and to the Counterparties under the Specified Interest Rate Contracts until principal under the Loans and all amounts owing under the Specified Interest Rate Contracts have been paid in full; and

(D)                               Then, to the Lenders, pro rata to each Lender in accordance with the amount expressed in a percentage, which the amount of remaining Obligations owed to such Lender bears to all remaining Obligations held by all Lenders, until all other Obligations have been paid in full (including, without limitation, costs and expenses payable by Borrower to the Lenders pursuant to Section 10.14 hereof).

(iii)                               The order of priority set forth in Section 2.5(4)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent and the other Lenders as among themselves. The order of priority set forth in Sections 2.5(4)(ii)(A) through (D) may at any time and from time to time be changed only with the prior written consent of all Lender’s directly affected thereby, without necessity of notice to or consent of or approval by the Borrower or any other Person.  The order of priority set forth in Section 2.5(4)(ii)(A) may be changed only with the prior written consent of the Administrative Agent.

2.6                                 Interest.

(1)                                  Base Rate Loans.  Each Base Rate Loan shall bear interest at a rate per annum equal to the Applicable Base Rate.

(2)                                  LIBO Rate Loans.  Each LIBO Rate Loan shall bear interest at a rate per annum equal to the Applicable LIBO Rate for the Interest Period for such Loans.

(3)                                  Payment of Interest.

(a)                                  All interest on the Loans that accrues during the Original Term (“PIK Amounts”) shall not be paid by Borrower to Administrative Agent on each Payment Date but instead all interest that accrues during each Interest Period during the Original Term shall be added to the outstanding principal amount of the Loans on each Payment Date, increasing the principal amount of the Loans by such PIK Amounts (which increases shall be credited to each Lender proportionally based on each Lender’s Pro Rata Share of the Loans), and thereafter interest will accrue on the principal amount of the Loans as increased by the PIK Amounts theretofore added to the principal amount of the Loans.

(b)                                 Notwithstanding any provision of Section 2.6(3)(a) to the contrary, in the event that Borrower properly exercises one or both Options to Extend pursuant to Section 2.3 hereof, then during the First Extension Term and the Second Extension Term, Borrower shall pay interest on the Loans monthly, in arrears, on each Payment Date, as set forth on an interest billing statement delivered by the Administrative Agent to the Borrower (which delivery may be by facsimile transmission) no later than 1:00 p.m. (New York time) on a date at least one Business Day prior to the date such interest is due.

(4)                                  Computations.  All computations of LIBO Rate interest payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).  All computations of Base Rate interest and fees payable hereunder shall be based upon a year of 365 days for the actual number of days elapsed.

(5)                                  Default Interest.  During such time as there shall have occurred and be continuing an Event of Default, all Obligations outstanding, shall, at the election of the Administrative Agent, bear interest at the Default Rate.

2.7                                 Presumptions of Payment.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

2.8                                 Pro Rata Treatment.

Except to the extent otherwise provided herein:  (1) each Advance shall be allocated pro rata among the Lenders according to the amounts of their respective Loans; (2) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (3) each payment of interest on Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

2.9                                 Inability to Determine Rates.

In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that by reason of circumstances affecting the interbank market adequate and reasonable means do not exist for ascertaining the LIBO Rate for any Interest Period, the Administrative Agent shall forthwith give telephonic notice of such determination to each Lender and to the Borrower.  If such notice is given, the Loans shall be converted, on the last day of the Interest Period applicable thereto, to Base Rate Loans.  If the Loans have been converted to Base Rate Loans pursuant to the terms of this Section 2.9, but thereafter adequate and reasonable means shall exist for ascertaining the LIBO Rate, the Administrative Agent shall give notice thereof to Borrower and each Lender and convert the Base Rate Loans back to LIBO Rate Loans by delivery to Borrower and each Lender notice of such conversion no later than one (1) Business Day prior to the next succeeding Interest Rate Determination Date, in which event the Base Rate Loans shall be converted to LIBO Rate Loans from, after and including the first day of the next succeeding Interest Period.

2.10                           Illegality.

Notwithstanding any other provisions herein, if any Requirement of Law, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain LIBO Rate Loans as contemplated by this Agreement:  (1) the commitment of such Lender hereunder to continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall forthwith be cancelled, and (2) LIBO Rate Loans held by such Lender then outstanding, if any, shall be converted automatically to Base Rate Loans at the end of their respective Interest Periods or within such earlier period as may be required by law.  In the event of a conversion of any LIBO Rate Loan prior to the end of its applicable Interest Period, the Borrower hereby agrees promptly to pay any Lender affected thereby, upon demand, the amounts required pursuant to Section 2.13 below, it being agreed and understood that such conversion shall constitute a prepayment of a LIBO Rate Loan for all purposes of this Section 2.10.

2.11                           Increased Costs.

(1)                                  In the event that any Requirement of Law, or in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued by any central bank or other Governmental Authority:

(i)                                     Does or shall subject any Lender to any Taxes of any kind whatsoever with respect to this Agreement or any of the Loans, or change the basis of determining the Taxes imposed on payments to such Lender of principal, fees, interest or any other amount payable hereunder (except for any change in the rate of tax on the overall net income of such Lender);

(ii)                                  Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any  office of such Lender which are not otherwise included in the determination of interest payable on the Obligations; or

(iii)                               Does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, converting or maintaining its Loans or to reduce any amount receivable in respect thereof or the rate of return on the capital of such Lender or any corporation controlling such Lender, then, in any such case, the Borrower shall, without duplication of amounts payable pursuant to Section 2.14, promptly pay to such Lender, upon its written demand made through the Administrative Agent, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as determined by such Lender with respect to this Agreement or such Lender’s Loans, so long as such Lender requires substantially all obligors under other loans of this type made available by such Lender to similarly so compensate such Lender.

(2)                                  If a Lender becomes entitled to claim any additional amounts pursuant to Section 2.11(1), it shall promptly notify the Borrower of the event by reason of which it has become so entitled.  A certificate specifying the reason for any additional amounts so claimed as payable and containing the calculation thereof in reasonable detail submitted by a Lender to the Borrower, accompanied by a certification that such Lender has required substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender, shall constitute prima facie evidence thereof.

(3)                                  Failure or delay on the part of any Lender to demand compensation pursuant to Section 2.11(2) shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, such right, if not previously demanded, shall terminate upon repayment of such Lender’s Loan.

2.12                           Obligation of Lenders to Mitigate.

As promptly as reasonably practicable after the officer of any Lender responsible for administering such Lender’s Loans becomes aware of any event or condition that would entitle such Lender to receive payments under Section 2.11 above or Section 2.14 below or to cease maintaining LIBO Rate Loans under Section 2.10 above, such Lender will use reasonable efforts:  (i) to maintain its Loans through another lending office of such Lender or (ii) take such other reasonable measures, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.11 above or pursuant to Section 2.14 below would be materially reduced or eliminated or the conditions rendering such Lender incapable of maintaining LIBO Rate Loans under Section 2.10 above no longer would be applicable, and if, as determined by such Lender in its sole discretion, the maintaining of such LIBO Rate Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such LIBO Rate Loans or the interests of such Lender.

2.13                           Funding Indemnification.

In the event of (1) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (2) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (3) the failure to borrow, convert, continue or prepay any of the Loans on the date specified in any notice delivered pursuant hereto, or (4) the assignment of any LIBO Rate Loan, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a LIBO Rate Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (y) the amount of interest that such Lender would have accrued on the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Reserve Adjusted LIBO Rate for such Interest Period, over (z) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.14                           Taxes.

(1)                                  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(2)                                  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(3)                                  The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest (except to the extent such penalties and/or interest arise as a result of a Lender’s delay in dealing with any such Indemnified Tax) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(4)                                  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)                                  Each Foreign Lender shall deliver to the Borrower (with copies to the Administrative Agent) on or before the Effective Date (or in the case of a Foreign Lender who became a Lender by way of an assignment, on or before the date of the assignment) or at least five (5) Business Days prior to the first date for any payment herewith to such Lender, and from time to time as required for renewal under applicable law, IRS Form W-8BEN or W-8ECI, as appropriate, any other certificate or statement of exemption required by Section 871(h) or Section 881(c) of the Code as of the Effective Date, and, in the case of any payment made hereunder after December 31, 2012 in respect of any Loan, Note or Obligation that was not treated as outstanding for purposes of FATCA on March 18, 2012, any forms, documentation or other information as shall be prescribed by the IRS to demonstrate that such Lender has complied with the applicable reporting requirements of FATCA, properly completed and duly executed by such Lender establishing that payments to such Lender hereunder are not subject to withholding under the Code (“Evidence of No Withholding”).  Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent of any change in its applicable lending office and upon written request of the Borrower or the Administrative Agent shall, prior to the immediately following due date of any payment by the Borrower hereunder or under any other Loan Document, deliver Evidence of No Withholding to the Borrower and the Administrative Agent.  The Borrower shall be entitled to rely on such forms in its possession until receipt of any revised or successor form pursuant to this Section 2.14(5).  If a Lender fails to provide Evidence of No Withholding as required pursuant to this Section 2.14(5), then (i) the Borrower (or the Administrative Agent) shall be entitled to deduct or withhold from payments to the Administrative Agent or such Lender as a result of such failure, as required by law, and (ii) the Borrower shall not be required to make payments of additional amounts with respect to such withheld Taxes pursuant to Section 2.14(1) to the extent such withholding is required solely by reason of the failure of such

Lender to provide the necessary Evidence of No Withholding.

2.15                           Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution.  Fees paid shall not be refundable under any circumstances

2.16                           Credit Support.

(1)                                  Recourse Guaranty.  As credit support for the Obligations, Recourse Guarantor executed and delivered to Administrative Agent the Recourse Guaranty.

(2)                                  Collateral Documents.  As collateral security for the Obligations, Holdco, the Borrower and/or the Leasehold Holder executed and delivered to the Administrative Agent the Collateral Documents.

(3)                                  Assignments.  As collateral security for the Obligations, (a) Borrower and the Leasehold Holder executed and delivered to the Administrative Agent the Assignment of Contracts and the Assignment of Leases and Rents, and (b) in connection with the exercise of each of Borrower’s Options to Extend in accordance with Section 2.3(b) hereof, Borrower shall execute and deliver to the Administrative Agent a first priority assignment of the Required Interest Rate Contracts.

(4)                                  Preferential Payments.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, if any amount paid on account of the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by any Lender or the Administrative Agent or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (such payment, a “Preferential Payment”), then, to the extent of such Preferential Payment, the Obligations or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.

ARTICLE III
CONDITIONS

3.1                                 Effectiveness of Agreement.  The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent:

(1)                                  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Loan Parties and the Lenders, (ii) the Security Instruments, executed and delivered by Borrower and the Leasehold Holder, as applicable, (iii) the Recourse Guaranty executed and delivered by Recourse Guarantor, (iv) the Pledge Agreement executed and delivered by Pledgor, (v) the Note executed by Borrower; (vi) the Security Agreement executed and delivered by Borrower and the Leasehold Holder; (vii) a Control Agreement for each Account of the Loan Parties (other than Excluded Accounts) in favor of the Administrative Agent executed by the applicable Loan Party, the Administrative Agent and the applicable Account Bank; and  (viii) all other Loan Documents executed and delivered by all parties thereto.

(2)                                  The Administrative Agent shall have received satisfactory evidence that (i) the PropCo Loan Documents have been entered into, to become effective substantially simultaneously with this Agreement, (ii) the PropCo Administrative Agent shall have determined that the terms and conditions of the Restructuring Plan are reasonably satisfactory to PropCo Administrative Agent and the Lenders under the PropCo Credit Agreement (the “PropCo Lenders”) and the Restructuring Plan has been confirmed by the Bankruptcy Court pursuant to the Confirmation Order, which has terms and conditions reasonably satisfactory to PropCo Administrative Agent, (iii) the Confirmation Order is not subject to a stay and, unless the PropCo Administrative Agent and the PropCo Lenders have otherwise agreed to proceed with the transaction under the PropCo Loan Documents, (a) at least fourteen (14) days shall have passed since the entry of the Confirmation Order and (b) no appeal shall have been lodged to the Confirmation Order that in the opinion of the Administrative Agent might adversely affect any of the Loans, impair in any material respect the effectiveness of the Restructuring Plan or impair in any material respect the financial condition, business or prospects of any of the Borrower Parties or any Subsidiary thereof, and (iv) all conditions precedent to the effectiveness of the Restructuring Plan shall have been satisfied (or waived) or shall be satisfied (or waived) concurrently in the reasonable judgment of the Administrative Agent (provided that if PropCo Administrative Agent and the PropCo Lenders proceed with the transaction under the PropCo Credit Agreement, such conditions precedent shall be deemed satisfied or waived).

(3)                                  The Lenders and the Administrative Agent shall have received all fees required to be paid, if any, and all expenses for which reasonably detailed invoices have been presented, on or before the Effective Date.

(4)                                  Other than as listed on Schedule 4.6, there shall be no action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to (x) have a Material Adverse Effect or a Property Material Adverse Effect on the business, assets, properties, liabilities (actual and contingent), operations or condition (financial or otherwise) of the Borrower, Leasehold Holder, Holdco, Recourse Guarantor or the other Borrower Parties, (y) adversely affect the ability of the Borrower, Leasehold Holder, Holdco, Recourse Guarantor or any other Borrower Party to perform its obligations under the Loan Documents or (z) adversely affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

(5)                                  Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of the general partner, manager or managing member or another Responsible Officer of those Borrower Parties which are partnerships or limited liability companies attaching copies of resolutions duly adopted by the Board of Directors of such general partner, manager or managing member or members, managers or partners of the applicable Borrower Party, as required by the applicable Organizational Documents, approving the execution, delivery and performance of the Loan Documents to which such Borrower Parties are party on behalf of such Borrower Parties and certifying the names and true signatures of the officers of such Borrower Party or of such general partner, manager or managing member of the applicable Borrower Party authorized to sign the Loan Documents to which such Borrower Parties are party on behalf of such Borrower Parties.

(6)                                  Administrative Agent shall have received a certificate or certificates of the Secretary or an Assistant Secretary or another Responsible Officer of those Borrower Parties which are corporations attaching copies of resolutions duly adopted by the Board of Directors of such Borrower Parties approving the execution, delivery and performance of the Loan Documents to which such Borrower Parties are party and certifying the names and true signatures of the officers of each of such Borrower Parties authorized to sign the Loan Documents to which such Borrower Parties are party on behalf of such Borrower Parties.

(7)                                  Administrative Agent shall have received copies of the Organizational Documents of each of the Borrower Parties, certified, with respect to the formation documents, by the Secretary of State of the state of formation of such Person as of a recent date, and certified by an Officer’s Certificate as to the other Organizational Documents.

(8)                                  Administrative Agent shall have received a certificate of authority and good standing or analogous documentation as of a recent date for each of the Borrower Parties, for each state in which such Person is organized, formed or incorporated, as applicable, and each state with respect to which the failure to be in good standing will have or is reasonably likely to have a Material Adverse Effect with respect to such Person.

(9)                                  Administrative Agent  shall have received opinions of counsel for the Borrower Parties, in form and substance reasonably acceptable to the Administrative Agent.

(10)                            All documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Loan Documents and perfect such Liens to the extent required by, and with the priority required, by the Loan Documents, shall have been executed and be in proper form for filing, subject only to exceptions satisfactory to the Administrative Agent.

(11)                            The representations and warranties of each Borrower Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(12)                            After giving full effect to the Restructuring, no Event of Default or Potential Default shall have occurred and be continuing as of the Effective Date.

(13)                            Administrative Agent shall have received new Title Policies (or date downs to existing Title Policies, as determined by Administrative Agent in its reasonable discretion) issued by the Title Company and dated as of the Effective Date.  Such Title Policies shall (i) provide coverage in an amount equal to 100% of the aggregate amount of Loans, (ii) insure that the Security Instruments create a valid, first priority Lien on the Mortgaged Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain the endorsements and affirmative coverages as Administrative Agent may reasonably request to the extent available in the State of Nevada, and (iv) name Administrative Agent as the insured.  Administrative Agent also shall have received evidence that all premiums in respect of such Title Policies have been paid.  Administrative Agent shall have received evidence that all appropriate releases or discharges of encumbrances necessary for the delivery of the Title Policies have been delivered for recording.

(14)                            Administrative Agent shall have received a current Survey for each Real Property, containing the survey certification substantially in the form attached hereto as Exhibit B.  Each such Survey shall reflect the same legal description contained in the Title Policies referred to in paragraph (14) above and shall include, among other things, a metes and bounds description or such other description as is required by Title Company, of the Real Property depicted therein, any such description to be reasonably satisfactory to Administrative Agent.  The surveyor’s seal shall be affixed to the Survey.

(15)                            Administrative Agent shall have received a Budget that satisfies the conditions set forth in Section 5.1(5) hereof and is otherwise acceptable to Administrative Agent.

(16)                            Administrative Agent shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Administrative Agent in its sole discretion, and evidence of the payment of all insurance premiums currently due and payable for the existing policy period.

(17)                            With respect to Ground Lease, Administrative Agent shall have received an estoppel and agreement from the Ground Lease Fee Owner in form and substance reasonably acceptable to Administrative Agent.

(18)                            Administrative Agent shall have received satisfactory evidence that the Warrants have been issued to the Lenders pursuant the Warrant Agreements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

As an inducement to the Administrative Agent and each Lender to enter into this Agreement, except as set forth on the schedule of exceptions attached hereto as Schedule 4 hereto, each Loan Party represents and warrants as follows as of the Effective Date:

4.1                                 Financial Condition.

(1)                                  The financial statements of each of Borrower, Tropicana Station, Inc. and Station Casinos, Inc. most recently delivered by Borrower pursuant to this Agreement, as at the date to which such statements apply, fairly present the financial condition of each such Person as at such date and the results of the operations of each such Person for the period ended on such date, all in conformity with GAAP.

(2)                                  Except as set forth on Schedule 4.1, No Loan Party has any material obligation, material contingent liability or material liability for taxes, material long-term leases or unusual forward or long-term material commitment that is not otherwise permitted by this Agreement.

4.2                                 No Material Adverse Effect.  No event has occurred which has or is reasonably likely to have a Material Adverse Effect or a Property Material Adverse Effect.

4.3                                 Compliance with Laws.  Each of the Loan Parties is in compliance with all Requirements of Law and is not in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority, except where the failure to do so or such default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or a Property Material Adverse Effect.  To the Knowledge of the Loan Parties, there are no Requirements of Law applicable to any Borrower Party the compliance with which by such Borrower Party would, in the aggregate, have a Material Adverse Effect or a Property Material Adverse Effect.  There has not been committed by any Loan Party any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Mortgaged Property or any part thereof or any monies paid in performance of any Loan Party obligations under any of the Loan Documents.

4.4                                 Organization, Powers; Authorization; Enforceability.

(1)                                  Each Borrower Party (A) is either a corporation, a limited partnership or a limited liability company duly incorporated, formed or organized, validly existing, and in good standing under the laws of the state of its incorporation, organization and/or formation, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the failure to be so qualified and in good standing will have or is reasonably expected to have a Material Adverse Effect, and (C) has all requisite corporate, partnership or limited liability company power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement.  Borrower is a partnership for purposes of federal income taxation and for purposes of the tax laws of any state or locality in which it is subject to taxation based on its income.

(2)                                  True, correct and complete copies of the Organizational Documents of each of the Borrower Parties have been delivered to the Administrative Agent and have not been Modified except to the extent indicated therein.  All of the Organizational Documents are in full force and effect, and there are no defaults under such Organizational Documents (including with respect to any restrictions on Indebtedness contained therein), and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents (including with respect to any restrictions on Indebtedness contained therein).

(3)                                  The Borrower Parties have the requisite power and authority to execute, deliver and perform this Agreement and each of the other Loan Documents which are required to be executed on their behalf.  The execution, delivery and performance of each of the Loan Documents which must be executed in connection with this Agreement by any Borrower Party and to which any Borrower Party is a party and the consummation of the transactions contemplated thereby are within such Borrower Party’s partnership, company, or corporate powers, have been duly authorized by all necessary partnership, company, or corporate action and such authorization has not been rescinded. No other partnership, company, or corporate action or proceedings on the part of any Borrower Party is necessary to consummate such transactions.

(4)                                  Each of the Loan Documents to which any Borrower Party is a party has been duly executed and delivered on behalf of such Borrower Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and to principles of equity, regardless of whether considered in a proceeding in equity or at law), is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such Borrower Party on or before the Effective Date have been performed or complied with, and no Potential Default or Event of Default exists thereunder.

4.5                                 No Conflict.  The execution, delivery and performance of the Loan Documents, the borrowing hereunder, and the use of the proceeds thereof, will not violate any material Requirement of Law or any Organizational Document or any material Contractual Obligation of any Borrower Party; or create or result in the creation of any Lien on any material assets of any Borrower Party other than the Liens created by the Loan Documents.

4.6                                 No Material Litigation.  Except as disclosed on Schedule 4.6 hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of the Loan Parties, threatened by or against any Borrower Party or against any such Person’s Property or revenues which is likely to be adversely determined and which, if adversely determined, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect.  The performance of any action by any Borrower Party required or contemplated by any Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently).

4.7                                 Taxes.  (1)All federal, state, local and foreign income and franchise and other material Tax returns, reports and similar statements or filings of the Loan Parties and their respective Tax Affiliates (collectively, the “Tax Returns”) have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except to the extent such Taxes, assessments, fees and other charges of Governmental Authorities are subject to a Good Faith Contest.  The Loan Parties have no Knowledge of any proposed tax assessment against any Borrower Party that will have or is reasonably likely to have a Material Adverse Effect.  There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments, which would, individually or collectively have or would be reasonably likely to have a Property Material Adverse Effect.  Except as set forth on Schedule 4.7, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been received from any Governmental Authority.

Proper and accurate amounts have been withheld by Loan Parties and each of their respective Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(2)                                  Except as set forth on Schedule 4.7, none of the Loan Parties or any of their respective Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the Effective Date, or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Loan Parties (or their respective Tax Affiliates) is the common parent.

(3)                                  All mortgage, mortgage recording, stamp, intangible or other similar Tax required to be paid by any Person under applicable Requirements of Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instruments, have been paid or have been collected by the closing agent for payment.

4.8                                 Regulated Entities.  None of the Borrower Parties, nor any Person Controlling such entities, is an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” for, or otherwise “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  None of the Borrower and its Subsidiaries (1) is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or, other than Gaming Law, any other Federal or state statute or regulation limiting its ability to incur Indebtedness, or (2) is a “foreign Person” within the meaning of Section 1445 of the Code.

4.9                                 Borrower Parties.  The Borrower Parties have fully disclosed to Administrative Agent all material aspects of the ownership structure of the Borrower Parties and have disclosed to Administrative Agent (1) the correct legal name of each such Person, the type of organization, and the jurisdiction of its incorporation or organization, and (2) the class of outstanding Capital Stock of Borrower along with the percentage thereof owned, directly or indirectly, by the Borrower Parties.  None of such issued and outstanding Capital Stock is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock, except for the Warrants, the Warrant Agreements and as disclosed in Schedule 4.9.

4.10                           Federal Reserve Board Regulations.  None of the Borrower Parties is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations T, U and X.  No part of the proceeds of the Loans will be used for “purchasing” or “carrying” “Margin Stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of, the Regulations of the Board of Governors of the Federal Reserve System.

4.11                           ERISA Compliance.  Except as disclosed on Schedule 4.11:

(1)                                  Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law failure to comply with which would reasonably be likely to result in a Material Adverse Effect.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the  Knowledge of the Loan Parties, nothing has occurred which would cause the loss of such qualification.

(2)                                  There are no pending or, to the Knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(3)                                  No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or, to the Knowledge of the Loan Parties, Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(4)                                  No Pension Plan has any Unfunded Pension Liability which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(5)                                  None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(6)                                  None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred nor reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(7)                                  None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any Person or otherwise engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA which has resulted or could reasonably be expected to result in a Material Adverse Effect.

4.12                           Assets and Liens.

(1)                                  Borrower has good and marketable fee title to the Mortgaged Property (other than the Ground Lease Parcel), free and clear of all Liens whatsoever except the Permitted Encumbrances, and Leasehold Holder has valid and existing leasehold title to the Ground Lease Parcel, free and clear of all Liens whatsoever except the Permitted Encumbrances.  The Mortgaged Property constitutes all of the Property currently owned, leased or licensed by the Borrower and the Leasehold Holder.

(2)                                  The Security Instruments, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first mortgage lien on the Real Property and the Improvements, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances.  Except as may be indicated in and insured over by the Title Policies, to the Knowledge of the Loan Parties there are no claims for payment for work, labor or materials affecting the Mortgaged Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.  None of the Permitted Encumbrances will have a material adverse affect on the Mortgaged Property which they encumber.  Borrower and the Leasehold Holder shall preserve Borrower’s and Leasehold Holder’s right, title and interest in and to the Mortgaged Property for so long as any Obligations remain outstanding and will warrant and defend same and the validity and priority of the Lien of the Security Instruments from and against any and all claims whatsoever other than the Permitted Encumbrances.

(3)                                  The provisions of the Pledge Agreement and the provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Encumbrances) on all right, title and interest of the respective Borrower Parties in the Collateral, and no filing, recording, registration or other action will be necessary to perfect or protect such Liens, except (A) for the filing of all applicable Uniform Commercial Code financing statements and all applicable filings with the United States Copyright Office to be filed on the Effective Date or immediately thereafter and (b) as provided under Requirements of Law with respect to the filing of continuation statements for previously filed Uniform Commercial Code financing statements.  None of the Permitted Encumbrances will have a material adverse effect on the Collateral which they encumber.  Each Borrower Party shall preserve its right, title and interest in and to the Collateral pledged under the Pledge Agreement and the other Collateral Documents for so long as any Obligations remain outstanding and will warrant and defend same and the validity and priority of the Lien of the Pledge Agreement and the other Collateral Documents from and against any and all claims whatsoever other than the Permitted Encumbrances.

4.13                           Securities Acts.  No Loan Party has issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933 (as amended from time to time, the “Act”) or any other law, nor is any Loan Party in violation of any rule, regulation or requirement under the Act, or the Securities Exchange Act of 1934 (as amended from time to time) other than violations which could not reasonably be expected to have a Material Adverse Effect.  No Loan Party is required to qualify an indenture under the Trust Indenture Act of 1939 (as amended from time to time) in connection with its execution and delivery of this Agreement or the incurrence of Indebtedness hereunder.

4.14                           Consents, Etc.  Except as disclosed in Schedule 4.14, no consent, approval or authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required (1) in connection with the execution and delivery of the Loan Documents by the Borrower Parties; or (2) the performance of or compliance with the terms, provisions and conditions of the Loan Documents by such Persons, other than those that have been obtained, copies of which have been delivered to the Administrative Agent and each of which on the Effective Date will be in full force and effect.

4.15                           Hazardous Materials.  The Borrower has provided copies of the Phase I and the other environmental assessments as set forth in Schedule 4.15 to the Administrative Agent.  Except as otherwise disclosed in the assessments listed on Schedule 4.15: (1) during the period of ownership of any interest in any Mortgaged Property by any of Borrower or the Leasehold Holder or any Affiliate of Borrower or the Leasehold Holder, such Mortgaged Property (or any portion thereof) has not been used for the purpose of, or in any way involving, the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Mortgaged Property, or transporting any Hazardous Materials to, from or across the Mortgaged Property, in each case, in a manner that would reasonably be expected to have a Property Material Adverse Effect, and to the Knowledge of the Loan Parties, no such use occurred at any time prior to the period of ownership of such Mortgaged Property by any of Borrower, the Leasehold Holder or any Affiliate of Borrower or the Leasehold Holder; (2) Borrower and the Leasehold Holder have obtained all material environmental, health and safety permits and licenses necessary for their respective operations, and all such permits are in good standing and the holder of each such permit is currently in compliance with all terms and conditions of such permits, except for any such failure to obtain, maintain in good standing or comply that would not reasonably be expected to have a Property Material Adverse Effect; (3) none of the Mortgaged Property is listed or, to the knowledge of the Loan Parties, proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any similar applicable state list of sites requiring remedial action under any Hazardous Materials Laws; (4) none of Borrower, the Leasehold Holder or any Affiliate of Borrower or the Leasehold Holder which previously held title to the Mortgaged Property has sent or directly arranged for the transport of any hazardous waste to any site listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL, CERCLIS or any similar state list, where any such arrangement for transportation would reasonably be expected to have a Property Material Adverse Effect; and (5) to the Knowledge of the Loan Parties, there is not now on or in any Mortgaged Property: (i) any landfill or surface impoundment; (ii) any underground storage tanks; (iii) any asbestos-containing material; or (iv) any polychlorinated biphenyls (PCB), which in the case of any of clauses (i) through (iv) the presence of which would reasonably be expected to have a Property Material Adverse Effect.

Except as otherwise disclosed in the assessments listed on Schedule 4.15, (x) to the Knowledge of the Loan Parties, no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Mortgaged Property in amounts or concentrations that would reasonably be expected to have a Property Material Adverse Effect; (y) to the Knowledge of the Loan Parties, no Hazardous Materials have migrated from the Mortgaged Property upon or beneath other properties which would reasonably be expected to result in material liability for Borrower or Leasehold Holder; and (z) to the Knowledge of the Loan Parties, no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Mortgaged Property which would reasonably be expected to result in material liability for Borrower or the Leasehold Holder, except for any such liability that would not reasonably be expected to have a Property Material Adverse Effect.

4.16                           Intellectual Property.  Each of Borrower and Leasehold Holder owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names and copyrights that are necessary for the operation of its businesses, without any conflict with the rights of any other Person that could reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or Leasehold Holder infringes upon any rights held by any other Person.

4.17                           Insurance.  Schedule 4.17 accurately describes the insurance coverages for the Borrower and the Leasehold Holder as of the Effective Date.  Such insurance coverages are currently in full force and effect and in compliance with the applicable requirements of Section 5.5.  The Borrower has obtained and delivered to the Administrative Agent evidence of all insurance policies as required under Section 5.5.  None of Borrower or Leasehold Holder has, and to the Knowledge of the Loan Parties no Person has, done by act or omission anything that would impair the coverage of any such policy.

4.18                           Full Disclosure.  The information provided to the Administrative Agent and the Lenders by or on behalf of the Borrower Parties relating to such Persons and the transactions contemplated under the Loan Documents does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not materially misleading.

4.19                           Brokers.  None of the Borrower Parties has dealt with any broker or finder with respect to the transactions embodied in this Agreement and the other Loan Documents.

4.20                           No Default.  After giving full effect to the Restructuring, no Potential Default or Event of Default has occurred and is continuing.

4.21                           Contractual Obligations.  None of the Borrower Parties is a party to any Contractual Obligation which is reasonably likely to have a Material Adverse Effect or a Property Material Adverse Effect; provided that the parties hereto acknowledge and agree that any increase in the rent payable under the Ground Lease (other than increases resulting from a default thereunder) pursuant to the express terms of the Ground Lease shall not be deemed likely to have a Material Adverse Effect for purposes of this Section 4.21. None of the Borrower Parties is in default in any respect in the performance, observance or fulfillment of any of its Contractual Obligations, which default is reasonably likely to have a Material Adverse Effect or a Property Material Adverse Effect.  No Loan Party has any material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any Collateral is otherwise bound, other than (1) obligations incurred in the ordinary course of the operation of the Mortgaged Property, (2) Permitted Encumbrances, and (3) obligations under the Loan Documents.

4.22                           Representations Regarding the Mortgaged Property.

(1)                                  Condemnation and Casualty.  No Condemnation has been commenced or, to the Knowledge of the Loan Parties, is contemplated with respect to all or any material portion of the Mortgaged Property.  No portion of the Mortgaged Property has been materially damaged as a result of any Casualty.

(2)                                  Assessments.  To the Knowledge of the Loan Parties, except as disclosed in the Title Policies, on the real estate tax bills (copies of which tax bills have been provided to Administrative Agent), there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments.

(3)                                  Flood Plain.  The Mortgaged Property is not located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, except as disclosed on the Survey or flood certifications or if located in such area, that status has been disclosed to Administrative Agent via delivery of a flood plain map or flood certifications and does not unreasonably impair the value of the subject Mortgaged Property.

(4)                                  No Prior Assignment.  There are no prior sales, transfers or assignments of any portion of the Rents due and payable or to become due and payable which are presently outstanding following the funding of the Loans, other than those being assigned to the Administrative Agent concurrently herewith.

(5)                                  Leases.  The Mortgaged Property is not subject to any Leases demising any portion of the Mortgaged Property other than the Existing Leases.  No Person has any possessory interest in the Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Existing Leases and the Ground Lease (with respect to the Ground Lease Parcel) or other Permitted Encumbrances.  Each of Borrower and Leasehold Holder is in compliance in all material respects with its obligations under each of the Existing Leases and the Ground Lease, as applicable.  There are no material defaults under the Permitted Encumbrances by Borrower or Leasehold Holder, or to the Knowledge of the Loan Parties any other Person, and to the Knowledge of the Loan Parties there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder.  All construction and other obligations of a material nature to be performed by the Borrower or Leasehold Holder under the Ground Lease and the Permitted Encumbrances either have been satisfied or are reasonably capable of being satisfied without undue expense in accordance with the provisions of the Ground Lease or the subject Permitted Encumbrance.  Any payments by the Borrower or Leasehold Holder due to the other parties to the Ground Lease or Permitted Encumbrances for tenant improvements, infrastructure or land development have been made to the extent then required.  No Person party to any Approved Lease, Ground Lease or any Permitted Encumbrance is entitled to any material offsets, abatements or deductions against the Rent payable thereunder from and after the Effective Date.

(6)                                  Options to Acquire.  Other than Leasehold Holder’s and Borrower’s option to purchase the Ground Lease Fee Owner’s interest in the Ground Lease Parcel under the Ground Lease, none of the Mortgaged Property is subject to any right of first refusal, right of first offer or other options to purchase.

(7)                                  Licenses.  All material certifications, permits (including, without limitation, all Gaming Permits), licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower or Leasehold Holder for the legal use, occupancy and operation of each Mortgaged Property and the improvements thereon (including without limitation, use of the Hotel/Casino Facility as a hotel and casino), to the extent applicable, for its current respective use (collectively, the “Licenses”), have been obtained and are in full force and effect (except to the extent any such failure would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).  The Loan Parties shall keep and maintain all Licenses necessary for the operation of each Mortgaged Property, to the extent applicable, in accordance with its current respective use (including, without limitation, the operation of Hotel/Casino Facility as a hotel and casino with unrestricted gaming activities therein, as applicable).  The use being made of each Mortgaged Property is in conformity with the certificate of occupancy issued for such Mortgaged Property, to the extent applicable (except to the extent any such failure would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect). All Gaming Permits required to be held by Borrower and Leasehold Holder are current and in good standing and Borrower and Leasehold Holder presently hold all Gaming Permits necessary for the continued operation of the Hotel/Casino Facility as a non-restricted gaming facility.

(8)                                  Legal Compliance.  Borrower, Leasehold Holder and each respective Mortgaged Property and the use thereof (including use of the Hotel/Casino Facility as a hotel and casino) comply in all material respects with all Requirements of Law, including, without limitation, building and zoning ordinances and codes (except for any non-compliance that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect) and Gaming Laws.  To the best knowledge of the Loan Parties, none of Borrower or Leasehold Holder is in material default under or in violation of any order, writ, injunction, decree or demand of any Governmental Authority (including any Gaming Authority).  To the best knowledge of the Loan Parties, there has not been committed by Borrower or Leasehold Holder any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Mortgaged Property or any part thereof or any monies paid in performance of Borrower’s or Leasehold Holder’s or any other Borrower Party’s obligations under any of the Loan Documents.

4.23                           Single Purpose Entity.  Each Loan Party is a Single Purpose Entity.

4.24                           Labor.  There are no strikes, work stoppages, slowdowns or lockouts pending or to the Knowledge of the Loan Parties, threatened against or involving the Borrower or Leasehold Holder, other than those listed on Schedule 4.24A or that in the aggregate would not have a Material Adverse Effect.  There are no unfair labor practices, grievances or complaints pending, or, to the Knowledge of the Loan Parties, threatened, against or involving the Borrower or Leasehold Holder, nor are there any pending or, to the Knowledge of the Loan Parties, threatened arbitrations or grievances involving the Borrower or Leasehold Holder, other than those listed on Schedule 4.24B or those that, in the aggregate, if resolved adversely to the Borrower or Leasehold Holder, as applicable, would not have a Material Adverse Effect.

4.25                           Taxpayer Identification Number.  The federal taxpayer identification number of each Loan Party is as set forth in Schedule 4.25.

4.26                           Anti-Terrorism Laws.

(1)                                  No Loan Party or, to the Knowledge of the Loan Parties, any of the Borrower Parties or any of their respective Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “USA Patriot Act”).

(2)                                  No Loan Party or, to the Knowledge of the Loan Parties, any of the other Borrower Parties or any of their respective Affiliates acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                                     a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a Person or entity that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(3)                                  No Loan Party, the Leasehold Holder or, to the Knowledge of the Loan Parties, any other Borrower Parties or any of their respective Affiliates acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 4.26(2) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or  attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.27                           Accounts.  Schedule 4.27 hereof sets forth, as of the Effective Date, a complete and accurate list of all Accounts maintained with any bank or other financial institution by the Loan Parties, each of which financial institutions shall be an Approved Bank and shall (other than with respect to Excluded Accounts) have executed a Control Agreement.

4.28                           Intentionally Omitted.

4.29                           Ground Leases.

(1)                                  The Borrower has delivered to Administrative Agent a true, correct and complete copy of the Ground Lease.  Leasehold Holder is the sole tenant and holder of a valid and existing Leasehold Estate under the Ground Lease, and the interest of Leasehold Holder thereunder has not been assigned, transferred, pledged, hypothecated or otherwise encumbered (except for the security interest granted by the Leasehold Holder to the Lender under the Security Instruments);

(2)                                  The Ground Lease is in full force and effect and has not been Modified or assigned, and the Leasehold Holder has not waived, canceled or surrendered any of its respective rights thereunder;

(3)                                  The Ground Lease does not require the continued use of any Mortgaged Property (i) under any designated trade name or (ii) for any single designated required use (other than use categories such as hotel and casino operations or similarly broad categories that would not have a Material Adverse Effect);

(4)                                  All sums, charges, fees, costs, expenses, rent, additional rent, common charges, common area maintenance charges and other charges or assessments reserved in or payable under the Ground Lease, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities, are current, and no Lien (other than the Permitted Encumbrances) with respect thereto has attached or been recorded on the Ground Lease Parcel (or threat thereof been made in writing) for failure to pay any of the foregoing;

(5)                                  Neither Leasehold Holder nor Ground Lease Fee Owner has delivered or received any notices of default under the Ground Lease and Leasehold Holder is not in default under the Ground Lease, and neither Leasehold Holder nor Ground Lease Fee Owner or any other party to the Ground Lease has commenced any action or given or received any notice for the purpose of terminating the Ground Lease;

(6)                                  To the best knowledge of the Loan Parties, neither Ground Lease Fee Owner nor any other party to the Ground Lease is in default under any of the terms of the Ground Lease and there are no circumstances which, with the passage of time or the giving of notice, or both, would constitute a default under any terms of the Ground Lease by Ground Lease Fee Owner or any other party that would have a Material Adverse Effect, and, as of the Effective Date, neither Ground Lease Fee Owner nor any other party to the Ground Lease has transferred, assigned, hypothecated or encumbered the fee interest in the Ground Lease Parcel;

(7)                                  All construction obligations required to be performed as of the Effective Date by the Leasehold Holder under the Ground Lease have been satisfied in all material respects;

(8)                                  The Ground Lease Parcel Purchase Option is in full force and effect and no Loan Party has exercised or given any written notice to the Ground Lease Fee Owner concerning the exercise of the Ground Lease Parcel Purchase Option; and

(9)                                  To the best knowledge of the Loan Parties, all easements granted pursuant to the Ground Lease which were to have survived the site preparation and completion of construction, remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise, except to the extent it would not be expected to result in a Material Adverse Effect.

4.30                           Management Agreements.

(1)                                  The Borrower has delivered to Administrative Agent a true, correct and complete copy of each of the Management Agreements, and neither the respective interest of the Leasehold Holder, Borrower nor the applicable Manager under any Management Agreement has been assigned, transferred, pledged, hypothecated or otherwise encumbered (except for the security interest granted by the Leasehold Holder to the Administrative Agent under the Collateral Documents);

(2)                                  Each Management Agreement is in full force and effect and has not been Modified, and neither the Leasehold Holder, Borrower nor the applicable Manager thereunder has waived, canceled or surrendered any of its rights thereunder;

(3)                                  All sums, charges, fees, costs, expenses and other charges reserved in or payable under the Management Agreements, including without limitation, all sums, charges, fees, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities, are current, and no Lien with respect thereto has attached or been recorded on any of the Collateral (or threat thereof been made in writing) for failure to pay any of the foregoing;

(4)                                  Neither the Leasehold Holder, Borrower nor the applicable Manager has delivered or received any notices of default under any Management Agreement, and neither the Leasehold Holder, Borrower nor the applicable Manager or any other party to any Management Agreement has commenced any action or given or received any notice for the purpose of terminating any Management Agreement; and

(5)                                  Neither the Leasehold Holder, Borrower nor the applicable Manager or any other party to any Management Agreement is in default under any of the terms of any Management Agreement and there are no existing circumstances which, with the passage of time or the giving of notice, or both, would constitute a default under any terms of any Management Agreement by the Leasehold Holder, Borrower or any other party that would have a Material Adverse Effect, and neither the Leasehold Holder nor Borrower or any other party to any Management Agreement has transferred, assigned, hypothecated or encumbered its interest in any Management Agreement, except as provided under the Loan Documents.

4.31                           Option Parcels.

(1)                                  Borrower has delivered to Administrative Agent a true, correct and complete copy of the Option Agreement.  Borrower has not assigned, transferred, pledged, hypothecated or otherwise encumbered its interest in and to the Option Parcels or its interest under the Option Agreement;

(2)                                  The Option Agreement is in full force and effect, and has not been Modified or assigned, and Borrower has not waived, canceled or surrendered any of its rights thereunder;

(3)                                  Except as provided on Schedule 4.31, none of the transactions contemplated in the Restructuring in any case: (a) require the consent or approval of or notice to any party to the Option Agreement or (b) will constitute a default under the Option Agreement that would have a Material Adverse Effect;

(4)                                  Borrower has not delivered or received any notices of default under the Option Agreement and Borrower is not in default under any term of such Option Agreement, and Borrower has not commenced any action or given or received any notice for the purpose of terminating the Option Agreement;

(5)                                  To the best knowledge of the Loan Parties, neither the Option Parcels Fee Owner or any other party to the Option Agreement is in default under any of the terms of the Option Agreement and there are no circumstances which, with the passage of time or the giving of notice, or both, would constitute a default under any terms of the Option Agreement by the Option Parcels Fee Owner or any other party that would have a Material Adverse Effect, and, as of the Effective Date, neither the Option Parcels Fee Owner nor any other party to the Option Agreement has transferred, assigned, hypothecated or encumbered its interest in, to and under the Option Agreement or its fee interest in the Option Parcels; and

(6)                                  As of the Effective Date, Borrower has not exercised or given any written notice to Option Parcels Fee Owner concerning the exercise of the Option Parcels Purchase Option with respect to any of the Option Parcels.

4.32                           Restructuring.  The Restructuring Plan has been confirmed by the Bankruptcy Court pursuant to the Confirmation Order, and Recourse Guarantor owns and controls, directly, one hundred percent (100%) of the Capital Stock of Holdco, subject to the Warrants and the terms of the Warrant Agreements, Holdco owns and controls, directly, one hundred percent (100%) of the Capital Stock of each of Borrower and Leasehold Holder, all as shown on the organization chart attached hereto as Exhibit C, which Borrower represents to be true and correct.

ARTICLE V
AFFIRMATIVE COVENANTS.

Each Loan Party hereby covenants and agrees with the Administrative Agent and each Lender that, as long as any Loans remain unpaid, it will do, and cause any Borrower Party to do directly or indirectly, the following:

5.1                                 Reporting Requirements

The Borrower shall furnish to the Administrative Agent each of the following:

(1)                                  Quarterly Reports.  As soon as available, but in any event within forty-five (45) days following the end of each fiscal quarter of each fiscal year of the Loan Parties beginning with the first full fiscal quarter after the Closing Date, the Loan Parties shall deliver to Administrative Agent a consolidated balance sheet of the Loan Parties as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form (A) the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and (B) comparisons to budget for such fiscal quarter and the portion of the fiscal year then ended, for the elapsed portion of the fiscal year then ended, all in reasonable detail and certified by a Responsible Officer of the Borrower, Leasehold Holder and Holdco as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower, Leasehold Holder and Holdco in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(2)                                  Monthly Reports. As soon as available, but in any event within thirty (30) days after the end of each fiscal month of the Loan Parties beginning with the first full fiscal month after the Closing Date, Loan Parties shall deliver to Administrative Agent (i) a monthly revenue report in respect of the Mortgaged Properties for such fiscal month, for the corresponding fiscal month of the previous fiscal year and for the corresponding portion of previous fiscal year and (ii) consolidated statements of income or operations of the Loan Parties for such fiscal month and for the portion of the fiscal year then ended, all in reasonable detail and certified by a Responsible Officer of the Borrower, Leasehold Holder and Holdco as fairly presenting in all material respects the financial condition and results of operations of the Borrower, Leasehold Holder and Holdco in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(3)                                  PropCo Reports.  Contemporaneously with the delivery of such items under the PropCo Credit Agreement, but in any event within the time periods required for the delivery of such items under the PropCo Credit Agreement, Borrower shall deliver to Administrative Agent the financial statements, reports and certifications required to be delivered under Section 6.01(a), (b), (c), (d), (e), (f) and (g) and Section 6.02(b) of the PropCo Credit Agreement. Any such financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 5.1(1).

(4)                                  Compliance Certificate.  Together with each delivery of any report pursuant to clause (1) of this Section 5.1, Borrower shall deliver to Administrative Agent the following: (i) a certificate of a Responsible Officer of the Borrower (each, a “Compliance Certificate”), in substantially the form delivered under the Original Credit Agreement, stating that no Potential Default or Event of Default has occurred and is continuing or, if a Potential Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower propose to take with respect thereto (ii) Borrower’s calculation of Excess Cash Flow for such fiscal quarter, such calculation providing reasonable detail (including the amount of any Unrestricted Cash  being maintained by the Loan Parties pursuant to Section 2.5(1)(ii) hereof) and being accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, that such calculations fairly represent the Excess Cash Flow for such quarter; and (iii) Borrower’s calculation of Consolidated Hotel/Casino Facility EBITDA for such fiscal quarter, such calculation providing reasonable detail and being accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, that such calculations fairly represent the Consolidated Hotel/Casino Facility EBITDA for such quarter.

(5)           Budget. As soon as available, and in any event no later than thirty (30) days after the end of each fiscal year of the Borrower and the Leasehold Holder, (i) an operating and capital expenditure budget (in each case presented on a monthly and annual basis) (each a “Budget”) for the Borrower and the Leasehold Holder for the following fiscal year and (ii) forecasts prepared by management of the Borrower and the Leasehold Holder, in form and substance reasonably acceptable to the Administrative Agent, including projected balance sheets, income statements and cash flow statements on a monthly basis for such following fiscal year and on a quarterly basis for the six fiscal years thereafter.  Each such proposed Budget shall identify and set forth the Borrower’s and the Leasehold Holder’s best estimate, after due consideration, of all revenue, costs, and expenses for the Borrower and the Leasehold Holder, and shall specify gross revenues and operating expenses, including, without limitation, amounts due monthly and annually under the Ground Lease, the Material Agreements, the Management Agreements, for Impositions, for Insurance Premiums and for expenditures for Capital Expenditures and FF&E for such fiscal year.  The Budget shall identify and set forth the Borrower’s and the Leasehold Holder’s best estimate, after due consideration, of all costs and expenses contemplated to be necessary in the related budget year (and, as to projects initiated or to be initiated in or prior to the budget year but not completed in the budget year, the estimated cost and completion schedule) for capital improvements and leasehold improvements not included in the Budget, and the contemplated sources of payment of the same. The Budget shall be subject to Administrative Agent’s reasonable approval, and upon such approval shall, with any amendments thereto approved by Administrative Agent from time to time, constitute the “Approved Budget” hereunder; provided that Borrower shall not be required to obtain Administrative Agent’s approval for additional expenditures which (a) will cause the total expenses in the then-current Approved Budget to be exceeded by less than five percent (5%), or (b) will cause the total expenses for any individual line item on the then-current Approved Budget to be exceeded by less than seven percent (7%). If a proposed Budget is not in form and substance reasonably satisfactory to Administrative Agent, Administrative Agent may disapprove the same and specify the reasons therefor, and Borrower shall promptly amend and resubmit for approval a revised Budget, making such changes as are necessary to comply with the reasonable requirements of Administrative Agent; provided that until such time as Borrower has resubmitted the revised Budget and Administrative Agent has approved such revised Budget, the parties shall operate under the provisions of this Section 5.1(5) using the Budget submitted to Administrative Agent as proposed to be revised by Administrative Agent.

(6)           Default Notices.  As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Borrower Party has Knowledge of the existence of any Potential Default, Event of Default, default under the Ground Lease, any of the Management Agreements or the Option Agreement, or other event having had a Material

Adverse Effect or a Property Material Adverse Effect, the Borrower shall give the Administrative Agent notice specifying the nature of such Potential Default or Event of Default, default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

(7)           Notice of Litigation.  Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Borrower, Leasehold Holder, Recourse Guarantor, Pledgor or any Manager, or affecting the Ground Lease, Ground Lease Parcel, the Option Agreement or the Option Parcels that, in the reasonable judgment of the Borrower, expose the Borrower or Leasehold Holder, Recourse Guarantor, Pledgor or any Manager to liability which, if adversely determined could reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect.

(8)           ERISA Matters.  The Borrower shall furnish the Administrative Agent the following:

(i)            promptly and in any event within ten (10) days after any Borrower Party knows or has reason to know that any ERISA Event reasonably likely to result in a liability of the Borrower or of the Leasehold Holder in excess of $1,000,000 has occurred, a written statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower, and its ERISA Affiliates propose to take with respect thereto and a copy of any notice filed by the Borrower, the Leasehold Holder or any ERISA Affiliate with the PBGC or the IRS pertaining thereto; and

(ii)           promptly following any request therefor, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, the Leasehold Holder or any ERISA Affiliate with the Internal Revenue Service with respect to each Title IV Plan, or, in lieu thereof, a certificate of a Responsible Officer of the Borrower or Leasehold Holder stating that Borrower or Leasehold Holder, as applicable, had no employees for the year in question; (B) the most recent actuarial valuation report for each Title IV Plan; (C) all notices received by the Borrower, Leasehold Holder or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (D) such other documents or governmental reports or filings relating to any Title IV Plan (or employee benefit plan sponsored or contributed to by the Borrower or any ERISA Affiliate) as the Administrative Agent shall reasonably request.

(9)           Environmental Matters.  The Borrower shall provide to the Administrative Agent promptly (and in any event within 10 Business Days): (i) any Hazardous Material Claims Known to the Borrower or Leasehold Holder (not listed on Schedule 4.15 hereto) which would be reasonably expected to have a Property Material Adverse Effect or affect the Mortgaged Property or the Option Parcels; (ii) the receipt of any credible written notice of any alleged violation of Hazardous Materials Laws with respect to the Mortgaged Property or, to the extent Known to the Borrower or Leasehold Holder, the Option Parcels provided that such alleged violation, if true (and if any release of the Hazardous Materials alleged therein were not promptly remediated), would reasonably be expected to result in a breach of Sections 5.10(1) or (2); and (iii) the discovery of any occurrence or condition on the Mortgaged Property or, to the extent Known to the Borrower or Leasehold Holder, the Option Parcels that would reasonably be expected to cause the Borrower or either Leasehold Holder to be in breach of Section 5.10(1) or, if not promptly remediated, of Section 5.10(2).

(10)         Appraisals.

(i)            If, in their sole and absolute discretion, Agents shall determine that there has been a deterioration in the market value of a Real Property, Agents may update any Appraisal, or obtain a new Appraisal, from time to time; provided,  however, that unless an Event of Default shall have occurred and be continuing at the time such Appraisals are undertaken, Borrower shall not be liable for the expense of any new Appraisals.

(ii)           The Administrative Agent may, with reasonable prior written notice (not to exceed three (3) Business Days) to the Borrower and, after and during the continuance of an Event of Default, make physical verifications of the Collateral in any manner and through any medium that the Administrative Agent considers advisable, and the Borrower and the Leasehold Holder shall furnish (or cause to be furnished) all such assistance and information as the Administrative Agent may require in connection therewith.

(11)         Gaming Information.  Upon request by the Administrative Agent, with respect to the current reporting period, the Loan Parties shall deliver to Administrative Agent (i) within fifteen (15) days after filing thereof, copies of the reports required under Regulation 6.080 of Nevada Gaming Commission Regulation 6 (Accounting Regulations) and copies of the NGC-1 and NGC-17 reports required by the Nevada Gaming Commission, and (ii) promptly after the receipt thereof, copies of any written communication to Borrower, Leasehold Holder or any Manager from any Gaming Authority advising it of a material violation of or material non-compliance with any Gaming Law by Borrower or Leasehold Holder.

(12)         Management Fees. Upon request by the Administrative Agent, the Loan Parties shall deliver to Administrative Agent promptly after receipt thereof, a copy of each report delivered by any Manager to the Borrower or Leasehold Holder pursuant to any Management Agreement with respect to the calculation of the Management Fees (as defined in the applicable Management Agreement) or any other fees payable to any Manager pursuant to any Management Agreement;

(13)         Other Information.  The Loan Parties will provide (or cause to be provided) the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower and/or of the Leasehold Holder and/ or of Holdco as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request, including, without limitation, a schedule of the leasing activity at the Wild Wild West Assemblage during such period as such Lender or Administrative Agent shall specify.

5.2           Maintenance of Existence and Rights.  The Borrower Parties shall do or cause to be done all things necessary to (1) preserve, renew and keep in full force and effect such Person’s existence, rights, licenses, permits and franchises necessary to comply with all Requirements of Law applicable to them and the Mortgaged Property, except to the extent permitted in Section 6.3; and (2) remain qualified to do business and maintain its good standing in each jurisdiction in which failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect.

5.3           Compliance with Laws; Forfeiture.  Subject to any Good Faith Contest, each of the Borrower Parties shall comply and cause the Mortgaged Property to be in material compliance with all material Requirements of Law applicable to the Borrower Parties and the Mortgaged Property and the uses permitted upon the Mortgaged Property.  There shall never be committed by the Borrower Parties, and the Borrower Parties shall not knowingly permit, any other Person in occupancy of or involved with the operation or use of the Mortgaged Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Mortgaged Property or any part thereof or any monies paid in performance of the Loan Parties’ obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, knowingly permit, consent to or suffer to exist any act or omission affording such right of forfeiture.

5.4           Access.  Borrower and the Leasehold Holder shall from time to time permit (or cause to be permitted) the Administrative Agent and the Lenders, or any agents or representatives thereof, promptly after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (1) subject to applicable Gaming Laws, examine and make copies of and abstracts from the records and books of account of the Borrower or of the Leasehold Holder, (2) subject to any applicable Gaming Laws, visit the Properties of the Borrower or of the Leasehold Holder and make physical inspections of the Mortgaged Properties (in any manner and through any medium that Administrative Agent considers advisable, and the Borrower and the Leasehold Holder shall furnish all such assistance and information as the Administrative Agent may require in connection therewith), (3) discuss the affairs, finances and accounts of the Borrower or of the Leasehold Holder with their respective officers, directors, managers, managing members and/or the officers and directors thereof, and (4) communicate directly with any of the Borrower’s or of the Leasehold Holder’s certified public accountants.  The Borrower shall authorize such independent certified public accountants to disclose to the Administrative Agent or any Lender during the continuance of an Event of Default any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests from the Borrower or Leasehold Holder and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower and/or Leasehold Holder.

5.5           Insurance; Casualty; Condemnation; Restoration.

(1)           Insurance.  Borrower and the Leasehold Holder shall, at their sole cost and expense, keep in full force and effect insurance coverage of the types and minimum limits as set forth in Schedule 5.5 and any additional insurance required under the Ground Lease and the Management Agreements. Subject to clause (7) below, such coverage may be pursuant to an umbrella insurance policy maintained by PropCo, so long as sublimits for each Mortgaged Property meet all requirements of this Section 5.5 and such umbrella insurance policy is in form and substance reasonably satisfactory to the Administrative Agent.

(2)           Insurance Proceeds.

(i)       If any portion of the Mortgaged Property is damaged or destroyed, in whole or in part, by a Material Casualty (as defined below), the Borrower or the Leasehold Holder shall give prompt written notice thereof to the Administrative Agent, generally describing the nature and extent of such Casualty.  Following the occurrence of a Casualty, unless the Administrative Agent has made an election under Section 5.5(4) and pursuant thereto applied the Proceeds to pay the Obligations, the Loan Parties shall in a reasonably prompt manner either (x) use (or direct the use of) the Proceeds to pay the Obligations or (y) apply (or cause to be applied) the Proceeds in accordance with Section 5.5(3).

(ii)      Subject to clause (v) below, and to any requirements and restrictions set forth in the Ground Lease with respect to the Ground Lease Parcel, in the event of a Casualty where the loss does not exceed $2,500,000, the Borrower or the Leasehold Holder, as applicable, may settle and adjust such claim without the consent of the Administrative Agent; provided that such adjustment is carried out in a competent and timely manner. In such case, the Borrower or the Leasehold Holder, as applicable, is hereby authorized to collect and receive any Proceeds.

(iii)     Subject to clause (v) below, and to any requirements and restrictions set forth in the Ground Lease with respect to the Ground Lease Parcel, in the event of a Casualty where the loss exceeds $2,500,000 (a “Material Casualty”), the Borrower or the Leasehold Holder, as applicable, may settle and adjust such claim only with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the Administrative Agent shall have the opportunity to participate in any such adjustments.

(iv)     Subject to any requirements and restrictions set forth in the Ground Lease with respect to the Ground Lease Parcel, the proceeds of any Policy in excess of $2,500,000 shall be due and payable jointly to the Administrative Agent and the Borrower (or the Leasehold Holder) as their interests may appear and held and applied in accordance with the terms hereof, with Administrative Agent to be shown as Mortgagee and Loss Payee on all Property Insurance.

(v)      Notwithstanding the terms of clauses (i) through (iv) above, the Administrative Agent shall have the sole authority to collect all Proceeds if an Event of Default shall have occurred and is continuing.

(3)           Right to Apply to Restoration. In the event of (1) a Casualty that does not constitute a Material Casualty, or (2) a Condemnation that does not constitute a Material Condemnation, the Administrative Agent shall (subject to any requirements and restrictions set forth in the Ground Lease with respect to the Ground Lease Parcel affected by such Casualty or Condemnation) permit the application of the Proceeds (after reimbursement of any reasonable out-of-pocket expenses actually incurred by the Administrative Agent) to reimburse the Borrower or the Leasehold Holder, as applicable, for the cost of restoring, repairing, replacing or rebuilding or otherwise curing title defects at the Mortgaged Property (the “Restoration”), in the manner required hereby, provided and on the condition that (y) no Event of Default shall have occurred and be then continuing and (z) in the reasonable judgment of the Administrative Agent:

(i)       the Mortgaged Property, after such Restoration, will adequately secure the outstanding balance of the Loans,

(ii)      the Restoration can be completed by the 90th day prior to the Maturity Date, and

(iii)     with respect to any Ground Lease Parcel, the Ground Lease is and shall at all times during the Restoration, and from and after the completion thereof, remain in full force and effect, without default thereunder, and Borrower and/or the Leasehold Holder shall have provided evidence to such effect reasonably satisfactory to Administrative Agent, including, if Administrative Agent requests, a written acknowledgement and agreement to such effect on the part of the Ground Lease Fee Owner under the Ground Lease.

(4)           Material Casualty or Condemnation. In the event of a Material Casualty or a Material Condemnation, then the Administrative Agent shall apply the Proceeds therefrom in respect of the Obligations (subject to any requirements and restrictions set forth in any Ground Lease with respect to the Ground Lease Parcel affected by such Casualty or Condemnation).

(5)           Manner of Restoration and Reimbursement. If either the Borrower or Leasehold Holder, as applicable, is entitled pursuant to Section 5.5(3) above to reimbursement out of Proceeds (and the conditions specified therein shall have been satisfied), such Proceeds shall be promptly disbursed by Administrative Agent.

(6)           Condemnation.  Borrower or the Leasehold Holder shall promptly notify, or cause to be notified, Administrative Agent of the actual or threatened commencement of any proceeding for the Condemnation of any Mortgaged Property of which any Borrower Party has Knowledge and deliver or cause to be diligently delivered to Administrative Agent copies of any and all material papers served in connection with such proceedings.  Administrative Agent may participate in any such proceedings, and the Borrower or the Leasehold Holder shall from time to time deliver (or cause to be delivered) to Administrative Agent all instruments requested by Administrative Agent to permit such participation.  Borrower or the Leasehold Holder shall, at its expense, diligently prosecute or cause to be diligently prosecuted any such proceedings.  Borrower or the Leasehold Holder may settle and compromise the Proceeds of any Condemnation where the loss exceeds $2,500,000 (a “Material Condemnation”) only with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and subject to any requirements and restrictions set forth in the Ground Lease with respect to the Ground Lease Parcel affected by such Condemnation.  Borrower or the Leasehold Holder may settle and compromise the Proceeds of any Condemnation that is not a Material Condemnation without the consent of the Administrative Agent (subject to any requirements and restrictions set forth in the Ground Lease with respect to the Ground Lease Parcel affected by such Condemnation).  Notwithstanding any taking by any public or quasi-public authority through

Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), the Borrower shall continue to pay the Obligations at the time and in the manner provided for herein and the other Loan Documents, and the Obligations shall not be reduced unless and until any Proceeds shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations pursuant to the terms of Section 5.5(3) or 5.5(4) above.  Administrative Agent shall not be limited to the interest paid on such Proceeds by the condemning authority but shall be entitled to receive out of such Proceeds interest at the rate or rates provided herein applicable to the Loans.  To the extent the Proceeds of any Condemnation are to be applied by Administrative Agent pursuant to Section 5.5(3) or 5.5(4) above, the Borrower or the Leasehold Holder shall cause such Proceeds to be paid directly to the Administrative Agent to be held and applied pursuant to such provisions.

(7)           Umbrella Policy Limitation. If PropCo is subject to a bankruptcy or insolvency proceeding of the type described in Section 7.1(6), then the Loan Parties shall, within forty-five (45) days after receipt of a written request from the Administrative Agent, procure their own insurance required by this Section 5.5, which insurance shall not be part of an umbrella insurance policy.

5.6           Books and Records.

The Loan Parties shall keep and maintain (or cause to be kept and maintained) on a Fiscal Year basis proper books and records in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Loans, the Mortgaged Property, the Option Parcels and the business and affairs of Loan Parties which shall reflect all items of income and expense in connection with the operation of the Mortgaged Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Mortgaged Property, in accordance with GAAP.

5.7           Maintenance of Mortgaged Property/Business Operations.

(a)           The Borrower shall keep and maintain, or cause to be kept and maintained, the Borrower Mortgaged Property and every part thereof in not less than its existing condition and repair, and Borrower shall, subject to ordinary wear and tear, and, subject to the provisions of this Agreement with respect to damage or destruction caused by a Casualty or Condemnation, shall from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements to the Borrower Mortgaged Property necessary to maintain such minimum condition and repair, and shall not permit or commit any waste, impairment, or deterioration of any portion of the Borrower Mortgaged Property in any material respect; provided, that it is acknowledged that, with respect to one or more buildings comprising parts of the Wild Wild West Fee Assemblage, Borrower may at some point in the future recommend that such building or buildings be removed from active service and shut down for some specified period of time in a safe manner designed to minimize deterioration pursuant to a written inactive service program with respect to such building or buildings, which program, and such removal from active service, if proposed by Borrower, shall be subject to Administrative Agent’s written approval, and if so proposed by Borrower and approved by Administrative Agent, then the standard of maintenance and repair for such building or buildings shall be the standard approved by Administrative Agent under such inactive service plan, rather than the foregoing standard.  The Borrower further covenants to do (or cause to be done) all other acts which from the character or use of the Borrower Mortgaged Property may be reasonably necessary to protect the security of the Collateral Documents, the specific enumerations herein not excluding the general.  Borrower shall continue to engage in the businesses presently conducted by it and shall continue to operate the Borrower Mortgaged Property as the Borrower Mortgaged Property is operated as of the Effective Date (subject in the case of any buildings within the Wild Wild West Fee Assemblage that become the subject of an inactive service plan approved by the Administrative Agent pursuant to the proviso in the first sentence of this Section 5.7(a), to the provisions of such proviso and such inactive service plan, if the same becomes applicable).  Borrower shall (i) keep and maintain all Licenses necessary for the operation of each Borrower Mortgaged Property, to the extent applicable, in accordance with its current respective use, and (ii) at all times maintain, preserve and protect all trade names where the failure to so maintain, preserve and protect any such licenses or trade names, in each case would be reasonably likely to have a Material Adverse Effect or a Property Material Adverse Effect and preserve all of the remainder of its property used in and necessary for the conduct of its business.  Borrower shall qualify to do business and shall remain in good standing under the laws of the State in which the Borrower Mortgaged Property is located as and to the extent required for the ownership, maintenance, management and operation of the Borrower Mortgaged Property.

(b)           Leasehold Holder shall keep and maintain, or cause to be kept and maintained, the Leasehold Holder Mortgaged Property and every part thereof in not less than its existing condition and repair, and Borrower and Leasehold Holder shall, subject to ordinary wear and tear, and, subject to the provisions of this Agreement with respect to damage or destruction caused by a Casualty or Condemnation, shall from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements to the Leasehold Holder Mortgaged Property necessary to maintain such minimum condition and repair, and shall not permit or commit any waste, impairment, or deterioration of any portion of the Leasehold Holder Mortgaged Property in any material respect.  The Leasehold Holder further covenants to do (or cause to be done) all other acts which from the character or use of the Leasehold Holder Mortgaged Property may be reasonably necessary to protect the security of the Collateral Documents, the specific enumerations herein not excluding the general.  Leasehold Holder shall continue to engage in the businesses presently conducted by it and shall continue to operate the Leasehold Holder Mortgaged Property as the Leasehold Holder Mortgaged Property is operated as of the Effective Date.  Without limiting the foregoing, Leasehold Holder shall continue to operate a hotel and casino on the Ground Lease Parcel in the Hotel/Casino Facility.  Leasehold Holder shall (i) keep and maintain all Licenses necessary for the operation of each Leasehold Holder Mortgaged Property (including, without limitation, the operation of Hotel/Casino Facility as a hotel and casino with unrestricted gaming activities therein), to the extent applicable, in accordance with its current respective use, and (ii) at all times maintain, preserve and protect all trade names owned by Leasehold Holder, in each case, where the failure to so maintain, preserve and protect any such licenses or trade names would be reasonably likely to have a Material Adverse Effect or a Property Material Adverse Effect and preserve all of the remainder of its property used in and necessary for the conduct of its business.  Leasehold Holder shall qualify to do business and shall remain in good standing under the laws of the State in which the Leasehold Holder Mortgaged Property is located as and to the extent required for the ownership, maintenance, management and operation of the Leasehold Holder Mortgaged

Property.

5.8           Approved Leases.  Each of Borrower and Leasehold Holder agrees that, without the prior written consent of Administrative Agent, it shall not (a) enter into any Lease which is not an Approved Lease, (b) renew (other than pursuant to renewal rights expressly set forth in such Approved Lease) or extend any Approved Lease, (c) waive any provisions of any Approved Lease, provided that subject to clause (b), a Loan Party shall have the right to waive (or cause to be waived) provisions of such Approved Lease so long as the same would not have the effect of either permitting such Loan Party to take an action that it is prohibited from taking under any of the Loan Documents, or preventing such Loan Party from complying with its respective obligations under any of the Loan Documents, or (d) amend or modify in any respect any Lease: (i) in a manner adverse to Administrative Agent, (ii) so as to increase Borrower’s or Leasehold Holder’s obligations thereunder or materially reduce the obligations of the tenant thereunder, or (iii) so as to result in the Lease being on terms and conditions or for Rents that are not market Rents.

5.9           Taxes.

(1)           The Borrower Parties shall file all Tax Returns required to be filed in any jurisdiction and, if applicable, and except with respect to Taxes subject to any Good Faith Contest, pay and discharge all Taxes imposed upon it or its Property or in respect of any of its franchises, business, income or property before any material penalty shall be incurred with respect to such Taxes.

(2)           The Borrower and Leasehold Holder shall pay (or cause to be paid), subject to the right to pursue a Good Faith Contest, all Impositions now or hereafter levied or assessed or imposed against the Mortgaged Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they are due.  Subject to a Loan Party’s right to pursue a Good Faith Contest, the Administrative Agent, on behalf of the Borrower or of the Leasehold Holder, may pay, but shall not be obligated to pay, any delinquent Impositions and Other Charges which are attributable to or affect the Mortgaged Property or the Borrower or of the Leasehold Holder directly to the applicable taxing authority with respect thereto, and the Borrower agrees to reimburse (or cause to be reimbursed) the Administrative Agent for such payments promptly on demand.

5.10         Environmental.

The Borrower and Leasehold Holder shall:

(1)           cause the Mortgaged Property to, comply with all Hazardous Materials Laws, except for any such non-compliance that would not reasonably be expected to have a Property Material Adverse Effect.  If the Security Instruments are foreclosed, Borrower and the Leasehold Holder shall deliver (or cause to be delivered) the Mortgaged Property in material compliance with all applicable Hazardous Materials Laws.

(2)           if at any time during the continuance of the Lien of the Security Instruments, a Governmental Authority having jurisdiction over the Mortgaged Property requires, in writing, remedial action to correct the presence of Hazardous Materials in, around, or under the Mortgaged Property or, to the extent of any Loan Party’s Knowledge, the Option Parcels (an “Environmental Event”), deliver (or cause to be delivered) prompt notice of the occurrence of such Environmental Event to Administrative Agent.  Within thirty (30) days after any Loan Party has Knowledge of the occurrence of an Environmental Event, Borrower shall deliver (or cause to be delivered) to Administrative Agent an Officer’s Certificate (an “Environmental Certificate”) explaining the Environmental Event in reasonable detail and setting forth the proposed remedial action, if any.

(3)           promptly cause the removal of any Hazardous Materials discharged, disposed of, or otherwise released in, on or under the Mortgaged Property that are in material violation of any Hazardous Materials Laws, and cause any remediation required by any Hazardous Material Laws or Governmental Authority to be performed, though no such action shall be required if any action is subject to a Good Faith Contest.  In the course of carrying out such actions, the Borrower or the Leasehold Holder shall provide (or caused to be provided) the Administrative Agent with such periodic information and notices regarding the status of investigation, removal, and remediation, as the Administrative Agent may reasonably require.

(4)           diligently complete (or cause to be completed) (a) the on-going remedial investigation with respect to the portion of the Mortgaged Property commonly known as 3680 West Tropicana Avenue, Las Vegas, Nevada and identified by Clark County Assessor’s Parcel Number 162-20-401-009 (the “GVG Parcel”) to the satisfaction of the applicable Governmental Authority, or Governmental Authorities, with jurisdiction over the GVG Parcel, and to the reasonable satisfaction of the Agents, and (b) any remedial or response actions required by the applicable Governmental Authority, or Governmental Authorities, with jurisdiction over the GVG Parcel, related to the presence of Hazardous Materials in, at, under, around or emanating from the GVG Parcel to the satisfaction of such applicable Governmental Authority, or Governmental Authorities and to the reasonable satisfaction of the Agents.  Borrower shall obtain (or cause to be obtained) a “no further action” letter or equivalent documentation issued by the applicable Governmental Authority, or Governmental Authorities, with jurisdiction over the GVG Parcel, stating that such remedial investigation and any required remedial or response actions have been completed to the satisfaction of such applicable Governmental Authority, or Governmental Authorities, and shall provide a copy of such documentation to the Agents.

(5)           diligently complete (or cause to be completed) (a) the on-going remedial investigation with respect to the portion of the Mortgaged Property commonly known as 4575 Procyon Street, Las Vegas, Nevada and identified by Clark County Assessor’s Parcel Number 162-20-301-012 (the “RDC Parcel”) to the satisfaction of the applicable Governmental Authority, or Governmental Authorities, with jurisdiction over the RDC Parcel, and to the reasonable satisfaction of the Agents, and (b) any remedial or response actions required by the applicable Governmental Authority, or Governmental Authorities, with jurisdiction over the RDC Parcel, related to the presence of Hazardous Materials in, at, under, around or emanating from the RDC Parcel to the satisfaction of such applicable Governmental Authority, or Governmental Authorities, and to the reasonable satisfaction of the Agents.  Borrower shall obtain (or cause to be obtained) a “no further action” letter or equivalent documentation issued by the applicable Governmental Authority, or Governmental

Authorities, with jurisdiction over the RDC Parcel, stating that such remedial investigation and any required remedial or response actions have been completed to the satisfaction of such applicable Governmental Authority, or Governmental Authorities, and shall provide a copy of such documentation to the Agents.

5.11         Title to the Mortgaged Property.  Each Loan Party shall warrant and defend (1) its fee and, as to the Ground Lease Parcel, leasehold, title to the Mortgaged Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances), and (2) the validity and priority of the Liens of the Security Instruments on the Mortgaged Property, subject only to Liens permitted hereunder (including applicable Permitted Encumbrances), in each case against the claims of all Persons whomsoever.

5.12         Interest Rate Contracts.

(1)           Required Interest Rate Contracts.  In connection with the exercise of each of Borrower’s Options to Extend, Borrower shall enter into, no later than the dates set forth in Section 2.3(b) above, and thereafter maintain in effect the Required Interest Rate Contracts, with reduction to reflect prepayments of principal amounts of the Loans, through and including the Maturity Date.

(2)           Pledge and Collateral Assignment. In connection with the exercise of each of Borrower’s Options to Extend and each Required Interest Rate Contract entered into in connection therewith, Borrower shall enter into an Assignment of Interest Rate Contract with respect to each Required Interest Rate Contract which assignment pledges, assigns, transfers, delivers and grants a continuing first priority lien to the Administrative Agent, as security for payment of all sums due in respect of the Loans and the performance of all other terms, conditions and covenants of this Agreement and any other Loan Document on the Borrower’s part to be paid and performed, in, to and under all of such Borrower’s right, title and interest whether now owned or hereafter acquired and whether now existing or hereafter arising: (i) in the Required Interest Rate Contract; (ii) to receive any and all payments under the Required Interest Rate Contract, whether as contractual obligations, damages or otherwise; and (iii) to all claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Required Interest Rate Contract, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any of the foregoing (collectively, the “Rate Contract Collateral”).  The Borrower shall notify the counterparty under the Required Interest Rate Contract of such assignment. The Borrower shall not, without obtaining the prior written consent of the Administrative Agent, further pledge, transfer, deliver, assign or grant any security interest in any Required Interest Rate Contract or any of the other Rate Contract Collateral or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming the Administrative Agent as the secured party, to be filed with respect thereto.

(3)           Covenants.

(i)            The Borrower shall comply with all of its obligations under the terms and provisions of the Required Interest Rate Contracts.  All amounts paid by the counterparty under the Required Interest Rate Contracts to the Borrower shall be promptly deposited into an Account subject to a Control Agreement. The Borrower shall take all actions reasonably requested by the Administrative Agent to enforce the Borrower’s rights under the Required Interest Rate Contracts in the event of a default by the counterparty thereunder and shall not waive or otherwise Modify any of its rights thereunder.

(ii)           If Deutsche Bank, JPMorgan or an Affiliate thereof is not the Counterparty, in the event of (A) any downgrade, withdrawal or qualification (each, a “Downgrade”) of the rating of any Counterparty to a Required Interest Rate Contract such that, thereafter, such Counterparty shall cease to be an Acceptable Counterparty or (B) any Counterparty shall fail to comply with the requirements contained in the Required Interest Rate Contract, upon such occurrence, the Borrower shall replace such Required Interest Rate Contract with a replacement Interest Rate Contract satisfying all the requirements of the replaced Required Interest Rate Contract hereunder and otherwise acceptable to the Administrative Agent (and such replacement Interest Rate Contract shall be a Required Interest Rate Contract).

(iii)          Except as permitted by Section 5.12(2), the Borrower shall not (A) without the prior written consent of the Administrative Agent, Modify the terms of any Required Interest Rate Contract, (B) without the prior written consent of the Administrative Agent, cause the termination of any Required Interest Rate Contract prior to its stated maturity date, (C) without the prior written consent of the Administrative Agent, except as aforesaid, waive or release any obligation of any Counterparty (or any successor or substitute party to a Required Interest Rate Contract) under a Required Interest Rate Contract, (D) without the prior written consent of the Administrative Agent, consent or agree to any act or omission to act on the part of any Counterparty (or any successor or substitute party to a Required Interest Rate Contract) which, without such consent or agreement, would constitute a default under such Required Interest Rate Contract, (E) fail to exercise promptly and diligently each and every material right which it may have under any Required Interest Rate Contract, (F) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under any Required Interest Rate Contract or any defense by any Counterparty (or any successor or substitute party to a Required Interest Rate Contract) to payment or (G) fail to give prompt notice to the Administrative Agent of any notice of default given by or to the Borrower under or with respect to any Required Interest Rate Contract, together with a complete copy of such notice.

5.13         Single Purpose Entities.   Each of Borrower and Leasehold Holder shall maintain itself as a Single Purpose Entity and Borrower shall cause Holdco to maintain itself as a Single Purpose Entity.

5.14         Franchise Agreement.

(1)           Neither Borrower nor Leasehold Holder shall (x) terminate any Franchise Agreement if any such termination would result in the payment of any termination or similar fee paid by Borrower or Leasehold Holder and such payment would give rise to a Material Adverse

Effect, (y) amend or modify any Franchise Agreement if any such amendment or modification would result in the payment of any fee or penalty paid by Borrower or Leaseholder or materially increase Borrower’s or Leasehold Holder’s obligations or liabilities under the Franchise Agreement or materially reduce the benefits to be received by Borrower or Leasehold Holder under the Franchise Agreement or result in a Material Adverse Effect or a Property Material Adverse Effect, or (z) enter into any Franchise Agreement with any other party, in each case, without Administrative Agent’s prior written consent, which consent may be withheld in Administrative Agent’s sole and absolute discretion; and

(2)           Borrower and Leasehold Holder shall promptly deliver to Administrative Agent a copy of each material notice and material report received or delivered by it under the Franchise Agreement.

5.15         Entitlements.  Borrower and Leasehold Holder shall, subject to the obligations contained in the Ground Lease,  use their reasonable commercial efforts to prosecute to completion all pending entitlements necessary to develop the Ground Lease Parcel as a hotel-casino.   Borrower shall maintain and take all commercially reasonable actions necessary to maintain all entitlements currently in place related to the development of the Cactus Assemblage and the Wild Wild West Fee Assemblage.

5.16         Further Assurances.

(1)           The Borrower Parties shall promptly upon request by the Administrative Agent or any Lender, do any acts or, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lender, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, and (ii) to assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

(2)           Borrower agrees that it shall, upon request and at no cost to Borrower, reasonably cooperate with Administrative Agent or any Lender in connection with any request by Administrative Agent or Lender to sever the Note into two (2) or more separate substitute notes in an aggregate principal amount equal to the principal amount of the original Note and to reapportion the Loans among such separate substitute notes, including, without limitation, by executing and delivering to Administrative Agent or such Lender new substitute notes to replace the Note, amendments to or replacements of existing Loan Documents to reflect such severance and/or opinions of counsel with respect to such substitute notes, amendments and/or replacements, provided that Borrower shall bear no costs or expenses in connection therewith (other than internal administrative costs and expenses of Borrower).  Any such substitute notes may have varying principal amounts and economic terms, provided, however, that (i) the maturity date of any such substitute note shall be the same as the Maturity Date, (ii) the initial weighted average interest rate for the term of the substitute notes shall not exceed the interest rate under the Note being substituted immediately prior to the issuance of such substitute notes; and (iii) the economics of the Loans shall not change in a manner which is adverse to Borrower.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may apply payment of all sums due under such substitute notes (and in respect of any other Obligations) in such order and priority as Administrative Agent shall elect in its sole and absolute discretion.

(3)           Administrative Agent will take such action as may be reasonably required in order to permit the filing of plats, maps, records of survey or other documents necessary for the development of improvements on the Mortgaged Property to the extent required by any applicable Governmental Authority and otherwise permitted under the terms of this Agreement.

5.17         Intentionally Omitted.

5.18         Ground Lease Covenants.

(1)           Waiver of Interest In New Ground Lease.  In the event the Ground Lease shall be terminated by reason of a default thereunder by the Leasehold Holder and Administrative Agent shall require that the Ground Lease Fee Owner enter into a new ground lease, each Loan Party shall, if Administrative Agent so requires, waive any right, title and interest in and to such new ground lease or the leasehold estate created thereby, waiving all rights of redemption now or hereafter operable under any law, to the extent permitted by applicable law.

(2)           No Election to Terminate.  No Loan Party shall permit, acquiesce or elect to treat any Ground Lease as terminated, canceled or surrendered pursuant to the applicable provisions of the Bankruptcy Code (including, without limitation, Section 365(h)(1) thereof) without Administrative Agent’s prior written consent in the event a bankruptcy of the Ground Lease Fee Owner or any other party to the Ground Lease.  In addition, to the extent not prohibited by applicable law, in the event of a bankruptcy of the Ground Lease Fee Owner or any other party to any Ground Lease, the Leasehold Holder shall promptly reaffirm and ratify the legality, validity, binding effect and enforceability of the Ground Lease and remain in possession of the Ground Lease Parcel, the related Leasehold Estate and the other rights granted pursuant to the Ground Lease, notwithstanding any rejection thereof by the Ground Lease Fee Owner, any other party to the Ground Lease, or any trustee, custodian or receiver.

(3)           Notice Prior to Rejection.  Borrower (or the Leasehold Holder) shall give Administrative Agent not less than thirty (30) days prior written notice of the date on which Leasehold Holder shall apply to any court or other Governmental Authority for authority and permission to reject any Ground Lease in the event that there shall be filed by or against Leasehold Holder any petition, action or proceeding under the Bankruptcy Code or under any other similar federal or state law now or hereafter in effect and if Leasehold Holder determines to reject the Ground Lease.  Lender shall have the right, but not the obligation, to serve upon Leasehold Holder within such thirty (30) day period a notice stating that (i) Administrative Agent demands that Leasehold Holder assume and assign the Ground Lease to

Administrative Agent (or its designee) subject to and in accordance with the Bankruptcy Code, and (ii) Administrative Agent covenants to cure or provide reasonably adequate assurance thereof with respect to all defaults reasonably susceptible of being cured by Lender and of future performance under the Ground Lease.  If Administrative Agent serves upon Leasehold Holder the notice described above, Leasehold Holder shall not reject the Ground Lease and shall comply with the demand provided for in clause (i) above within fifteen (15) days after the notice shall have been given by Administrative Agent.

(4)           Administrative Agent Right to Perform.  During the continuance of an Event of Default, each Loan Party acknowledges and consents that Administrative Agent shall have the right, but not the obligation, (i) to perform and comply with all obligations of the Leasehold Holder under the Ground Lease without relying on any grace period provided therein, (ii) to do and take, without any obligation to do so, such actions as Administrative Agent deems necessary or desirable to prevent or cure any default by the Leasehold Holder under the Ground Lease, including, without limitation, any act, deed, matter or thing whatsoever that the Leasehold Holder may do in order to cure a default under the Ground Lease and (iii) subject to the terms of the Ground Lease, to enter in and upon any of the Ground Lease Parcel or any part thereof to such extent and as often as Administrative Agent deems necessary or desirable, subject to applicable Gaming Laws, in order to prevent or cure any default of the Leasehold Holder under the Ground Lease.  The Leasehold Holder shall, within five (5) Business Days after written request is made therefor by Administrative Agent execute and deliver to Administrative Agent or to any party designated by Administrative Agent, such further instruments, agreements, powers, assignments, conveyances or the like as may be reasonably necessary to complete or perfect the interest, rights or powers of Administrative Agent pursuant to this Section or as may otherwise be required by Administrative Agent.

(5)           Attorney in Fact.  In the event of any arbitration under or pursuant to the Ground Lease in which Administrative Agent elects to participate, each Loan Party hereby acknowledges and consents that Administrative Agent shall be irrevocably appointed as the Leasehold Holder’s true and lawful attorney-in-fact (which appointment shall be deemed coupled with an interest) to exercise, during the continuance of an Event of Default, all right, title and interest of Leasehold Holder in connection with such arbitration, including, without limitation, the right to appoint arbitrators and to conduct arbitration proceedings on behalf of Leasehold Holder and Administrative Agent.  All reasonable out-of-pocket costs and expenses incurred by Administrative Agent (and any Lenders) in connection with such arbitration and the settlement thereof shall be borne solely by Borrower and the Leasehold Holder, including, without limitation, reasonable attorneys’ fees and disbursements.  Nothing contained in this Section shall obligate Administrative Agent to participate in any such arbitration.

(6)           Payment of Sums Due Under Ground Lease.  The Leasehold Holder shall pay all rent, additional rent, common charges, common area maintenance charges and other charges or assessments reserved in or payable under the Ground Lease on or prior to the due date thereof.

(7)           Performance of Covenants.  The Leasehold Holder shall (i) promptly perform and observe in all material respects all of the terms, covenants and conditions required to be performed and observed by the Leasehold Holder under the Ground Lease, the breach of which could permit any party to the Ground Lease validly to terminate the Ground Lease (including, without limitation, all payment obligations), (ii) do all things commercially reasonable to preserve and to keep unimpaired its rights under the Ground Lease, (iii) not waive, excuse or discharge any of the material obligations of the Ground Lease Fee Owner or any other party to the Ground Lease without Administrative Agent’s prior written consent in each instance, and (iv) diligently and continuously enforce the material obligations of the Ground Lease Fee Owner and the other parties to the Ground Lease except in any such case where same would not have a Material Adverse Effect or a Property Material Adverse Effect.

(8)           No Modification or Termination.

(i)            No Loan Party shall, except as permitted hereunder or with the prior written consent of Administrative Agent, permit, consent to or acquiesce in any Modification to the Ground Lease that is adverse to the Lenders, it being agreed that any such Modification that changes the term, affects the rent amount or other payments due under the Ground Lease, affects or relates to any option or right to purchase all or any portion of the Ground Lease Parcel, affects the rights of Administrative Agent or the Lenders under the Ground Lease, or otherwise increases Borrower’s or Leasehold Holder’s obligations or liabilities under the Ground Lease and/or that reduces the benefits to be received by Borrower or Leasehold Holder under the Ground Lease shall be deemed to be adverse to the Lenders.

(ii)           No Loan Party shall cancel, terminate or surrender the Ground Lease or permit, consent to or acquiesce in any cancellation, termination or surrender of the Ground Lease, without in each case the prior written consent of Administrative Agent.  Any agreement to which Borrower, the Leasehold Holder or any Affiliate is a party whereby any part of the Ground Lease is terminated or the Ground Lease Parcel is withdrawn therefrom in violation of the immediately preceding sentence shall constitute a Disposition prohibited under this Agreement.

(9)           Notices of Default.  Borrower or the Leasehold Holder shall promptly (but in no event later than three (3) Business Days after Borrower’s or the Leasehold Holder’s receipt thereof) deliver (or cause to be delivered) to Administrative Agent copies of any written notice of default by any party under the Ground Lease, or of any written notice from Ground Lease Fee Owner or any other party to the Ground Lease of its intention to terminate the Ground Lease or to re-enter and take possession of any portion of the Ground Lease Parcel or any improvements or personalty located thereon.

(10)         Delivery of Information.  Borrower or the Leasehold Holder shall promptly furnish (or cause to be furnished) to Administrative Agent copies of such information and evidence as Administrative Agent may reasonably request concerning Leasehold Holder’s due observance, performance and compliance with the terms, covenants and conditions of the Ground Lease.

(11)         No Subordination.  No Loan Party shall permit, consent to or acquiesce to the subordination of the Ground Lease to any mortgage or other lease of the fee interest in any portion of the Ground Lease Parcel or any improvements or personalty located thereon, other than the Security Instruments.

(12)         Further Assurances.  The Loan Parties shall, at their sole cost and expense, execute and deliver to Administrative Agent, within five (5) Business Days after request, such documents, instruments or agreements as may be reasonably required to permit Administrative Agent to cure any default under the Ground Lease.

(13)         Estoppel Certificates.  With respect to the Ground Lease, the Loan Parties shall use commercially reasonable efforts to obtain and deliver to Administrative Agent within thirty (30) days after written demand by Administrative Agent, an estoppel certificate, in form and substance acceptable to Administrative Agent, from the Ground Lease Fee Owner and other parties to the Ground Lease designated by Administrative Agent setting forth, among other things, (i) the name of the parties thereunder, (ii) that the Ground Lease is in full force and effect and has not been modified or, if it has been modified, the date of each modification (together with copies of each such modification), (iii) the date to which all rent, additional rent, common charges, common area maintenance charges and other charges or assessments reserved in or payable under the Ground Lease have been paid thereunder, (iv) whether there are any alleged defaults of the lessee under the Ground Lease and, if there are, setting forth the nature thereof in reasonable detail, (v) if any party under the Ground Lease shall be in default, the default, and (vi) such other matters as Administrative Agent shall reasonably request.

(14)         Common Area/Common Elements Insurance.  With respect to the Ground Lease, Borrower and Leasehold Holder shall use commercially reasonable efforts to cause the parties to the Ground Lease to maintain the insurance required to be maintained by such parties thereunder and to deliver any insurance proceeds payable to the Leasehold Holder under the Ground Lease to be delivered to Administrative Agent or as required by the Ground Lease.  Without limitation of the Loan Parties’ obligations under this Agreement, in the event any party to the Ground Lease fails to maintain any insurance coverage required in the Ground Lease and the failure would reasonably be expected to have a Material Adverse Effect, Borrower or the Leasehold Holder shall obtain (or cause to be obtained) such insurance coverage to satisfy such requirement.

(15)         Right to Participate.  Administrative Agent shall have the right, but not the obligation, to proceed in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease by the Ground Lease Fee Owner or any other party to the Ground Lease as a result of a bankruptcy of Ground Lease Fee Owner or any other party to the Ground Lease, including, without limitation, the right to file and prosecute any and all proofs of claims, complaints, notices and other documents in any case in respect of Ground Lease Fee Owner or any other party to the Ground Lease under and pursuant to the Bankruptcy Code.

(16)         No Liability.  Administrative Agent shall have no liability or obligation under the Ground Lease by reason of its acceptance of the Security Instruments, this Agreement and the other Loan Documents.  Administrative Agent shall be liable for the obligations of Leasehold Holder arising under the Ground Lease in which Leasehold Holder possesses a Leasehold Estate for only that period of time during which Administrative Agent has acquired, by foreclosure or otherwise, and is holding all of Leasehold Holder’s right, title and interest therein.

(17)         Ground Lease Cure By Administrative Agent.  In the event of a default by Leasehold Holder in the performance of any of its obligations under the Ground Lease beyond any applicable notice and cure periods therein, including, without limitation, any default in the payment of any sums payable thereunder, then, in each and every such case, Administrative Agent may, at its option, cause the default or defaults to be remedied and otherwise exercise any and all rights of Leasehold Holder thereunder in the name of and on behalf of Leasehold Holder.  Borrower or the Leasehold Holder shall, on demand, reimburse Administrative Agent for all advances made and reasonable out-of-pocket expenses incurred by Administrative Agent in curing any such default (including, without limitation, reasonable attorneys’ fees and disbursements), together with interest thereon computed at the Default Rate from the date that such advance is made to and including the date the same is paid to Administrative Agent.

(18)         Option to Renew or Extend the Ground Lease.  The Leasehold Holder shall duly exercise any renewal or extension option with respect to the Ground Lease unless Administrative Agent notifies Borrower in writing that it has reasonably determined that the exercise of such option is not necessary to protect Administrative Agent’s security for the Loans.  The Loan Parties shall deliver to Administrative Agent a copy of any notice of renewal or extension at least five (5) business days prior to such notice being delivered to the Ground Lease Fee Owner, together with the terms and conditions of such renewal or extension.  If Leasehold Holder fails to renew or extend the term of the Ground Lease in which Leasehold Holder possesses the Leasehold Estate, Administrative Agent may, at its option, exercise the option to renew or extend in the name of and on behalf of Leasehold Holder.  Each of Borrower and Leasehold Holder acknowledges and consents that Administrative Agent is irrevocably appointed as Leasehold Holder’s attorney-in-fact, coupled with an interest, to execute and deliver, for and in the name of Leasehold Holder, all instruments and agreements necessary under the Ground Lease or otherwise to cause any renewal or extension of the Ground Lease in accordance with this Section 5.18.

(19)         Acquisition of Ground Lease Parcel.  No Loan Party shall exercise the Ground Lease Parcel Purchase Option or otherwise acquire the Ground Lease Parcel without the prior written consent of Administrative Agent (which may be withheld in its sole discretion); provided that, Borrower (but not Leasehold Holder) may, at Borrower’s option, exercise the Ground Lease Purchase Option and acquire the Ground Lease Parcel without the consent of Administrative Agent if (x) the costs and expenses to be incurred in connection with the exercise of the Ground Lease Purchase Option (or acquisition of the Ground Lease Parcel) (including the purchase price to acquire the respective Ground Lease Parcel and costs and expenses of Borrower to comply with the provisions of this Section 5.18(19)) (collectively, the “Ground Lease Parcel Purchase Costs and Expenses”) are to be funded exclusively through capital contributions to Borrower from Holdco, (y) Borrower provides Administrative Agent with evidence reasonably satisfactory to Administrative Agent that such funds (a) are available to Borrower to acquire the Ground Lease Parcel, (b) were obtained exclusively through capital contributions to Borrower from Holdco, and (c) are sufficient to pay the Ground Lease Parcel Purchase Option Costs and Expenses, and (z) each of the following terms and conditions have been fully satisfied (unless waived in writing by the Administrative Agent in its sole discretion):

(i)            Not less than thirty (30) days prior to the Ground Lease Parcel Acquisition Closing Date, Borrower shall have delivered to Administrative Agent, all of which deliveries shall be satisfactory to the Administrative Agent:  (a) a map and site plan, including an existing Survey of the Ground Lease Parcel dated not more than six (6) months prior to the Ground Lease Parcel Acquisition Closing Date, (b) a copy of the proposed amendments to the Loan Documents to include Ground Lease Parcel, (c) a commitment from the Title Company with respect to the issuance of a Title Policy (or endorsements to the existing Title Policy), together with copies of all exceptions referenced therein, (d) upon the reasonable request of the Administrative Agent, a PML study, (e) an Appraisal acceptable to Administrative Agent, (f) a copy of the flood certification, (g) either (A) a letter or other evidence with respect to Ground Lease Parcel from the appropriate Governmental Authorities concerning compliance with applicable zoning and building laws, (B) an ALTA 3.1 zoning endorsement for the Title Policy or (C) a zoning report prepared by The Planning & Zoning Resource Corporation indicating that Ground Lease Parcel is in material compliance with applicable zoning and building laws, (h) evidence that Ground Lease Parcel constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Administrative Agent (evidence of a separate tax lot endorsement for the Title Policy shall be evidence reasonably satisfactory in form and substance to Administrative Agent), (i) evidence reasonably satisfactory to Lenders and their insurance consultant(s) of insurance policies covering Ground Lease Parcel satisfying all of the requirements of this Agreement, and (j) UCC, bankruptcy, state and federal tax lien, litigation and judgment searches conducted by a search firm reasonably acceptable to the Lenders with respect to the Ground Lease Fee Owner on the date immediately prior to acquisition thereof by Borrower, in each of the locations reasonably specified by the Lenders and not revealing any Liens other than Permitted Encumbrances.

(ii)           Administrative Agent shall have received at least thirty (30) days prior to Ground Lease Parcel Acquisition Closing Date, and reviewed and approved all material agreements relating to or affecting Ground Lease Parcel or by which the Ground Lease Parcel is bound;

(iii)          Administrative Agent shall have received at least thirty (30) days prior to the Ground Lease Parcel Acquisition Closing Date a Phase I environmental assessment report, conducted under the ASTM International Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Process E1527-05, issued by a recognized environmental consultant which report shall be dated not more than six (6) months prior to the Ground Lease Parcel Acquisition Closing Date and which report shall be reasonably satisfactory to Administrative Agent;

(iv)          Delivery to Administrative Agent of evidence reasonably satisfactory to Administrative Agent that all material governmental and third party approvals (including any required gaming approvals) required for Borrower to consummate the acquisition of Ground Lease Parcel have been secured;

(v)           Delivery to Administrative Agent of favorable original opinions of counsel or updates thereto in connection with the Ground Lease Parcel covering due authorization, execution, delivery, enforceability and perfection of security interests, similar in form and substance to the opinions which were delivered on the Effective Date in connection with the Real Property, reasonably satisfactory to Lenders and addressed to the Administrative Agent on behalf of the Lenders;

(vi)          Delivery of original updated Organizational Documents of each of the Borrower Parties, including, but not limited to a current certificate of good standing; delivery of appropriate evidence of the authorization of the applicable Borrower Parties approving the execution, delivery and performance of the Loan Documents or amendments thereto being executed and delivered in connection with the acquisition of the Ground Lease Parcel, duly adopted by the applicable Borrower Parties and accompanied by an Officer’s Certificate stating that such authorizations have not been altered or repealed and are in full force and effect, and certifying as to the names of the Persons authorized to sign on behalf of such parties, together with the true signatures of each such Person;

(vii)         Delivery to Administrative Agent of originals of the following Loan Documents or amendments thereto:  (a) either a new Security Instrument, an amendment to an existing Security Instrument, or a mortgage spreader agreement (as selected by Administrative Agent) to encumber the Ground Lease Parcel, duly executed and acknowledged by Borrower; (b) a first priority Assignment of Leases and Rents (or amendment to the existing Assignment of Leases and Rents), from Borrower, as assignor, to Administrative Agent, as assignee, assigning to Administrative Agent all of Borrower’s interest in and to the Leases, rents and security deposits as security for the Loans with respect to the Ground Lease Parcel, duly executed and acknowledged by Borrower; (c) a first priority Assignment of Contracts (or an amendment to the existing Assignment of Contracts), from Borrower, as assignor, to Administrative Agent, as assignee, with respect to the contracts relating to or affecting the Ground Lease Parcel or by which the Ground Lease Parcel is bound, duly executed by Borrower; (d) UCC financing statements (Form UCC-1) (or other forms required in any jurisdiction), covering all fixtures and other personal property with respect to the Ground Lease Parcel, and all proceeds thereof, naming Borrower, as debtor, and Administrative Agent as secured party (together with the documents described in the foregoing clauses (a), (b), (c) and (d) of this Section 5.18(19)(vii), the “GL Parcel Security Documents”); (e) a new Title Policy or endorsements to the existing Title Policy, (as determined by Administrative Agent in its sole discretion), issued by the Title Company in an amount equal to the purchase price for the Ground Lease Parcel (together with a tie-in endorsement between the Title Policy for the Ground Lease Parcel and the existing Title Policy in form and substance reasonably acceptable to Administrative Agent in an amount equal to the purchase price for the Ground Lease Parcel), reflecting the addition of the Ground Lease Parcel and containing such affirmative coverage similar in form and substance to the affirmative coverage provided in the existing Title Policy, insuring that the applicable Security Instrument, as may be modified by a mortgage spreader agreement or other amendment, creates a valid first lien on Borrower’s fee title in the Ground Lease Parcel subject to the Permitted Encumbrances, and insuring the perfected first priority interest of Administrative Agent pursuant to the applicable Security Instrument, as may be modified by a mortgage spreader agreement or other amendment, and further (i) insuring the priority of the applicable Security Instrument, as may be modified by the mortgage spreader agreement or other amendment, over all intervening Liens on the Real Properties including, without limitation, all mechanics’ or materialmen’s Liens for work performed or material supplied to the Ground Lease Parcel, and (ii) disclosing no matters affecting title to the Real Properties other than Permitted Encumbrances; together with evidence of payment of any title insurance premiums, fees or charges due in connection therewith, and the Borrower and Leasehold Holder shall cooperate with Administrative Agent and execute such further instruments and documents and perform such further acts as Administrative Agent or the Title Company shall reasonably request to carry out the creation and perfection of the liens and security interests contemplated by the GL Parcel Security Documents and the release, discharge and removal of any encumbrances required for the issuance of the Title Policy; (f) updates to any of the other Loan Documents and the Exhibits and Schedules thereto, as applicable; (g) a confirmation of the Recourse Guaranty in customary form duly executed and delivered by Recourse Guarantor affirming its obligations thereunder; (h) a confirmation of the Payment Guaranty in customary form duly executed and delivered by the Leasehold Holder affirming Leasehold Holder’s obligations thereunder; and (i) a confirmation of the Pledge Agreement in customary form duly executed and delivered by Pledgor, affirming its obligations under the Pledge Agreement;

(viii)        Delivery to Administrative Agent of a ground lease between Borrower, as fee owner, and Leasehold Holder, as tenant (the “New Ground Lease”) and a tenant estoppels certificate from Leasehold Holder to the benefit of Administrative Agent, in each case, in form and substance satisfactory to Administrative Agent;

(ix)           Receipt of evidence, satisfactory to Administrative Agent, that neither the acquisition of the Ground Lease Parcel by Borrower or the New Ground Lease will result in a Property Material Adverse Effect or in any interruption in the use or operation of the Hotel/Casino Facility;

(x)            Borrower shall pay for any and all reasonable out-of-pocket costs and expenses of Administrative Agent and the Lenders incurred in connection with the proposed acquisition of the Ground Lease Parcel, including reasonable attorneys’ fees and disbursements, all title insurance premiums for any endorsements to any existing Title Policy (or new Title Policy) reasonably required by Lenders in connection with such proposed acquisition, title premiums, mortgage recording taxes, transfer taxes and recording fees.  In addition, Borrower shall deliver to Lenders evidence reasonably satisfactory to Lenders that all amounts owing to any parties in connection with the transactions relating to the proposed acquisition of the Ground Lease Parcel by Borrower have been paid in full, or will simultaneously be paid in full on the Ground Lease Parcel Acquisition Closing Date or adequate reserves therefor are established by Borrower in cash with respect to contingent or other liabilities that may arise out of such transaction and for which Borrower is not adequately indemnified or insured against as reasonably determined by Lenders.

(xi)           The Administrative Agent shall have received such additional documents,

information and materials as any Lender, through the Administrative Agent, may reasonably request, provided such requests are customary and are consistent with the deliveries required with respect to the Real Properties on the Ground Lease Parcel Closing Date.

(20)         Event of Default. Following the occurrence and during the continuance of an Event of Default, in the event Administrative Agent determines to exercise the Ground Lease Parcel Purchase Option and purchase the Ground Lease Parcel either pursuant to the terms of the Ground Lease or as otherwise may be agreed upon between Administrative Agent and Ground Lease Fee Owner, Borrower and Leasehold Holder shall cooperate in good faith with any such exercise and purchase by Administrative Agent.

5.19         Management Agreement.

(1)           No Election to Terminate.  Neither Borrower or Leasehold Holder shall permit, acquiesce, elect or consent to treat any Management Agreement as terminated, canceled or surrendered pursuant to the applicable provisions of the Bankruptcy Code (including, without limitation, Section 365(h)(1) thereof) without Administrative Agent’s prior written consent in the event a bankruptcy of Borrower, Leasehold Holder, any Manager or any other party to any Management Agreement.

(2)           Notice Prior to Rejection.  Borrower or the Leasehold Holder shall give Administrative Agent not less than thirty (30) days prior written notice of the date on which Borrower or Leasehold Holder shall apply to any court or other Governmental Authority for authority and permission to reject any Management Agreement in the event that there shall be filed by or against Borrower or Leasehold Holder any petition, action or proceeding under the Bankruptcy Code or under any other similar federal or state law now or hereafter in effect and if Borrower or Leasehold Holder determines to reject the applicable Management Agreement.  Lender shall have the right, but not the obligation, to serve upon Borrower or the Leasehold Holder within such thirty (30) day period a notice stating that (i) Administrative Agent demands that Borrower or Leasehold Holder assume and assign the applicable Management Agreement to Administrative Agent (or its designee) subject to and in accordance with the Bankruptcy Code, and (ii) Administrative Agent covenants to cure or provide reasonably adequate assurance thereof with respect to all defaults reasonably susceptible of being cured by Lender and of future performance under such Management Agreement.  If Administrative Agent serves upon Borrower or Leasehold Holder the notice described above, Borrower or the Leasehold Holder shall not reject the applicable Management Agreement and shall comply with the demand provided for in clause (i) above within fifteen (15) days after the notice shall have been given by Administrative Agent.

(3)           Administrative Agent Right to Perform.  During the continuance of an Event of Default and subject to applicable Gaming Laws, each Loan Party acknowledges and consents that Administrative Agent shall have the right, but not the obligation, (i) to perform and comply with all obligations of Borrower or Leasehold Holder under any Management Agreement without relying on any grace period provided therein, and (ii) to do and take, without any obligation to do so, such actions as Administrative Agent deems necessary or desirable to prevent or cure any default by Borrower or Leasehold Holder under any

Management Agreement, including, without limitation, any act, deed, matter or thing whatsoever that Borrower or Leasehold Holder may do in order to cure a default under any Management Agreement.  Borrower and the Leasehold Holder shall, within five (5) Business Days after written request is made therefor by Administrative Agent, execute and deliver to Administrative Agent or to any party designated by Administrative Agent, such further instruments, agreements, powers, assignments, conveyances or the like as may be reasonably necessary to complete or perfect the interest, rights or powers of Administrative Agent pursuant to this Section or as may otherwise be required by Administrative Agent.

(4)           Attorney in Fact.  In the event of any arbitration under or pursuant to any Management Agreement in which Administrative Agent elects to participate, each Loan Party hereby acknowledges and consents that Administrative Agent shall be irrevocably appointed as the Leasehold Holder’s and Borrower’s true and lawful attorney-in-fact (which appointment shall be deemed coupled with an interest) to exercise, during the continuance of an Event of Default, all right, title and interest of Leasehold Holder and Borrower in connection with such arbitration, including, without limitation, the right to appoint arbitrators and to conduct arbitration proceedings on behalf of Leasehold Holder, Borrower and Administrative Agent.  All reasonable out-of-pocket costs and expenses incurred by Administrative Agent (and any Lenders) in connection with such arbitration and the settlement thereof shall be borne solely by Borrower and the Leasehold Holder, including, without limitation, reasonable attorneys’ fees and disbursements.  Nothing contained in this Section shall obligate Administrative Agent to participate in any such arbitration.

(5)           Payment of Sums Due Under Management Agreement.  Borrower or the Leasehold Holder shall pay all management fees and other charges reserved in or payable under any Management Agreement on or prior to the due date thereof except where (i) the validity or amount thereof is being contested in good faith, (ii) the Borrower or the Leasehold Holder has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect or a Property Material Adverse Effect or termination of such Management Agreement.

(6)           Performance of Covenants.  Borrower and Leasehold Holder shall: (i) promptly perform and observe in all material respects all of the terms, covenants and conditions required to be performed and observed by the Leasehold Holder and Borrower under each Management Agreement, the breach of which could permit any party to such Management Agreement validly to terminate such Management Agreement (including, without limitation, all payment obligations), (ii) do all things commercially reasonable to preserve and to keep unimpaired its rights under each Management Agreement, (iii) not waive, excuse or discharge any of the material obligations of any Manager or any other party to any Management Agreement without Administrative Agent’s prior written consent in each instance, and (iv) enforce the material obligations of the applicable Manager and the other parties to each Management Agreement, except, in the case of the foregoing clauses (i) through (iv), in any such case where same would not reasonably be expected to have a Material Adverse Effect.

(7)           No Modification or Termination.

(i)            Neither the Leasehold Holder nor Borrower shall consent to or acquiesce in any amendment, modification, waiver or change to any Management Agreement in any manner adverse to the interests of the Lenders in any material respect or any assignment of any Management Agreement (other than an assignment to a wholly owned Subsidiary of the applicable Manager in accordance with the applicable Management Agreement as in effect on the date hereof); it being acknowledged and agreed by the parties hereto that any amendment, waiver or other modification which would have the effect of (A) increasing management fees, required reserves or termination fees, (B) shortening the term thereof or (C) modifying events of default, rights of termination, standards of care and operation, management responsibilities, intellectual property licenses or approval and supervisory rights of members or shareholders shall be deemed adverse to the interests of the Lenders in a material respect.

(ii)           Neither the Leasehold Holder nor Borrower shall permit, consent to or acquiesce in any cancellation, termination or surrender of any Management Agreement.

(8)           Notices of Default.  Borrower and Leasehold Holder shall promptly (but in any event no later than two (2) Business Days after Borrower’s or Leasehold Holder’s receipt thereof) deliver (or cause to be delivered) to Administrative Agent copies of any written notice of default by any party under any Management Agreement, or of any written notice from any Manager or any other party to each Management Agreement of its intention to terminate any Management Agreement.

(9)           Delivery of Information.  Borrower and Leasehold Holder shall promptly furnish (or cause to be furnished) to Administrative Agent copies of such information and evidence as Administrative Agent may reasonably request concerning the Leasehold Holder’s or Borrower’s due observance, performance and compliance with the terms, covenants and conditions of each Management Agreement.

(10)         Other Management Agreements; Delegation of Manager’s Duties.  Neither the Leasehold Holder nor Borrower shall enter into any management agreements other than the Management Agreements, and no Manager shall be permitted to assign or sub-contract its duties or responsibilities under any Management Agreement (except as permitted under such Management Agreement as in effect on the Effective Date), in each case without Administrative Agent’s prior written consent, which may be withheld in its sole discretion.

(11)         Further Assurances.  Borrower and Leasehold Holder, at their sole cost and expense, shall execute and deliver to Administrative Agent, within five (5) Business Days after request, such documents, instruments or agreements as may be reasonably required to permit Administrative Agent to cure any default under any Management Agreement.

(12)         Management Agreement Cure By Administrative Agent.  In the event of a default by Leasehold Holder or Borrower in the performance of any of their respective obligations under any Management Agreement beyond any applicable notice and cure periods therein, including, without limitation, any default in the payment of any sums payable thereunder, then, in each and every such case, subject to applicable Gaming Laws, Administrative Agent may, at its option, cause the default or defaults to be remedied and otherwise exercise any and all rights of the Leasehold Holder and/or Borrower thereunder in the name of and on behalf of Leasehold Holder and/or Borrower.  Borrower shall, on demand, reimburse (and cause the Leasehold Holder to reimburse) Administrative Agent for all advances made and reasonable out-of-pocket expenses incurred by Administrative Agent in curing any such default (including, without limitation, reasonable attorneys’ fees and disbursements), together with interest thereon computed at the Default Rate from the date that such advance is made to and including the date the same is paid to Administrative Agent.

(13)         Subordination. Borrower and the Leasehold Holder shall at all times cause the Management Agreements and all management fees payable thereunder to be subordinated to the Loans and lien of the Collateral Documents pursuant to a written subordination of the Management Agreements in form and substance acceptable to Administrative Agent in its sole discretion.

(14)         Terminable at Will. Borrower and the Leasehold Holder shall at all times cause the Management Agreements to be terminable by Borrower or the Leasehold Holder at will without fee or penalty.

(15)         Deferred Management Fees.  The management fees payable under the HCF Management Agreement shall be deferred to the extent that net cash flow from the Hotel/Casino Facility (i.e. after payment of all amounts due under the Ground Lease, including, but not limited to, Ground Rent, verifiable operating expenses (excluding management fees payable under the HCF Management Agreement) of the Hotel/Casino Facility and Capital Expenditures) is not sufficient to pay the current management fees payable thereunder (the “Deferred Management Fees”).  Deferred Management Fees may be paid from net cash flow remaining after payment of all amounts due under the Ground Lease, including, but not limited to, Ground Rent, verifiable operating expenses of the Hotel/Casino Facility, Capital Expenditures and current management fees payable under the HCF Management Agreement. In addition, Borrower and Leasehold Holder shall at all times cause the HCF Management Agreement, and any related subordination agreement required under Section 5.19 (13) above to contain the provisions of this Section 5.19(15).

(16)         Rights of Administrative Agent. Administrative Agent shall have the right (but shall have no obligation) at any time that there shall exist and be continuing an Event of Default, to take in Administrative Agent’s own name or in the name of Borrower or the Leasehold Holder or any or all of them (but at Borrower’s or the Leasehold Holder’s expense, which shall be reimbursed to Administrative Agent upon demand and shall constitute part of the Obligations), such action as Administrative Agent may at any time or from time to time determine to be necessary, subject to applicable Gaming Laws:

(i)                                     To exercise any of the rights of Borrower or Leasehold Holder under the applicable Management Agreement and to request and require the applicable Manager to attorn to Administrative Agent (or its designee);

(ii)                                  To terminate the applicable Management Agreement without fee or penalty;

(iii)                               To amend, modify or extend the applicable Management Agreement by agreement with the applicable Manager;

(iv)                              To cure any default under the applicable Management Agreement; and

(v)                                 To protect the rights of Administrative Agent hereunder and under the applicable Management Agreement;

and Administrative Agent shall incur no liability as between itself and Borrower and/or the Leasehold Holder if any action taken by or on its behalf in good faith pursuant hereto shall prove to be, in whole or in part, inadequate or invalid. Borrower and the Leasehold Holder hereby irrevocably empower and authorize Administrative Agent and hereby irrevocably appoint Administrative Agent as Borrower’s and Leasehold Holder’s attorney-in-fact to enforce Borrower’s and Leasehold Holder’s rights under the Management Agreements upon the occurrence and continuance of an Event of Default.

5.20         Option Parcel Covenants.

(1)           Performance of Covenants.  Borrower shall promptly perform and observe in all material respects all of the terms, covenants and conditions required to be performed and observed by Borrower under the Option Agreement with respect to the Option Parcels, the breach of which could permit any party thereto validly to terminate such Option Agreement, provided, nothing contained herein shall obligate Borrower to exercise any option to purchase any Option Parcel (except as specifically set forth herein), and Borrower shall diligently and continuously enforce the material obligations of the Option Parcels Fee Owner and the other parties to the Option Agreement except in any such case where same would not have a Material Adverse Effect.

(2)           No Modification, Termination, Lien.

(i)            Borrower shall not, except as permitted hereunder or with the prior written consent of Administrative Agent, permit, consent to or acquiesce in any Modification to the Option Agreement that is adverse to the Lenders, it being agreed that any such Modification that changes the term of the Option Parcels Purchase Option, affects the purchase price of the Option Parcels or other payments due under the Option Agreement, affects or relates to any option or right to purchase all or any of the Option Parcels, affects the rights of Administrative Agent or the Lenders under the Option Agreement, or otherwise increases Borrower’s obligations or liabilities under the Option Agreement and/or that reduces the benefits to be received by Borrower under the Option Agreement shall be deemed to be adverse to the Lenders.

(ii)           Borrower shall not cancel, terminate or surrender the Option Agreement or permit, consent to or acquiesce in any cancellation, termination or surrender of the Option Agreement, without in each case the prior written consent of Administrative Agent.

(iii)          Except in connection with the Loan Documents, Borrower shall not create, incur, assume, permit or suffer to exist any Lien with respect to the Option

Agreement.

(3)           Notices of Default.  Borrower shall deliver to Administrative Agent copies of any written notice of default by any party under the Option Agreement with respect to the Option Parcels, or of any written notice from the Options Parcels Fee Owner or any other party of its intention to terminate the Option Agreement, promptly (but in any event no later than two (2) Business Days after Borrower’s delivery or receipt thereof) upon delivery or receipt of such notice, as the case may be.

(4)           Delivery of Information.  Borrower shall promptly furnish to Administrative Agent copies of such information and evidence as Administrative Agent may reasonably request concerning Borrower’s due observance, performance and compliance with the material terms, covenants and conditions of the Option Agreement with respect to the Option Parcels.

(5)           No Liability.  Administrative Agent shall have no liability or obligation under the Option Agreement by reason of its acceptance of the Security Instruments, this Agreement and the other Loan Documents.

(6)           Acquisition of Option Parcels. Borrower shall not exercise the Option Parcels Purchase Option or otherwise acquire any of the Option Parcels without the prior written consent of Administrative Agent; provided that, no such consent of Administrative Agent shall be required if (x) the costs and expenses incurred in connection with the acquisition of any of the Option Parcels (including the purchase price to acquire the respective Option Parcel(s) and the costs and expenses of Borrower to comply with the provisions of this Section 5.20(6)) (collectively, the “Option Parcel Purchase Costs and Expenses”) are to be funded exclusively through capital contributions to Borrower from Holdco, (y) Borrower provides Administrative Agent with evidence reasonably satisfactory to Administrative Agent that such funds (a) are available to Borrower to acquire the applicable Option Parcel(s), (b) were obtained exclusively through capital contributions from Holdco to Borrower, and (c) are sufficient to pay the Option Parcel Purchase Option Costs and Expenses, and (z) each of the following terms and conditions is satisfied (unless waived in writing by the Administrative Agent in its sole discretion):

(i)            Not less than thirty (30) days prior to the Option Parcel(s) Acquisition Closing Date, Borrower shall have delivered to Administrative Agent with respect to the Option Parcel(s) to be acquired, all of which deliveries shall be satisfactory to the Administrative Agent:  (a) a map and site plan, including an existing Survey of such Option Parcel(s) dated not more than six (6) months prior to the Option Parcel(s) Acquisition Closing Date, (b) a copy of the proposed amendments to the Loan Documents to include such Option Parcel(s), (c) tenant estoppel certificates and tenant subordination and non-disturbance agreements for each tenant under any Leases affecting such Option Parcel(s) which will not expire on or prior to the date that is six (6) months before the Original Maturity Date and is not terminable without cost to Borrower upon not more than sixty (60) days notice to tenant, or is otherwise not on terms and conditions similar to the Existing Leases (a “Long-Term Option Parcel Lease”), in each case in form and substance satisfactory to Administrative Agent, together with any consents required with respect to the contemplated transactions, (d) a commitment from the Title Company with respect to the issuance of a Title Policy (or endorsements to the existing Title Policy), together with copies of all exceptions referenced therein, (e) upon the reasonable request of the Administrative Agent, a PML study, (f) an Appraisal acceptable to Administrative Agent, (g) a copy of the flood certification, (h) either (A) a letter or other evidence with respect to such Option Parcel(s) from the appropriate Governmental Authorities concerning compliance with applicable zoning and building laws, (B) an ALTA 3.1 zoning endorsement for the Title Policy or (C) a zoning report prepared by The Planning & Zoning Resource Corporation indicating that such Option Parcel(s) are in material compliance with applicable zoning and building laws, (i) evidence that each of such Option Parcel(s) constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Administrative Agent (evidence of a separate tax lot endorsement for the Title Policy shall be evidence reasonably satisfactory in form and substance to Administrative Agent), (j) evidence reasonably satisfactory to Lenders and their insurance consultant(s) of insurance policies covering such Option Parcel(s) satisfying all of the requirements of this Agreement, and (k) UCC, bankruptcy, state and federal tax lien, litigation and judgment searches conducted by a search firm reasonably acceptable to the Lenders with respect to the applicable Option Parcels Fee Owner on the date immediately prior to acquisition thereof by Borrower, in each of the locations reasonably specified by the Lenders and not revealing any Liens other than Permitted Encumbrances.

(ii)           Administrative Agent shall have received at least thirty (30) days prior to the Option Parcel(s) Acquisition Closing Date true, accurate, correct and complete copies of all Long-Term Option Parcel Leases and all related documents; and Administrative Agent shall have determined that each such Long-Term Option Parcel Lease contains customary business terms and is in form and substance acceptable to the Administrative Agent, in its reasonable discretion;

(iii)          Administrative Agent shall have received at least thirty (30) days prior to the Option Parcel(s) Acquisition Closing Date, and reviewed and approved all material agreements relating to or affecting such Option Parcel(s) or by which such Option Parcel(s) are bound;

(iv)          Administrative Agent shall have received at least thirty (30) days prior to the Option Parcel(s) Acquisition Closing Date a Phase I environmental assessment report, conducted under the ASTM International Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Process E1527-05, issued by a recognized environmental consultant which report shall be dated not more than six (6) months prior to the Option Parcel(s) Acquisition Closing Date and which report shall be reasonably satisfactory to Administrative Agent;

(v)           Delivery to Administrative Agent of evidence reasonably satisfactory to Administrative Agent that all material governmental and third party approvals (including any required gaming approvals) required for Borrower to consummate the acquisition of such Option Parcel(s) have been secured;

(vi)          Delivery to Administrative Agent of favorable original opinions of counsel or updates thereto in connection with such Option Parcel(s), covering due authorization, execution, delivery, enforceability and perfection of security interests, similar in form and substance to the opinions which were delivered on the Effective Date in connection with the Real Property, reasonably satisfactory to Lenders and addressed to the Administrative Agent on behalf of the Lenders;

(vii)         Delivery of original updated Organizational Documents of each of the Borrower Parties, including, but not limited to a current certificate of good standing; delivery of appropriate evidence of the authorization of the applicable Borrower Parties approving the execution, delivery and performance of the Loan Documents or amendments thereto being executed and delivered in connection with the acquisition of such Option Parcel(s), duly adopted by the applicable Borrower Parties and accompanied by an Officer’s Certificate stating that such authorizations have not been altered or repealed and are in full force and effect, and certifying as to the names of the Persons authorized to sign on behalf of such parties, together with the true signatures of each such Person;

(viii)        Delivery of the insurance certificates with respect to such Option Parcel(s) required hereunder;

(ix)           Delivery to Administrative Agent of originals of the following Loan Documents or amendments thereto:  (a) either a new Security Instrument, an amendment to an existing Security Instrument, or a mortgage spreader agreement (as selected by Administrative Agent in its sole discretion) to encumber such Option Parcel(s), duly executed and acknowledged by Borrower; (b) a first priority Assignment of Leases and Rents (or amendment to the existing Assignment of Leases and Rents), from Borrower, as assignor, to Administrative Agent, as assignee, assigning to Administrative Agent all of Borrower’s interest in and to the Leases, rents and security deposits as security for the Loans with respect to such Option Parcel(s), duly executed and acknowledged by Borrower; (c) a first priority Assignment of Contracts (or an amendment to the existing Assignment of Contracts), from Borrower, as assignor, to Administrative Agent, as assignee, with respect to the contracts relating to or affecting such Option Parcel(s) or by which such Option Parcel(s) are bound, duly executed by Borrower; (d) UCC financing statements (Form UCC-1) (or other forms required in any jurisdiction), covering all fixtures and other personal property with respect to such Option Parcel(s), and all proceeds thereof, naming Borrower, as debtor, and Administrative Agent as secured party (together with the documents described in the foregoing clauses (a), (b), (c) and (d) of this Section 5.20 (6)(ix), the “Option Parcel Security Documents”); (e) a new Title Policy or endorsements to the existing Title Policy (as determined by Administrative Agent in its sole discretion), issued by the Title Company in an amount equal to the purchase price for such Option Parcel(s) (together with a tie-in endorsement between the Title Policy for such Option Parcel(s) and the existing Title Policy in form and substance reasonably acceptable to Administrative Agent in an amount equal to the purchase price for such Option Parcel(s)), reflecting the addition of each such Option Parcel(s) and containing such affirmative coverage similar in form and substance to the affirmative coverage provided in the existing Title Policy, insuring that the applicable Security Instrument, as may be modified by a mortgage spreader agreement, creates a valid first lien on Borrower’s fee title in such Option Parcel(s) subject to the Permitted Encumbrances (for purposes of this Section 5.20(6)(ix), the Permitted Encumbrances described in clause (b) of the definition thereof shall mean the exceptions to title identified in the title commitment for such Option Parcel(s) delivered by Borrower pursuant to

Section 5.20(6)(i)(d) that shall have been approved by Administrative Agent), and insuring the perfected first priority interest of Administrative Agent pursuant to the applicable Security Instrument, as may be modified by a mortgage spreader agreement or other amendment, and further (i) insuring the priority of the applicable Security Instrument, as may be modified by a mortgage spreader agreement or other amendment, over all intervening Liens on the Real Properties including, without limitation, all mechanics’ or materialmen’s Liens for work performed or material supplied to the applicable Option Parcel, and (ii) disclosing no matters affecting title to the Real Properties other than Permitted Encumbrances; together with evidence of payment of any title insurance premiums, fees or charges due in connection therewith, and the Borrower shall cooperate with Administrative Agent and execute such further instruments and documents and perform such further acts as Administrative Agent or the Title Company shall reasonably request to carry out the creation and perfection of the liens and security interests contemplated by the Option Parcel Security Documents and the release, discharge and removal of any encumbrances required for the issuance of the Title Policy; (f) updates to any of the other Loan Documents and the Exhibits and Schedules thereto, as applicable; (g) a confirmation of the Recourse Guaranty in customary form duly executed and delivered by Recourse Guarantor affirming its obligations thereunder; (h) a confirmation of the Payment Guaranty in customary form duly executed and delivered by the Leasehold Holder affirming Leasehold Holder’s obligations thereunder; and (i) a confirmation of Pledge Agreement in customary form duly executed and delivered by Pledgor, affirming its obligations under the Pledge Agreement;

(x)            Borrower shall pay for any and all reasonable out-of-pocket costs and expenses of Administrative Agent and the Lenders incurred in connection with the proposed acquisition of such Option Parcel(s), including reasonable attorneys’ fees and disbursements, all title insurance premiums for any endorsements to any existing Title Policy (or new Title Policy) reasonably required by Lenders in connection with such proposed acquisition, mortgage recording taxes, transfer taxes and recording fees.  In addition, Borrower shall deliver to Lenders evidence reasonably satisfactory to Lenders that all amounts owing to any parties in connection with the transactions relating to the proposed acquisition of the Option Parcel(s) by Borrower have been paid in full, or will simultaneously be paid in full on the Option Parcel(s) Acquisition Closing Date or adequate reserves therefor are established by Borrower in cash with respect to contingent or other liabilities that may arise out of such transaction and for which Borrower is not adequately indemnified or insured against as reasonably determined by Lenders; and

(xi)           The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request, provided such requests are customary and are consistent with the deliveries required with respect to the Real Properties on the Effective Date.

(7)           Event of Default. Following the occurrence and during the continuance of an Event of Default, in the event Administrative Agent determines to exercise the Option Parcels Purchase Option and purchase one or more Option Parcels either pursuant to the terms of the Option Agreement or as otherwise may be agreed upon between Administrative Agent and Option Parcels Fee Owner, Borrower shall cooperate in good faith with any such exercise and purchase by Administrative Agent.

5.21         Accounts.  Each Account of the Loan Parties (other than Excluded Accounts) shall be subject to a Control Agreement in favor of the Administrative Agent.

5.22         Gaming Matters/Licenses/Approvals/Permits.  Borrower and Leasehold Holder shall take, or shall otherwise cause to be taken, all action necessary to maintain in full force and effect and in good standing any and all Gaming Permits and approvals or other entitlements allowing for the conduct, either currently or in the future, of nonrestricted gaming activities on any Mortgaged Property (or any portion thereof) including without limitation the maintenance of any such Mortgaged Property (or any portion thereof) as within a “Gaming Enterprise District” (as defined in NRS 463.0158) by complying at all times with the signage requirements specified in NRS 463.3092.  To the extent applicable, Borrower and Leasehold Holder shall also take or otherwise cause to be taken all action necessary to maintain in full force and effect and in good standing any currently existing “grandfathered” status for nonrestricted gaming activities in connection with any prior nonconforming nonrestricted gaming use on any Mortgaged Property (or any portion thereof). Borrower and Leasehold Holder shall cooperate with the Gaming Authorities and provide the data reasonably requested by such Gaming Authorities in order to maintain such Gaming Permits and approvals and shall promptly deliver copies of all such Gaming Permits and approvals to Lender.

ARTICLE VI

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees with the Administrative Agent and each Lender that, as long as any Loans remain unpaid:

6.1           Liens.  The Loan Parties shall not create, incur, assume, permit or suffer to exist, any Lien upon any of Loan Parties Property except:

(1)           Permitted Encumbrances; and

(2)           Other Liens which are the subject of a Good Faith Contest.

6.2           Indebtedness.  The Loan Parties shall not incur any Indebtedness other than the Permitted Debt.

6.3           Fundamental Change.

(1)           No Loan Party shall do any or all of the following: merge or consolidate with any Person, form any Subsidiary, enter into a Joint Venture, partnership or any other similar business relationship with any other Person, or sell, assign, lease or otherwise effect a Disposition, whether in one transaction or in a series of transactions, of all or substantially all of its Property and assets, whether now owned or hereafter acquired, or enter into any agreement to do any of the foregoing.

(2)           No Loan Party shall engage in any business other than its Purpose.

6.4           Disposition. No Loan Party shall cause or permit any of the following to occur:

(1)           Any Change of Control, provided that the acquisition of Capital Stock in Borrower and/or Leasehold Holder pursuant to the Warrants shall be permitted so long as

Borrower and/or Leasehold Holder has used commercially reasonable efforts to cause the holders of the applicable Warrants to cooperate and perform the following: (i) Administrative Agent has received (A) written notice of the exercise of the Warrants at least fifteen (15) Business Days prior to the date the acquisition of Capital Stock in Borrower and/or Leasehold Holder pursuant to the Warrants is to be consummated, along with copies of proposed documents (including proposed amendments or restatements of Borrower’s and/or Leasehold Holder’s Organizational Documents) to be entered into in connection with such exercise of the Warrants, (B) a pledge agreement in a form substantially similar to the Pledge Agreement from each Person acquiring any Capital Stock in Borrower or Leasehold Holder pursuant to the Warrants wherein such Person pledges 100% of the Capital Stock owned by such Person in Borrower and/or Leasehold Holder, as applicable, to Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations, (C) if such Capital Stock is certificated, the original certificates and stock powers (in form and substance satisfactory to Administrative Agent) executed in blank, (D) favorable original opinions of counsel covering due authorization, execution, delivery, enforceability and perfection of security interests created by such pledge agreement, reasonably satisfactory to Administrative Agent and addressed to the Administrative Agent on behalf of the Lenders, (E) promptly following the acquisition of Capital Stock in Borrower and/or Leasehold Holder pursuant to the Warrants, an executed copy of any amendments, restatements or other modifications to the Organizational Documents of Borrower and/or Leasehold Holder, as applicable, in form and substance satisfactory to Administrative Agent, and (F) any other documentation related to the exercise of the Warrants reasonably required by Administrative Agent, including an organizational chart and amendments or modifications to this Agreement in order to update Exhibit C hereto;

(2)           Any Disposition by any member, other than a member who received such Capital Stock by direct or indirect exercise of a Warrant, in any Loan Party of any of the Capital Stock in such Loan Party; or

(3)           Without the Administrative Agent’s prior written consent (to be granted or withheld in its sole and absolute discretion), a Disposition of legal, Beneficial or direct or indirect equitable interests in all or any part of the Collateral, except as follows:

(i)            Approved Leases.  Borrower and the Leasehold Holder may enter into Approved Leases for space at the Mortgaged Property, subject to any express restrictions set forth in this Agreement.

(ii)           Sale of Personal Property.  The Borrower and the Leasehold Holder may effect a Disposition of Personal Property (other than Capital Stock as restricted in this Section 6.4), free from the Lien of the Collateral Documents, to the extent such Disposition of Personal Property will not materially impair the value, utility, or operation of the subject Mortgaged Property or such disposed Personal Property is immediately replaced with similar Personal Property that has a market value greater than or equal to the market value of the disposed Personal Property and provided that any new Personal Property acquired by the Borrower or Leasehold Holder, as applicable (and not so disposed of), shall be subject to the Lien of the Security Instruments. Notwithstanding any of the foregoing to the contrary, neither Borrower nor Leasehold Holder may effect a Disposition of any Personal Property which is used in connection with the operation of the Hotel/Casino Facility (including, without limitation, gaming equipment used in connection with the Hotel/Casino Facility) without the prior written consent of Administrative Agent; provided that so long as no Potential Event of Default or Event of Default exists, Borrower and Leasehold Holder may cause a Disposition of such Personal Property provided it is promptly replaced with similar Personal Property of at least equal value and utility, which shall be subject to the Lien of the Security Instruments. The Administrative Agent shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to the Administrative Agent and the Borrower or Leasehold Holder, as applicable, to confirm that such Personal Property which is to be, or has been, sold or disposed of is free from the Lien of the Security Instruments.  To the extent Borrower or Leasehold Holder is paid an amount or becomes entitled to any payment or other compensation therewith with respect to any such Disposition,  all or a portion of such amount is not used to purchase replacement Personal Property and the net amount received by Borrower or Leasehold Holder (i.e., the gross amount received by Borrower or Leasehold Holder in connection with such Disposition less payments of any customary and reasonable costs and expenses incurred in connection with such Disposition and the cost of any replacement Personal Property) exceeds $100,000, such net amount shall be promptly remitted by Borrower or the Leasehold Holder to Administrative Agent for application against the outstanding Obligations. With respect to amounts from Dispositions that Borrower or Leasehold Holder is not required to remit to Administrative Agent pursuant to the preceding sentence (the “Unpaid Disposition Amounts”), to the extent the aggregate amount of all such Unpaid Disposition Amounts during any Fiscal Year exceeds $250,000 (after payment of any customary and reasonable costs and expenses incurred in connection with such Disposition and the costs of any replacement Personal Property purchased with such Unpaid Disposition Amounts), such excess shall be promptly remitted by Borrower or the Leasehold Holder to Administrative Agent for application against the outstanding Obligations. Any payment or compensation received by Borrower or Leasehold Holder with respect to any Disposition which is not remitted to Administrative Agent shall, to the extent not otherwise included in the calculation of Consolidated Net Income, shall be included as an increase in cash for purposes of the calculation of Excess Cash Flow.

(iii)          Immaterial Transfers.  Subject to the provisions of Section 6.4(3)(ii) above, the Borrower and the Leasehold Holder may, subject to the prior written consent of the Administrative Agent, not to be unreasonably withheld, (A) make immaterial Dispositions (including, but not limited to, lot line adjustments) of portions of the Mortgaged Property to Governmental Authorities for dedication or public use or, portions of the Mortgaged Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Mortgaged Property or resolving encroachment issues, and (B) grant easements, restrictions, covenants, reservations and rights of way for resolving minor encroachment issues or for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Disposition set forth in the foregoing clauses (A) and (B) shall materially impair the value, utility or operation of the subject Mortgaged Property and, provided further, that as a condition to the Administrative Agent’s consent to any such Disposition set forth in clauses (A) and (B), Borrower or Leasehold Holder shall demonstrate to Administrative Agent’s reasonable satisfaction that any such Disposition and the related easements, restrictions, covenants, reservations and rights of way or other similar grants are designed to and may be expected to enhance the value, utility, operation and future development potential of the subject Mortgaged Property, and to the extent Borrower or Leasehold Holder is paid or becomes entitled to any payment or other compensation therewith with respect to any such Disposition, such amount (less reasonable and customary costs and expenses incurred in connection with such Disposition) shall be remitted by Borrower or the Leasehold Holder to Administrative Agent for application against the outstanding Obligations.  In connection with any Disposition permitted pursuant to this Section 6.4(3)(iii), the Administrative Agent shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Dispositions referred to in clause (A) above, to release the portion of the Mortgaged Property affected by such Disposition from the Lien of the Security Instruments or, in the case of clause (B) above, to subordinate the Lien of such Security Instruments to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by the Administrative Agent of:

(W)         ten (10) days prior written notice thereof;

(X)          a copy of the instrument or instruments of Disposition;

(Y)           an Officer’s Certificate stating (1) with respect to any Disposition, the consideration, if any, being paid for the Disposition and (ii) that such Disposition does not materially impair the value, utility or operation of the subject Mortgaged Property and otherwise satisfies the foregoing conditions; and

(Z)           reimbursement of all of the Administrative Agent’s reasonable costs and expenses incurred in connection with such Disposition.

6.5           Investments. No Loan Party shall directly or indirectly make or maintain any Investment except Investments in cash and Cash Equivalents.

6.6           Transactions with Affiliates. Other than the HCF Management Agreement, the Tax Sharing Agreement and the Expense Sharing Agreement, no Loan Party shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, but excluding any shared service contracts, group purchasing contracts or other transactions in which the combined purchasing power of any Loan Party and its Affiliates is used in the negotiation and agreement with a person or entity that is not a Transactional Affiliate) with (1) any Affiliate of any Loan Party; (2) a holder or holders of more than five percent (5%) of any class of Capital Stock of PropCo, or its constituent equity holders; or (3) with any Affiliate of the foregoing (each of the foregoing, a “Transactional Affiliate”), except (y) as set forth on Schedule 6.6 or (z) upon (A) prior notice to Administrative Agent and (B) fair and reasonable terms no less favorable to the Loan Parties than would be obtained in a comparable arm’s-length transaction with a Person not a Transactional Affiliate; provided that no such notice shall be required for any such transaction in the Ordinary Course of Business of the Borrower or Leasehold Holder.  Notwithstanding anything contained herein to the contrary Borrower and Leasehold Holder shall be permitted to make and receive Permitted Distributions to and from Holdco so long as the same is consistent with the Ordinary Course of Business of Borrower and/or Leasehold Holder.

6.7           Modifications to Organizational Documents and Other Material Agreements.  Each Loan Party shall not, and Borrower shall not permit any of the other Borrower Parties to, Modify any of their respective Organizational Documents or any Material Agreements, in each case without the Administrative Agent’s prior written consent, other than (a) Modifications necessary to clarify existing provisions of such Organizational Documents or Material Agreements; and (b) Modifications which would have no adverse effect on the rights or interests of Administrative Agent or Lenders in conjunction with the Loans or under the Loan Documents and would not change in any material respect the rights and obligations of the parties to such Organizational Documents or the Material Agreements.

6.8           Restricted Payments.  Neither Borrower nor Leasehold Holder shall make any Distributions except for Permitted Distributions.

6.9           Zoning Changes.  Without the prior written consent of Administrative Agent (which in the case of clause (a) shall not be unreasonably withheld), neither Borrower nor Leasehold Holder shall, nor shall it permit, consent to or acquiesce to (a) any zoning reclassification of any portion of the Mortgaged Property other than a zoning reclassification that would permit gaming development on any portion of the Mortgaged Property upon which, prior to such reclassification, gaming development would not have been permitted, (b) any variance under any existing zoning ordinance that could result in the use of the Mortgaged Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) allow any portion of the Mortgaged Property to be used in any manner that could result in the use of the Mortgaged Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation

6.10         Sale Leaseback. Neither Borrower nor Leasehold Holder shall enter into any sale and leaseback transaction covering any Real Property.

6.11         Negative Pledges.  No Loan Party shall enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of such Loan Parties to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation of the Loan Parties to be equally and ratably secured with the Obligations (except as granted to Lenders herein).

6.12         Modifications.  Neither Borrower nor Leasehold Holder shall make any alteration or other modification to any Improvement on any Real Property or develop or construct any new Improvements on any Real Property, in an amount in excess of $2,500,000, in each case without the prior written consent of Administrative Agent, which consent Administrative Agent may withhold in its sole and absolute discretion; provided, however, that in no event shall Borrower or Leasehold Holder, as applicable, be permitted to demolish any Improvements on any Real Property, regardless of the cost of such demolition, without the prior written consent of Administrative Agent; and provided further that in no event may Borrower or Leasehold Holder make any alteration or other modification to any Improvement on any Real Property using revenues of any kind derived from the Mortgaged Property or from any loan obtained by

Borrower or Leasehold Holder, it being acknowledged and agreed that the cost of completing alterations and modifications to the Improvements on the Real Property are to come only from contributions made to Borrower or the Leasehold Holder by Affiliates of Borrower or the Leasehold Holder that are permitted by the Loan Documents and all contracts and other instruments to which Borrower or the Leasehold Holder and such Affiliate are bound. Borrower and the Leasehold Holder shall notify Administrative Agent if Borrower or Leasehold Holder (x) receives any written notice from NDEP, the Department of Air Quality, the State Fire Marshal, or any other Governmental Authority having jurisdiction over any permitted demolition activities or the effects of such activities on the environmental condition of the Mortgaged Property, including any removal from the Mortgaged Property to an offsite facility of any removed underground storage tank or contaminated soil, of the violation or alleged violation of NRS Chapter 444 (and, in the event of any violation arising under NRS Chapter 444, any lien claim filed or recorded or any other written notice relating to any lien that may be imposed on the Mortgaged Property or any portion thereof as a result of such violation pursuant to NRS Section 444.520), NRS Chapters 445A or 445B, NRS Sections 459.400 et seq., NRS Chapter 477 or NRS Chapter 618, or (y) files any written application pursuant to NRS Section 459.634 to participate in the state voluntary remediation Program (as defined in NRS Section 459.624) or pursuant to Nevada Administrative Code Section 590.700 to obtain assistance in the cleanup of soil contamination, to the extent Borrower or Leasehold Holder, as applicable, is eligible to file any such application.

6.13         Interest Rate Contracts. Neither Borrower nor Leasehold Holder shall enter into (or cause to be entered into) any Interest Rate Contract other than the Required Interest Rate Contracts.

6.14         Limitation on Cage Cash.  Leasehold Holder covenants, warrants and agrees that the aggregate amount of Cage Cash maintained by Leasehold Holder (A) shall not exceed the amount of cash, determined by Leasehold Holder in its reasonable business judgment consistent with past practice, desirable in the Ordinary Course of Business of the Hotel/Casino Facility to be maintained in the Hotel/Casino Facility and (B) shall not exceed $1,800,000.00 for any period of five (5) consecutive Business Days.  In no event, however, shall the Cage Cash be less than the amount required by the Gaming Authorities.

6.15         Subdivision.  Neither Borrower nor Leasehold Holder shall subdivide (or permit, consent to or acquiesce in the subdivision of) any Mortgaged Property without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.16         Prohibition on Borrower Gaming Activity.  For so long as the Loan is outstanding, without the prior written consent of Administrative Agent, Borrower shall not engage in any business or activity that would require Borrower to obtain or hold a Gaming Permit.

ARTICLE VII

EVENTS OF DEFAULT

7.1           Event of Default.  Each of the following shall constitute an event of default under this Agreement (an “Event of Default”):

(1)           The Borrower fails to pay, whether at the due date thereon or at a date fixed for prepayment thereof or by acceleration thereof or otherwise (i) when and as required to be paid herein, any amount of principal or interest on the Loans (including, without limitation, any mandatory prepayment of the Loans under Section 2.5(1) or the repayment of the Loans in full and all interest accrued thereon on the Maturity Date), or (ii) within five (5) days after the same becomes due, any other Obligation;

(2)           Any representation or warranty made or deemed made by any Borrower Party in any Loan Document or by any Borrower Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made;

(3)           Any of the Loan Parties shall default in the observance or performance of any covenant or agreement contained in Article VI;

(4)           Any Borrower Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement or in any other Loan Document (other than those that are otherwise the subject of an Event of Default under this Section 7.1), if such failure shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent;

(5)           Any Loan Party shall fail to make any payment on any other Indebtedness (other than the Obligations), and in each such case, such failure relates to Indebtedness having a principal amount of $1,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Indebtedness of the Loan Party having a principal amount of $1,000,000 or more, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any Indebtedness of the Loan Party having a principal amount of $1,000,000 or more shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(6)           (i) if any Borrower Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, (ii) if any Borrower Party shall make a general assignment for the benefit of creditors, (iii) if any proceeding shall be instituted by or against any Borrower Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, in the case of any such proceedings instituted against a Borrower Party (but not instituted by any Borrower Party), either such proceedings shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceedings shall occur, or (iv) any Borrower Party shall take any corporate, partnership or company action to authorize any of the actions set forth above in clauses (i), (ii) and (iii) of this Section 7.1(6);

(7)           Any final judgment or order (or other similar process) involving, in any single case or in the aggregate, an amount in excess of $2,500,000 in the case of a money judgment, to the extent not covered by insurance, or that could reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect, in the case of a non-monetary judgment, shall be rendered against a Loan Party by a court having jurisdiction, and such judgment or order shall continue unsatisfied and in effect for a period of thirty (30) days without being vacated, discharged, satisfied, or stayed or bonded pending appeal; or there is entered against Recourse Guarantor a final judgment or order for the payment of money in an aggregate amount exceeding $15,000,000.00 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days;

(8)           (i) An ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, together with all other ERISA Events, that are or are reasonably likely to be imposed on the Borrower, Leasehold Holder or any ERISA Affiliate, whether or not assessed, exceeds $1,000,000 in the aggregate, (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by Borrower, Leasehold Holder or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $1,000,000 or (iii) any of Borrower Parties or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect;

(9)           Recourse Guarantor shall attempt to rescind or revoke the Recourse Guaranty, with respect to future transactions or otherwise, or shall fail to make any payment as and when required in accordance with the terms of the Recourse Guaranty, or any Payment Guarantor shall attempt to rescind or revoke the Payment Guaranty, with respect to future transactions or otherwise, or shall fail to make any payment as and when required in accordance with the terms of the Payment Guaranty;

(10)         The occurrence of a License Revocation (after giving effect to any applicable cure period expressly set forth in the definition of “License Revocation”) that continues for more than five (5) consecutive Business Days during which time enforcement is not stayed by appeal or similar proceeding with the applicable Gaming Authority;

(11)         Borrower or Leasehold Holder ceases to operate a hotel and casino on the Ground Lease Parcel or ceases to conduct gaming activities thereon at substantially the same level as conducted as of the Effective Date for any reason whatsoever (other than temporary cessation in connection with alterations permitted hereunder or restoration following a Casualty or Condemnation);

(12)         Any Event of Default shall occur under any of the other Loan Documents;

(13)         There shall occur a Change of Control, except as expressly permitted by Section 6.4(1) hereof;

(14)         Borrower or Leasehold Holder shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against Borrower or Leasehold Holder based on or arising from the violation of or pursuant to any Hazardous Materials Laws, or the generation, storage, transportation, treatment, disposal or release of any Contaminant and, in connection with all the foregoing, the Borrower or Leasehold Holder is likely to incur uninsured environmental liabilities and costs in excess of $2,500,000 in the aggregate;

(15)         If there shall occur any default by Leasehold Holder, as lessee under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Leasehold Holder to be observed or performed, and said default is not cured prior to the expiration of any applicable grace or cure period therein provided, or if any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the Ground Lease Fee Owner under the Ground Lease or if the Leasehold Estate shall be surrendered or the Ground Lease shall be lawfully terminated or cancelled for any reason or under any circumstances whatsoever (other than in connection with the purchase of the fee interest in the Ground Lease Parcel by Borrower in accordance with the terms of this Agreement), or if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered or amended in contradiction of the provisions of Section 5.18 without the prior written consent of Administrative Agent, or if Leasehold Holder shall fail to exercise any option to renew the Ground Lease or shall fail to or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to the terms of the Ground Lease (unless the Administrative Agent agrees in writing that Leasehold Holder shall not be obligated to exercise such renewal option), or if Borrower or Leasehold Holder shall exercise the Ground Lease Parcel Purchase Option or acquire the Ground Lease Parcel in contradiction to the provisions of Section 5.18;

(16)         Borrower shall surrender, terminate or cancel (or consent to or acquiesce in any surrender, termination or cancellation of) the Option Agreement; or any Modification of the Option Agreement in violation of the provisions of Section 5.20; or Borrower shall exercise the Option Parcels Purchase Option or acquire any of the Option Parcels without the prior written consent of the Administrative Agent, except as expressly permitted pursuant to Section 5.20; or if any of the Borrower Parties shall default in the observance or performance of any other covenant or agreement contained in Section 5.20 which remains uncured for fifteen (15) days after written notice from the Administrative Agent;

(17)         If the Option Agreement shall be terminated or cancelled for any reason or under any circumstances whatsoever (other than in connection with the purchase of the fee interest in the Option Parcels by Borrower in accordance with the terms of this Agreement), or if any of the terms, covenants or conditions of the Option Agreement shall in any manner be modified, changed, supplemented, altered or amended in contradiction of the provisions of

Section 5.20 without the prior written consent of Administrative Agent, or if Borrower shall exercise the Option Parcels Purchase Option or acquire any Option Parcels in contradiction to the provisions of Section 5.20;

(18)         The HCF Management Agreement shall, in whole or in part, be terminated, cease to be effective or cease to be the legally valid, binding and enforceable obligation in any material respect of any party thereto; or

(19)         (i) Any Security Instrument (or other Collateral Document) after delivery thereof pursuant to Section 3.1 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien, with the priority required by the Security Instruments (or other Collateral Documents), (or other security purported to be created on the applicable Mortgaged Property or Collateral) on and security interest in any material portion of the Mortgaged Property or Collateral purported to be covered thereby, subject to Permitted Encumbrances, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements (so long as such failure does not result from the breach or non-compliance by a Borrower Party with the terms of any Loan Document), or (ii) any of the Capital Stock of the Borrower or Leasehold Holder ceases to be pledged pursuant to the applicable Collateral Documents free of Liens other than Liens created by the Security Instruments or other Collateral Documents and Permitted Encumbrances.

7.2           Remedies.

(1)           If any Event of Default shall occur and be continuing, the Administrative Agent may (or at the direction of the Required Lenders shall): (i) declare the outstanding principal balance of the Loans and interest accrued but unpaid thereon and all other Obligations immediately due and payable, without demand upon or presentment to any of the Borrower Parties, which are expressly waived by the Borrower Parties; (ii) exercise, on behalf of the Secured Parties, all rights and remedies under the Recourse Guaranty, the Payment Guaranty, the Pledge Agreement, the Security Agreement, the Assignment of Interest Rate Contract (if any), the Assignment of Contracts, the Security Instruments and any other Collateral Documents entered into with respect to the Loans; (iii) exercise the rights of the Administrative Agent under the Control Agreements to transfer funds maintained in the Accounts of the Loan Parties to such account as the Administrative Agent may determine; and (iv) immediately exercise all rights, powers and remedies available at law, in equity or otherwise, including, without limitation, under the other Loan Documents, all of which rights, powers and remedies are cumulative and not exclusive; provided, however, that upon the occurrence of any of the Events of Default specified in Sections 7.1(6)(ii) and 7.1(6)(iii), the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

(2)           Nothing contained herein or in any other Loan Document shall be construed as requiring the Administrative Agent to resort to the Collateral for the satisfaction of any of the Obligations, and, the Administrative Agent may seek satisfaction out of the

Collateral or any part thereof, in its absolute discretion in respect of the Obligations.  In addition, the Administrative Agent shall have the right from time to time to partially foreclose this Agreement and the Collateral Documents in any manner and for any amounts secured by this Agreement or the Collateral Documents then due and payable as determined by the Administrative Agent in its sole discretion; provided, however, that the Administrative Agent shall issue a “Notice of Exclusive Control” pursuant to the Control Agreement with respect to the Accounts only upon the occurrence and during the continuance of an Event of Default.  Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to this Agreement and the Collateral Documents to secure payment of sums secured by this Agreement and the Collateral Documents and not previously recovered.

7.3                                 Ground Lease Parcel Purchase Option and Option Agreement.  In addition to all other rights and remedies provided under the this Agreement, under the Loan Documents, as well as remedies as may be available at law and in equity, upon the occurrence and during the continuance of an Event of Default:

(a)                                  The Administrative Agent may, in its sole discretion: (i) to the extent permitted by the terms of the Option Agreement or as otherwise agreed upon between Administrative Agent and Option Parcels Fee Owner, in connection with its exercise of remedies under the Loan Documents, exercise the Option Parcels Purchase Option and complete the purchase of one or more Option Parcels and any funds paid by the Administrative Agent to pay any escrow deposit required under the Option Agreement, the purchase price of the Option Parcels so purchased and any closing costs required to be paid by Borrower under the Option Agreement shall be deemed to constitute a protective advance by the Administrative Agent, shall bear interest at the interest rate applicable to Base Rate Loans and shall be reimbursed by the Borrower at the time of any sale of the Option Parcels from the sale proceeds thereof (provided, that, for the avoidance of doubt, in no event shall Borrower be entitled to any reimbursement from the Administrative Agent or the Lenders for any portion of the Option Consideration (as defined in the Option Agreement), or any other amounts paid to the Option Parcels Fee Owner under or in connection with the Option Agreement)), and (ii) to the extent permitted by the terms of the Ground Lease or as otherwise agreed upon between Administrative Agent and Ground Lease Fee Owner, in connection with its exercise of remedies under the Loan Documents, exercise the Ground Lease Parcel Purchase Option and complete the purchase of the Ground Lease Parcel and funds paid by the Administrative Agent to pay the purchase price of the Ground Lease Parcel, and any closing costs required to be paid by Borrower and/or Leasehold Holder shall be deemed to constitute a protective advance by the Administrative Agent, shall bear interest at the interest rate applicable to Base Rate Loans and shall be reimbursed by the Borrower at the time of any sale of the Ground Lease Parcel from the sale proceeds thereof (provided, that for the avoidance of doubt, in no event shall Borrower be entitled to any reimbursement from the Administrative Agent or the Lenders for any portion of any amounts which are paid by the Borrower or the Leasehold Holder under or in connection with the Ground Lease Parcel Purchase Option).  In addition, in connection with the exercise of its rights hereunder, the Administrative Agent may, in its sole determination, acquire title to one or more of the Options Parcels and the Ground Lease Parcel in the name of the Administrative Agent, its designee or in the name of and on behalf of Borrower or Leasehold Holder.  Borrower and Leasehold Holder each hereby appoints the Administrative Agent as its attorney-in-fact, which power of attorney is coupled with an interest, with full authority, in the name of Borrower and

Leasehold Holder, after the occurrence and during the continuance of any Event of Default, to take any action and to execute any instrument in the name of Borrower and Leasehold Holder to accomplish the purpose of the provisions of this Section 7.3(a).

(b)                                 The Administrative Agent may, in connection with its exercise of remedies under the Loan Documents, file, or cause to be filed, an action or complaint for specific performance (i) against Borrower, to cause Borrower to (A) exercise the Options Parcels Purchase Option with respect to one or more Option Parcels and (B) provided that any funds paid by the Administrative Agent to pay any escrow deposit required under the Option Agreement, the purchase price of the Option Parcels so purchased and any closing costs required to be paid by Borrower under the Option Agreement shall be deemed to constitute a protective advance by the Administrative Agent, shall bear interest at the interest rate applicable to Base Rate Loans and shall be reimbursed by the Borrower at the time of any sale of the Option Parcels from the sale proceeds thereof (provided, in no event shall Borrower be entitled to any reimbursement for all or any portion of the Option Consideration, or any amounts paid to Option Parcels Fee Owner which are not required pursuant to the terms of the Option Agreement), acquire one or more of the Option Parcels, as determined by the Administrative Agent in its sole discretion, and simultaneously therewith, convey the Option Parcel(s) so acquired to the Administrative Agent or its designee or nominee, and/or (ii) against Borrower and/or Leasehold Holder cause Borrower and/or Leasehold Holder to (A) exercise the Ground Lease Parcel Purchase Option, and (B) provided that any funds paid by the Administrative Agent to pay the purchase price of the Ground Lease Parcel, and any closing costs required to be paid by Borrower and/or Leasehold Holder shall be deemed to constitute a protective advance by the Administrative Agent, shall bear interest at the interest rate applicable to Base Rate Loans and shall be shall be reimbursed by the Borrower at the time of any sale of the Ground Lease Parcel from the sale proceeds thereof (provided, in no event shall Borrower or Leasehold Holder be entitled to any reimbursement for any amounts paid to Ground Lease Fee Owner which are not required pursuant to the terms of the Ground Lease Parcel Purchase Option), acquire the Ground Lease Parcel and simultaneously therewith convey the Ground Lease Parcel to the Administrative Agent or its designee.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

8.1                                 Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

8.2                                 Delegation of Duties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  With respect to the Lenders, the Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3                                 Exculpatory Provisions.  None of the Administrative Agent, the other Agents, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (1) liable to the Lenders for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower Parties or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Borrower Parties to perform their obligations hereunder or thereunder.  The Administrative Agent and the other Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Borrower Parties.

8.4                                 Reliance by the Agents.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Borrower Party), independent accountants and other experts selected by such Agent.  As to the Lenders:  (1) the Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that a lesser number of the Lenders may direct the action of the Administrative Agent, such lesser number of Lenders) or it shall first be indemnified to its satisfaction by the Lenders ratably in accordance with their respective Pro Rata Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Administrative Agent’s gross negligence or willful misconduct), and (2) the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that the Administrative Agent shall be required to act or refrain from acting at the request of a lesser number of the Lenders, such lesser number of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

8.5                                 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to the Loan Documents, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice and a Potential Default or Event of Default has occurred, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders (except to the extent that this Agreement, the Pledge Agreement, the Assignment of Interest Rate Contract (if any), the Assignment of Contracts, or the Recourse Guaranty expressly require that such action be taken or not taken by the Administrative Agent with the consent or upon the authorization of the Required Lenders or such other group of Lenders, in which case such action will be taken or not taken as directed by the Required Lenders or such other group of Lenders or Lenders).

8.6                                 Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that none of the Administrative Agent, the other Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the other Agents hereinafter taken, including any review of the affairs of the Borrower Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent or the other Agents to any Lender.  Each Lender represents to the Administrative Agent and the other Agents that it has, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties and made its own decision to make its loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent and the other Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower Parties which may come into the possession of the Administrative Agent or any other Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7                                 Indemnification.  The Lenders agree to indemnify the Administrative Agent and the other Agents in their respective capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or the other Agents in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent or the other Agents under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent’s gross negligence or willful misconduct, respectively.  The provisions of this Section 8.7 shall survive the payment of the Obligations and the termination of this Agreement.

8.8                                 Agents in Their Individual Capacity.  The Administrative Agent, the other Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with any of the Borrower Parties or any of their respective Subsidiary Entities and Affiliates as though the Administrative Agent and the other Agents were not, respectively, the Administrative Agent, the Joint Lead Arranger or an Agent hereunder.  With respect to such loans made or renewed by them and any Note issued to them, the Administrative Agent and the other Agents shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, the Joint Lead Arranger or an Agent, respectively, and the terms “Lender” and “Lenders” shall include the Administrative Agent, the Joint Lead Arrangers and each other Agent in its individual capacity.

8.9                                 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent under the Loan Documents upon thirty (30) days’ notice to the Lenders.  If the Administrative Agent shall resign, then the Lenders (other than the Lender resigning as Administrative Agent) shall (with, so long as there shall not exist and be continuing an Event of Default, the consent of the Borrower, such consent not to be unreasonably withheld or delayed) appoint a successor agent or, if the Lenders are unable to agree on the appointment of a successor agent, the Administrative Agent shall appoint a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

8.10                           Limitations on Agents Liability.  The Lead Arranger, in such capacity, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents.

8.11                           Collateral.  Each Secured Party, by its acceptance of the benefits of the Loan Documents, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Administrative Agent for the benefit of Secured Parties in accordance with the terms of this Agreement, the Collateral Documents and the other Loan Documents.

ARTICLE IX
EXCULPATION

9.1                                 Exculpated Parties.  Except as set forth in this Article IX and Article XI hereof, no personal liability shall be asserted, sought or obtained by Administrative Agent or any Lender or enforceable against (i) any Affiliate of Borrower, (ii) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower or (iii) any direct or indirect partner, member, principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (i) and (ii) above (collectively, the “Exculpated Parties”) and none of the Exculpated Parties shall have any personal liability (whether by suit, deficiency judgment or otherwise) in respect of the Obligations, this Agreement, the Collateral Documents, the Note, the Mortgaged Property or any other Loan Document, or the making, issuance or transfer thereof, all such liability, if any, being expressly waived by Administrative Agent and the Lenders.  The foregoing limitation shall not in any way limit or affect Administrative Agent’s or any Lender’s right to any of the following and neither Administrative Agent nor any Lender shall be deemed to have waived any of the following:

(a)                                              Full recourse against Borrower;

(b)                                             Foreclosure or enforcement of the Lien of this Agreement, the Security Instruments and the other Collateral Documents in accordance with the terms and provisions set forth herein, in the Security Instruments and the other Collateral Documents;

(c)                                              Action against any other security at any time given to secure the payment of the Notes and the other Obligations;

(d)                                             Exercise of any other remedy set forth in this Agreement or in any other Loan Document which is not inconsistent with the terms of this Article IX;

(e)                                              Any right which Administrative Agent or the Lenders may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations secured by this Agreement and the Collateral Documents or to require that all Collateral shall continue to secure all of the Obligations owing to Lenders in accordance with the Loan Documents; or

(f)                                                The liability of any given Exculpated Party with respect to any separate written guaranty, instrument or agreement given by any such Exculpated Party in connection with the Loans, including, without limitation, the Payment Guaranty, the Recourse Guaranty, the Security Instruments, the Security Agreement, the Control Agreements and the Pledge Agreement.

9.2                                 Carveouts From Non-Recourse Limitations.  Notwithstanding the foregoing or anything in this Agreement or any of the Loan Documents to the contrary, there shall at no time be any limitation on Borrower’s or any Recourse Guarantor’s liability for the payment, in accordance with the terms of this Agreement, the Note, the Collateral Documents and the other Loan Documents and the Specified Interest Rate Contracts, to Administrative Agent and the Secured Parties of:

(a)                                              any loss, damage, cost or expense incurred or suffered by the Secured Parties by reason of (i) any termination, cancellation, rejection, surrender, amendment, modification or subordination of the Ground Lease (or any portion thereof) or the Option Agreement, in each instance without Administrative Agent’s prior consent, or (ii) any breach of the representations set forth in Sections 4.29 or 4.31 or any covenant set forth in Sections 5.18 or 5.20 (provided that the provisions of this Section 9.2(a) shall exclude, and Recourse Guarantor shall not have any liability for, any loss, damage, cost or expense incurred or suffered by the Secured Parties solely by reason of (A) any accelerated rent or damages payable to the Ground Lease Fee Owner by reason of a default under any Ground Lease, or (B) Borrower’s or Leasehold Holder’s failure to pay the purchase option price payable in connection with the exercise of any Ground Lease Parcel Purchase Option or the purchase of any Option Parcels pursuant to the Option Agreement);

(b)                                             any loss, damage, cost or expense incurred by or on behalf of the Secured Parties by reason of the fraudulent acts of any Loan Party or any Affiliate thereof;

(c)                                              Proceeds which a Loan Party or any Affiliate thereof has received and to which Administrative Agent and/or the Secured Parties are entitled pursuant to the terms of this Agreement or any of the Loan Documents or the Specified Interest Rate Contracts to the extent the same have not been applied toward payment of the Obligations, or used for the repair or replacement of the Mortgaged Property in accordance with the provisions of this Agreement;

(d)                                             all loss, damage, cost or expense as incurred by Administrative Agent and/or the Secured Parties and arising from any intentional misrepresentation of any Loan Party or any Affiliate thereof;

(e)                                              any misappropriation of Rents or other funds relating to the Mortgaged Properties by any Loan Party or any of their Affiliates;

(f)                                    any loss, damage, cost or expense incurred by or on behalf of the Secured Parties by reason of all or any part of the Mortgaged Property, the Collateral or the Rate Contract Collateral being encumbered by a Lien or Transferred by reason of the acts of any Loan Party or any Affiliate thereof from and after the Effective Date (other than this Agreement and the Collateral Documents) in violation of the Loan Documents;

(g)                                 after the occurrence and during the continuance of an Event of Default, any rents, issues, profits and/or income from the Mortgaged Property collected by Borrower, the Leasehold Holder or any Affiliate thereof (other than rent paid directly to Administrative Agent pursuant to any notice of direction delivered to tenants of the Mortgaged Property) and not applied to payment of the Obligations or used to pay normal and verifiable operating expenses of the Mortgaged Property or otherwise applied in a manner permitted under the Loan Documents;

(h)                                 any loss, damage, cost or expense incurred by or on behalf of the Secured Parties by reason of physical damage to the Mortgaged Property from intentional waste or other willful destruction committed by Borrower, the Leasehold Holder or any Affiliate thereof;

(i)                                     intentionally omitted;

(j)                                     any loss, damage, cost or expense incurred by or on behalf of the Secured Parties by reason of any breach of a representation set forth in Section 4.23 or any covenant set forth in Section 5.13;

(k)                                  all of the Obligations in the event of: (i) any Borrower Party filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (ii) any Borrower Party filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited, or colluding with (or any of such Borrower Party’s Affiliates colluding with) petitioning creditors to file any such involuntary petition from any Person; (iii) any Borrower Party consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for any Borrower Party or any portion of the Collateral; (iv) any Borrower Party making an assignment for the benefit of creditors, or admitting in writing in any legal proceeding described in (k)(i) through (k)(iv) that it is insolvent;

(l)                                     any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Administrative Agent and/or the Secured Parties, in the event (and arising out of such circumstances) that Borrower, Leasehold Holder or Holdco should raise any defense, counterclaim and/or allegation in any foreclosure action by Administrative Agent relative to the Collateral or the Rate Contract Collateral or any part thereof which is found by a court to have been raised by such Loan Party in bad faith or to be without basis in fact or law; or

(m)                               reasonable attorney’s fees and expenses actually incurred by Administrative Agent and/or the Secured Parties in connection with any successful suit or other action filed or commenced on account of any of the foregoing clauses (a) through (l).

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1                           No Assignment by Borrower.  None of the Borrower Parties may assign its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Administrative Agent and one hundred percent (100%) of the Lenders.  Subject to the foregoing, all provisions contained in this Agreement and the other Loan Documents and in any document or agreement referred to herein or therein or relating hereto or thereto shall inure to the benefit of the Administrative Agent and each Lender, their respective successors and assigns, and shall be binding upon each of the Borrower Parties and such Person’s successors and assigns.

10.2                           Modification.

(1)                                  Neither this Agreement nor any other Loan Document may be Modified or waived unless such Modification or waiver is in writing and signed by the Administrative Agent and the Borrower and, except for the Modifications and waivers requiring consent of one hundred percent (100%) of the Lenders referred to below, the Required Lenders, and, with respect to Modifications and waivers that would have the effect of altering the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Specified Interest Rate Contracts or the definition of “Interest Rate Contract,” “Obligations,” “Secured Party” or “Specified Interest Rate Contract,” in each case in a manner adverse to any Counterparty to a Specified Interest Rate Contracts with Obligations then outstanding without the written consent of any such Counterparty.  No such Modification or waiver shall, without the prior written consent of one hundred percent (100%) of the Lenders:  (i) reduce the principal of, or rate of interest on, the Loans or fees payable to the Lenders hereunder, (ii) except as expressly contemplated by Section 10.8 below, modify the Pro Rata Share of any Lender, (iii) Modify the definition of “Required Lenders,” (iv) extend or waive any scheduled payment date for any principal, interest or fees, (v) release the Recourse Guarantor from its obligations under the Recourse Guaranty, release any Payment Guarantor from its obligations under the Payment Guaranty, release Borrower from its obligation to repay the Loans, release Pledgor under the Pledge Agreement or release any portion of the Collateral pledged under the Pledge Agreement, (vi) Modify this Section 10.2, or (vii) Modify any provision of the Loan Documents which by its terms requires the consent or approval of one hundred percent (100%) of the Lenders.

(2)                                  It is expressly agreed and understood that the election by the Required Lenders to accelerate amounts outstanding hereunder and/or to terminate the obligation of the Lenders to make Loans hereunder shall not constitute a Modification or waiver of any term or provision of this Agreement or any other Loan Document.  No Modification of any provision of the Loan Documents relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

10.3                           Cumulative Rights; No Waiver.  The rights, powers and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and in addition to all rights, power and remedies provided under any and all agreements among the Borrower Parties, the Administrative Agent and the Lenders relating hereto, at law, in equity or otherwise.  Any delay or failure by Administrative Agent and the Lenders to exercise any right, power or remedy shall not constitute a waiver thereof by the Administrative Agent or the Lenders, and no single or partial exercise by the Administrative Agent or the Lenders of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

10.4                           Entire Agreement.  This Agreement, the other Loan Documents and the schedules, appendices, documents and agreements referred to herein and therein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

10.5                           Survival.  All representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents on the part of the Borrower Parties shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

10.6                           Notices.  All notices given by any party to the others under this Agreement and the other Loan Documents shall be in writing unless otherwise provided for herein, and any such notice shall become effective (1) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (2) three (3) Business Days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (3) in the case of notice by a telecommunications device, when properly transmitted, in each case addressed to the party at the address set forth on Schedule 10.6 attached hereto.  Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein.

10.7                           Governing Law.  This Agreement and the other Loan Documents, except as otherwise expressly provided therein, shall be governed by and construed in accordance with the laws of the State of New York, including General Obligations Law 5-1401, but otherwise without giving effect to its choice of law rules.

10.8                           Assignments, Participations, Syndication, Etc.

(1)                                  With the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed, and, provided there is no Potential Default or Event of Default then continuing, with prior notice to Borrower, any Lender may at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) (each an “Assignee”) all or any part of such Lender’s Pro Rata Share of the Loans and the other Obligations held by such Lender hereunder, in a minimum amount of $1,000,000, which minimum amount may be an aggregated amount in the event of simultaneous assignments to or by two or more funds under common management (or if such Lender’s Pro Rata Share of the Loans is less than $1,000,000, one hundred percent (100%) thereof); provided, however, that the Borrower and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance Agreement, (iii) the assignment shall have been recorded in the Register, and (iv) the Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500.

(2)                                  The Agent shall, on behalf of the Borrower, maintain a copy of each Assignment and Acceptance Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Lender and the Administrative Agent shall treat each Person whose name is recorded in the Register as the owner of the Loans for all purposes of this Agreement.  Upon request from Borrower, the Administrative Agent shall provide a copy of the Register to Borrower.  From and after the date that the Administrative Agent notifies the assignor Lender and the Borrower that it has received an executed Assignment and Acceptance Agreement and payment of the above-referenced processing fee, and the assignment has been recorded in the Register:  (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Documents (but shall be entitled to indemnification as otherwise provided in this Agreement with respect to any events occurring prior to the assignment) and (iii) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Pro Rata Shares resulting therefrom.

(3)                                  Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance Agreement and payment of the processing fee (which notice shall also be sent by the Administrative Agent to each Lender), the Borrower shall, if requested by the Assignee, execute and deliver to the Administrative Agent, a new Note evidencing such Assignee’s Pro Rata Share of the Loans.

(4)                                  Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in the Loans and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, and (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents.  In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.10, 2.11, and 2.14 (and subject to the burdens of Sections 2.11, 2.12 and 10.8 above) as though it were also a Lender thereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and Section 10.10 of this Agreement shall apply to such Participant as if it were a Lender party hereto.

(5)                                  Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of its Pro Rata Share of the Loans held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender, provided that any payment in respect of such assigned Pro Rata Share of the Loans made by the Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned Pro Rata Share of the Loans to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder.  Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the sums owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.8, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

10.9                           Counterparts.  This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

10.10                     Sharing of Payments.  If any Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender’s Pro Rata Share thereof, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  Each Lender is hereby authorized by the Borrower to exercise any and all rights of setoff, counterclaim or bankers’ lien against the full amount of the Obligations, whether or not held by such Lender.  Each Lender hereby agrees to exercise any such rights first against the Obligations and only then to any other Indebtedness of the Borrower to such Lender.

10.11                     Confidentiality.  Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by any of the Borrower Parties or by the Administrative Agent on the Borrower Parties’ behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information: (1) was or becomes generally available to the public other than as a result of a disclosure by any Lender or any prospective Lender, or (2) was or becomes available from a source other than the Borrower Parties not known to the Lenders to be in breach of an obligation of confidentiality to the Borrower Parties in the disclosure of such information.  Nothing contained herein shall restrict any Lender from disclosing such information (r) to any pledgee to whom such Lender pledges or assigns a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure the obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, (s) to any rating agency when required by it (it being understood that prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any such information relating to the Loan Parties received by it from such Lender), (t) pursuant to any requirement of any Governmental Authority; (u) pursuant to subpoena or other court process; (v) when required to do so in accordance with the provisions of any applicable Requirement of Law; (w) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (x) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (y) to such Lender’s independent auditors and other professional advisors; and (z) to any Participant or Assignee and to any prospective Participant or Assignee, and to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor provided that each Participant and Assignee or prospective Participant or Assignee, and each contractual counterparty or professional advisor to such contractual counterparty, first agrees to be bound by the provisions of this Section 10.11.

10.12                     Consent to Jurisdiction.  (1) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH AGREE THAT SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS MAY BE MADE BY ANY MEANS PERMITTED BY NEW YORK LAW.

(2)  NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 10.12, NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AGAINST THE BORROWER OR ANY OF ITS PROPERTY IN THE COURTS OF ANY JURISDICTION.

10.13                     Waiver of Jury Trial.  EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS WAIVE ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, EACH OF SUCH PARTIES FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS,

SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

10.14                     Indemnity.  Whether or not the transactions contemplated hereby are consummated, the Loan Parties shall indemnify and hold the Administrative Agent, the other Agents, the Joint Lead Arrangers, and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Loan Parties shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person.  Without limiting the foregoing, the Loan Parties shall pay all reasonable out-of-pocket expenses (including reasonable fees and disbursements of outside counsel) (1) of the Administrative Agent and the Syndication Agent incident to the preparation, negotiation and administration and performance of the Loan Documents, including any proposed Modifications or waivers with respect thereto, the due diligence review undertaken in connection therewith, and the syndication of the Loans (but such expenses shall not include any fees paid to the syndicate members), and the preservation and protection of the rights of the Secured Parties and the Administrative Agent under the Loan Documents (including expenses incurred in creating and perfecting the Lien in favor of the Administrative Agent pursuant to this Agreement and the other Loan Documents), and (2) of the Administrative Agent and each of the Lenders incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving any Borrower Party or a “workout” of the Obligations.  The agreements in this Section 10.14 shall survive payment of all other Obligations.

10.15                     Telephonic Instruction.  Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone is solely for the convenience and at the request of the Borrower.  The Administrative Agent and the Lenders shall be entitled to reasonably rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic notice.  The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic notice.

10.16                     Marshalling; Payments Set Aside.  Neither the Administrative Agent nor the Lenders shall be under any obligation to marshal any assets in favor of any of the Borrower Parties or any other Person or against or in payment of any or all of the Obligations.  To the extent that any of the Borrower Parties makes a payment or payments to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then (1) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (2) each Lender severally agrees to pay to the Administrative Agent upon demand its ratable share of the total amount so recovered from or repaid by the Administrative Agent.

10.17                     Set-off.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, Leasehold Holder or Holdco, any such notice being waived by the Borrower and Leasehold Holder and Holdco to the fullest extent permitted by law, to set off and apply in favor of the Lenders any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of the Borrower, Leasehold Holder and Holdco against any and all Obligations owing to the Lenders, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to (1) notify the Loan Parties and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application and (2) pay such amounts that are set-off to the Administrative Agent for the ratable benefit of the Lenders.

10.18                     Severability.  The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

10.19                     No Third Parties Benefited.  This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower Parties, the Lenders, the Joint Lead Arrangers, and the Agents, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

10.20                     Time.  Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

10.21                     Reinstatement.  This Agreement and the security interests created herein shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations hereunder, or any part thereof, is, pursuant to bankruptcy, insolvency or other applicable laws, rescinded or reduced in amount, or must otherwise be restored or returned by Administrative Agent or any Lender.  In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such Obligations and the security interests created herein shall continue to be effective or be reinstated (except to the extent the related Collateral has been sold to a bona fide purchaser for value) and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

10.22                     Rights Under Specified Interest Rate Contracts.  Neither the Loan Documents nor any Specified Interest Rate Contracts will create (or be deemed to create) in favor of any counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of the Borrower under the Loan Documents.

10.23                     Reaffirmation, Waiver of Offsets, Counterclaims and Defenses.

(1)                                  Borrower hereby acknowledges and agrees that all terms, covenants, conditions and provisions of the Loan Documents continue in full force and effect and remain unaffected and unchanged, except to the extent expressly set forth in this Agreement and in the amendments and/or restatements of Loan Documents and additional Loan Documents entered into by Secured Parties, Borrower and the other parties thereto as of the Effective Date.  Neither this Agreement nor the amendments and/or restatements of Loan Documents and additional Loan Documents entered into as of the Effective Date, nor the execution and delivery of thereof by Secured Parties, Borrower and the other parties thereto shall constitute a novation, renewal release, waiver, discharge or relinquishment of, and shall not affect, the liens, security interests and rights, remedies and interests under, the Loans or any Obligations or any of the Loan Documents, all of which are hereby ratified, confirmed and reaffirmed in all respects.

(2)                                  Borrower hereby represents, warrants, covenants, acknowledges and agrees that Borrower’s obligations to the Secured Parties under this Agreement and the other Loan Documents are valid and enforceable, and Borrower has no, and expressly waives any and all, defenses, offsets, counterclaims, cross-claims, causes of action, demands or other adverse claims of any kind whatsoever, including without limitation, any usury or lender liability claims or defenses, against the Secured parties or any Secured Parties’ respective past, present and/or future parent, subsidiary and affiliated entities or any of their respective past and present officers, directors, shareholders, partners, limited partners, members, representatives, principals, owners, affiliates, participants, attorneys, accountants, agents or employees, or their successors, heirs and assigns (collectively, “Lender Parties”), arising out of or relating to the Loans, this Agreement, any other Loan Documents, any Collateral, or with respect to the payment and performance of the Loans and other Obligations represented by this Agreement and the other Loan Documents, or arising out of or relating to any past, present or future relationship between or among Secured Parties or any of the Lender Parties and any Borrower Party or any Affiliates thereof, or arising out of or relating to any actual or alleged acts, transactions or omissions on the part of Secured Parties or any of the Lender Parties.

(3)                                  Any assignee of any Secured Party’s interest in and to this Agreement, the

Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

ARTICLE XI
PAYMENT GUARANTY

11.1                           Payment Guaranty.  In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to maintain credit hereunder, and in recognition of the direct benefits to be received by Payment Guarantor from the restructuring of the Existing Loans pursuant to the terms of this Agreement and the other Loan Documents, Payment Guarantor hereby agree with the Secured Parties as follows:  Payment Guarantor hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Borrower to the Secured Parties.  If any or all of the Guaranteed Obligations of the Borrower to the Secured Parties becomes due and payable hereunder, Payment Guarantor, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Secured Parties, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Secured Parties in collecting any of the Guaranteed Obligations.  If claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event Payment Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Payment Guarantor, notwithstanding any revocation of this Payment Guaranty or other instrument evidencing any liability of the Borrower, and Payment Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee. Should, contrary to the intent of the parties that this Agreement be governed by the laws of the State of New York, it be determined that Payment Guarantor is entitled to the benefits of NRS 40.430, to the fullest extent permitted by applicable law, including NRS 40.495, Payment Guarantor hereby waives the same.

11.2                           Bankruptcy.  Additionally, Payment Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Secured Parties whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(6), and irrevocably and unconditionally promises to pay such indebtedness to the Secured Parties, or order, on demand, in lawful money of the United States.

11.3                           Nature of Liability. The liability of Payment Guarantor hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of Payment Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Secured Party on the Guaranteed Obligations which any such Secured Party repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Payment Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Secured Parties as contemplated in Section 11.5, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

11.4                           Independent Obligation.  The obligations of Payment Guarantor hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against Payment Guarantor whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. Payment Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Payment Guarantor.

11.5                           Authorization. Payment Guarantor authorizes the Secured Parties without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(1)                                  change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Payment Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(2)                                  take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(3)                                  exercise or refrain from exercising any rights against the Borrower, any other Borrower Party or others or otherwise act or refrain from acting;

(4)                                  release or substitute any one or more endorsers, guarantors, the Borrower, other Borrower Parties or other obligors;

(5)                                  settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Secured Parties;

(6)                                  apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Secured Parties regardless of what liability or liabilities of the Borrower remain unpaid;

(7)                                  consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Loan Document or any of such other instruments or agreements; and/or

(8)                                  take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Payment Guarantor from its liabilities under this Payment Guaranty.

11.6                           Reliance. It is not necessary for any Secured Party to inquire into the capacity or powers of Payment Guarantor or any of its Subsidiaries or the officers, directors, managers, managing members, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

11.7                           Subordination. Any indebtedness of the Borrower now or hereafter owing to Payment Guarantor is hereby subordinated to the Guaranteed Obligations owing to the Secured Parties; and at a time when an Event of Default exists, all such indebtedness of the Borrower to Payment Guarantor shall be collected, enforced and received by Payment Guarantor for the benefit of the Secured Parties and if the Administrative Agent so requests be paid over to the Administrative Agent on behalf of the Secured Parties on account of the Guaranteed Obligations to the Secured Parties, but without affecting or impairing in any manner the liability of Payment Guarantor under the other provisions of this Payment Guaranty.  Prior to the transfer by Payment Guarantor of any note or negotiable instrument evidencing any such indebtedness of the Borrower to Payment Guarantor, Payment Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, Payment Guarantor hereby agrees with the Secured Parties that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Payment Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

11.8                           Waiver. (a)  Payment Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require any Secured Party to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Secured Party’s power whatsoever.  Payment Guarantor waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the Borrower, Payment Guarantor, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment of the Guaranteed Obligations to the extent of such payment.  The Secured Parties may, at their election, foreclose on any security held by the Administrative Agent or any other Secured Party by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Parties may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Payment Guarantor hereunder except to the extent the Guaranteed Obligations have been paid.  Payment Guarantor waives any defense arising out of any such election by the Secured Parties, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Payment Guarantor against the Borrower or any other party or any security.

(b)                                 Payment Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Payment Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  Payment Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Payment Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Secured Parties shall have any duty to advise Payment Guarantor of information known to them regarding such circumstances or risks.

(c)                                  Until such time as the Guaranteed Obligations have been paid in full in cash, Payment Guarantor hereby defers the enforcement of all rights of subrogation which it may at any time otherwise have as a result of this Payment Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Secured Parties against the Borrower or any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrower or any other guarantor which it may at any time otherwise have as a result of this Payment Guaranty.

(d)                                 PAYMENT GUARANTOR HEREBY WAIVES THE PROVISIONS OF NEVADA REVISED STATUTES SECTION 40.430 PURSUANT TO NEVADA REVISED STATUTES SECTION 40.495, AND BY THIS WAIVER PAYMENT GUARANTOR ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND/OR ANY OTHER SECURED PARTY MAY, BY A LAWSUIT AGAINST PAYMENT GUARANTOR, BRING AN ACTION FOR THE ENFORCEMENT OF THIS PAYMENT GUARANTY SEPARATELY AND INDEPENDENTLY FROM (I) ANY ACTION AGAINST THE BORROWER UNDER THE NOTE OR OTHER LOAN DOCUMENTS, (II) THE EXERCISE OF ANY POWER OF SALE UNDER ANY SECURITY INSTRUMENT, (III) ANY OTHER ACTION TO FORECLOSE UPON REAL PROPERTY OR OTHERWISE ENFORCE ANY SECURITY INSTRUMENT BY THE SALE OF ANY COLLATERAL, AND (IV) ANY OTHER PROCEEDINGS AGAINST THE BORROWER, AND WITHOUT ANY OBLIGATION TO FIRST PURSUE ANY SUCH OTHER RIGHTS OR REMEDIES OF THE

ADMINISTRATIVE AGENT AND/OR THE LENDERS BEFORE PURSUING AN ACTION TO ENFORCE THIS PAYMENT GUARANTY AGAINST PAYMENT GUARANTOR.  PAYMENT GUARANTOR REPRESENTS, WARRANTS AND ACKNOWLEDGES TO THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES THAT IT UNDERSTANDS THE FOREGOING WAIVER AND THAT IT HAS MADE THE FOREGOING WAIVER KNOWINGLY AND VOLUNTARILY, WITHOUT DURESS, AND UPON CONSULTATION WITH AND UPON THE ADVICE OF ITS OWN LEGAL COUNSEL.

(e)                                  Payment Guarantor warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

11.9                           Payments. All payments made by Payment Guarantor pursuant to this Article XI shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Section 2.4.

11.10                     Joint and Several Obligations.  The Loan Parties are jointly and severally liable for all obligations arising hereunder.  Any one of Borrower or any Payment Guarantor or any other party liable upon or in respect of this Payment Guaranty or the Loan may be released without affecting the liability of any party not so released.  If Payment Guarantor consists of more than one Person, the obligations and liabilities of each Person shall be joint and several.

11.11                     Maximum Liability.  It is the desire and intent of Payment Guarantor and the Secured Parties that this Payment Guaranty shall be enforced against Payment Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If, however, and to the extent that, the obligations of Payment Guarantor under this Payment Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Payment Guarantor’s obligations under this Payment Guaranty shall be deemed to be reduced and Payment Guarantor shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

[SIGNATURE PAGES FOLLOWING]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

CV PROPCO, LLC, a Nevada limited liability
company

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Senior Vice President

LEASEHOLD HOLDER:

NP TROPICANA LLC, a Nevada limited
liability company

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Senior Vice President

HOLDCO:

NP LANDCO HOLDCO LLC, a Nevada
limited liability company

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Senior Vice President

[A/R Credit Agreement ]

LENDERS AND AGENTS:

DEUTSCHE BANK AG CAYMAN ISLANDS
BRANCH, as Administrative Agent and a
Lender

By:	/s/ John K. Beacham
Name:	John K. Beacham
Title:	Director

By:	/s/ Robert W. Pettinato
Name:	Robert W. Pettinato
Title:	Managing Director

[A/R Credit Agreement ]

JPMORGAN CHASE BANK, N.A., as
Syndication Agent and a Lender

By:	/s/ Charles O. Freedgood
Name:	Charles O. Freedgood
Title:	Managing Director

[A/R Credit Agreement ]